   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999



                                                      REGISTRATION NO. 333-84191

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ACME COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4833                          33-0866283
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

 2101 E. FOURTH STREET, SUITE 202, SANTA ANA, CALIFORNIA 92705, (714) 245-9499
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMIE KELLNER
                            CHIEF EXECUTIVE OFFICER
                           ACME COMMUNICATIONS, INC.

                        2101 E. FOURTH STREET, SUITE 202

                          SANTA ANA, CALIFORNIA 92705
                                 (714) 245-9499
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

             DAVID A. KRINSKY, ESQ.                            ALVIN G. SEGEL, ESQ.
            ALLISON M. KELLER, ESQ.                            IAN C. WIENER, ESQ.
             O'MELVENY & MYERS LLP                             IRELL & MANELLA LLP
      610 NEWPORT CENTER DRIVE, SUITE 1700             1800 AVENUE OF THE STARS, SUITE 900
      NEWPORT BEACH, CALIFORNIA 92660-6429              LOS ANGELES, CALIFORNIA 90067-4276
                 (949) 760-9600                                   (310) 277-1010

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED MAXIMUM
TITLE OF EACH                                              PROPOSED MAXIMUM         AGGREGATE
CLASS OF SECURITIES                       AMOUNT TO         OFFERING PRICE          OFFERING             AMOUNT OF
TO BE REGISTERED                        BE REGISTERED          PER UNIT            PRICE(1)(2)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock,
  $0.01 par value..................       5,750,000             $21.00            $120,750,000           $1,599(3)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


(1) Includes shares subject to the underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).


(3) Previously paid $31,970. Total registration fee equals $33,569.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This registration statement contains a prospectus relating to a public offering in the United States and Canada and a separate international offering (excluding Canada). We are selling a total of 5,000,000 shares of common stock, 4,250,000 in the United States and Canada and 750,000 internationally. In addition, the selling stockholders have granted the underwriters an option to purchase a combined 750,000 additional shares of common stock to cover any over-allotments. Immediately following this explanatory note is the complete prospectus for the United States and Canada offering. After such prospectus are the following alternate pages for the international offering: a front cover page, an "Underwriting" section, the last page and a back cover page. Each alternate page for the international offering included herein is labeled "Alternate Page For International Prospectus." All other pages of the prospectus are the same for both offerings.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


Subject to Completion, Dated September 10, 1999


                           [ACME Communications Logo]
--------------------------------------------------------------------------------

ACME Communications, Inc.

5,000,000 Shares

Common Stock
--------------------------------------------------------------------------------


This is an initial public offering of common stock of ACME Communications, Inc. We anticipate that the initial public offering price will be between $19.00 and $21.00 per share.



The U.S. underwriters are offering 4,250,000 shares in the United States and Canada and the international underwriters are offering 750,000 shares outside the United States and Canada.



We have applied to list our common stock on the Nasdaq National Market under the symbol "ACME."



Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   PER SHARE             TOTAL
                                                                   ---------             -----
  PUBLIC OFFERING PRICE                                         $                   $
  UNDERWRITING DISCOUNTS AND COMMISSIONS                        $                   $
  PROCEEDS, BEFORE EXPENSES, TO ACME                            $                   $


The selling stockholders have granted the underwriters the right to purchase up to an additional 750,000 shares at the public offering price within 30 days from the date of this prospectus to cover over-allotments.



Deutsche Banc Alex. Brown

                   Merrill Lynch & Co.
                                     Morgan Stanley Dean Witter
                                                  CIBC World Markets

The date of this Prospectus is             , 1999.

INSIDE FRONT COVER

[ACME COMMUNICATIONS LOGO]


[COLLAGE OF ACTORS ON THE WB NETWORK AND SYNDICATED PROGRAMS]


FRONT GATEFOLD

[A MAP OF THE UNITED STATES IDENTIFYING THE LOCATION OF EACH OF OUR STATIONS AND THE CALL LETTERS AND CHANNEL OF EACH OF OUR STATIONS]

                               PROSPECTUS SUMMARY



     You should read the following summary together with the more detailed information regarding our company and the common stock we are selling in this offering, including the risk factors and our financial statements and related notes, included elsewhere in this prospectus.



                                  THE COMPANY



     We currently own and operate nine broadcast television stations in medium-sized markets across the United States. Each of our stations is a network affiliate of The WB Television Network, making us the third largest WB Network affiliated station group in the country. Our television stations broadcast in markets that cover in aggregate approximately 5.4% of the total U.S. television households. Jamie Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Mr. Kellner and our other founders formed our company to capitalize on the opportunity to affiliate with The WB Network, the fastest growing English-language broadcast television network in the country.



     Since our formation in 1997, we have focused primarily on acquiring independently-owned stations, under-performing stations and construction permits for new stations in markets that we believe have the growth potential and demographic profile to support the successful launch of a new WB Network affiliate. We believe that medium-sized markets provide advantages such as fewer competitors and lower operating costs compared to large markets. Because many of our stations are newly launched, we have experienced losses of $28.4 million for the six months ended June 30, 1999 as compared to an $11.3 million loss for the six months ended June 30, 1998. However, we have experienced significant revenue and broadcast cash flow growth and anticipate further growth. For the six months ended June 30, 1999, we generated $26.6 million in revenues and $6.5 million in broadcast cash flow, representing an increase of 37.8% in revenues and 47.0% in broadcast cash flow over the six months ended June 30, 1998.


     Like The WB Network, we target our programming to younger audiences, in particular, young adults, teens and kids. We believe that these younger audiences are a growing and increasingly important demographic target for advertisers, and that our affiliation with The WB Network affords us a significant competitive advantage over other network affiliated television broadcasters in attracting these younger audiences. Since its launch in 1995, The WB Network is the only English-language broadcast network in the United States to increase its audience share in these key target demographic groups. To build and retain our audience share during non-network hours, we also acquire the broadcast rights to popular syndicated programming that we believe complements The WB Network programming. In addition, we broadcast local programming such as news in St. Louis, local weather updates and local and regional sports programming in selected markets. We believe this programming enhances our ability to sell advertising time to local and regional advertisers and increases audience awareness of our newly launched stations.


     The WB Network was created by Time Warner, Inc., Tribune Broadcasting and Mr. Kellner as a new broadcast television network in 1995. The WB Network is a more demographically focused network than ABC, CBS, NBC and Fox. Over the last five years, The WB Network increased its ratings and its audience share for young adults from a three share to a six share and teens from a six share to a 14 share. The WB Network's success is due in large part to its ability to provide popular, targeted prime time programming each season such as 7th Heaven, Dawson's Creek, Buffy the Vampire Slayer, Felicity and Charmed. In addition to its prime time programming, The WB Network provides popular animated weekday and Saturday morning programming through Kids' WB!. Programming on Kids' WB! includes the number one rated kids show, Pokemon, as well as Batman Beyond and Animaniacs. Mr. Kellner believes that the future of broadcast television, much like radio, requires that programming be targeted more directly to specific audiences rather than attempting to appeal to all demographic groups.



     The principal components of our business and growth strategy are:



     - maximizing growth opportunities created by our WB Network affiliation;



     - capitalizing on the strengths of our senior management team;



     - acquiring rights to popular and proven syndicated programming;



     - focusing on sales;



     - selectively and opportunistically expanding in medium-sized markets;



     - attracting a young and growing audience; and



     - leveraging on significant economic and operating efficiencies.

                                THE OFFERING(1)


COMMON STOCK OFFERED BY ACME



  UNITED STATES AND CANADA......     4,250,000 shares



  OUTSIDE UNITED STATES AND
    CANADA......................       750,000 shares



  TOTAL.........................     5,000,000 shares



COMMON STOCK TO BE
  OUTSTANDING AFTER
  THE OFFERING(2)...............    16,750,000 shares



USE OF PROCEEDS.................    We intend to use the net proceeds of this
                                    offering to:


                                     - repay all indebtedness under our
                                       revolving credit facility;


                                     - fund the acquisition of KASY;


                                     - repay debt incurred in connection with
                                       the acquisition of WBDT, WIWB and WBUI;
                                       and


                                     - provide funds for general corporate
                                       purposes, including working capital and
                                       future acquisitions.



RISK FACTORS....................    See "Risk Factors" beginning on page 9 for a
                                    discussion of factors you should carefully consider before deciding to invest in our common stock.


PROPOSED NASDAQ NATIONAL MARKET
  SYMBOL........................    "ACME"
-------------------------

(1) Does not include 750,000 shares of common stock subject to a 30-day over-allotment option granted to the underwriters by the selling stockholders.



(2) Based on the number of shares that will be outstanding after our reorganization. Excludes approximately 4,200,000 shares of common stock reserved for issuance pursuant to our 1999 Stock Incentive Plan, 2,783,341 of which are subject to options that will be outstanding before the consummation of this offering.


     Our principal executive offices are located at 2101 E. Fourth Street, Suite 202, Santa Ana, California 92705. Our telephone number is (714) 245-9499.

             OUR SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA



     The following table summarizes our historical and pro forma financial data. The pro forma financial data gives effect to the acquisition of Koplar Communications, Inc. and the reorganization of our business from a limited liability company into a C corporation, as if the acquisition and reorganization had occurred at the beginning of each period indicated. The data presented in this table are derived from the "Selected Consolidated and Pro Forma Financial Data" and the financial statements and notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.



                                                                                                 PRO FORMA
                                                                                                   ACME
                                                         PRO FORMA                            COMMUNICATIONS,
                                  ACME TELEVISION          ACME           ACME TELEVISION         INC.(1)
                                   HOLDINGS, LLC      COMMUNICATIONS,      HOLDINGS, LLC      ---------------
                                -------------------       INC.(1)       -------------------
                                    YEARS ENDED       ---------------    SIX MONTHS ENDED       SIX MONTHS
                                   DECEMBER 31,         YEAR ENDED           JUNE 30,              ENDED
                                -------------------    DECEMBER 31,     -------------------      JUNE 30,
                                  1997       1998          1998           1998       1999          1999
                                --------   --------   ---------------   --------   --------   ---------------
                                                        (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Net revenues..................  $ 11,347   $ 43,928     $    43,928     $ 19,327   $ 26,635     $    26,635

Operating expenses:

  Station operating
    expenses..................    10,158     32,973          32,973       15,165     19,990          19,990

  Depreciation and
    amortization..............     1,215     11,355          14,579        4,181      8,159           8,565

  Corporate...................     1,415      2,627           2,627        1,194      1,483           1,483

  Equity-based compensation...        --         --              --           --     10,700          10,700
                                --------   --------     -----------     --------   --------     -----------
Operating loss................    (1,441)    (3,027)         (6,251)      (1,213)   (13,697)        (14,103)

Other income (expenses):

  Interest income.............       287        231             231          188         27              27

  Interest expense............    (6,562)   (23,953)        (21,478)     (11,472)   (14,068)        (12,840)

  Gain on sale of asset.......        --      1,112           1,112           --         --              --

  Other.......................        --       (380)           (380)          10         --              --
                                --------   --------     -----------     --------   --------     -----------
Loss before taxes and minority
  interest....................    (7,716)   (26,017)        (26,766)     (12,487)   (27,738)        (26,916)

Income tax benefit
  (expense)...................        --      2,393          10,702          365     (2,064)         10,748
                                --------   --------     -----------     --------   --------     -----------
Loss before minority
  interest....................    (7,716)   (23,624)        (16,064)     (12,122)   (29,802)        (16,168)

Minority interest.............       237      1,684              --          868      1,403              --
                                --------   --------     -----------     --------   --------     -----------
Net loss......................  $ (7,479)  $(21,940)    $   (16,064)    $(11,254)  $(28,399)    $   (16,168)
                                ========   ========     ===========     ========   ========     ===========

Pro forma basic and diluted
  net loss per share..........       n/a        n/a     $     (1.37)         n/a        n/a     $     (1.38)

Basic and diluted weighted
  average shares
  outstanding(1)..............       n/a        n/a      11,750,000          n/a        n/a      11,750,000

BALANCE SHEET DATA:

Total assets..................  $220,475   $288,082             n/a     $290,439   $330,282     $   347,931

Long-term debt(2).............   192,452    220,256             n/a      220,074    277,426         252,670

Total members' capital........    16,306      1,413             n/a       30,838    (16,286)            n/a

Total shareholders' equity....       n/a        n/a             n/a          n/a        n/a          31,700

                                                                   ACME TELEVISION HOLDINGS, LLC
                                                           ---------------------------------------------
                                                                YEARS ENDED           SIX MONTHS ENDED
                                                               DECEMBER 31,               JUNE 30,
                                                           ---------------------    --------------------
                                                             1997         1998        1998        1999
                                                           ---------    --------    --------    --------
                                                                                        (UNAUDITED)
                                                                          (IN THOUSANDS)
SUPPLEMENTAL FINANCIAL DATA:
Broadcast cash flow and adjusted EBITDA(3):
  Operating loss.........................................  $  (1,441)   $ (3,027)   $ (1,213)   $(13,697)
  Add back:
    Equity-based compensation............................         --          --          --      10,700
    Depreciation and amortization........................      1,215      11,355       4,181       8,159
    Time brokerage fees..................................         --         228         228          --
    Amortization of program rights.......................      1,433       5,321       2,195       3,250
    Corporate expenses...................................      1,415       2,627       1,194       1,483
    Adjusted program payments(3).........................     (1,598)     (5,124)     (2,152)     (3,379)
                                                           ---------    --------    --------    --------
      Broadcast cash flow................................  $   1,024    $ 11,380    $  4,433    $  6,516
  Less:
    Corporate expenses...................................      1,415       2,627       1,194       1,483
                                                           ---------    --------    --------    --------
      Adjusted EBITDA....................................  $    (391)   $  8,753    $  3,239    $  5,033
Broadcast cash flow margin(3)............................        9.0%       25.9%       22.9%       24.5%
Adjusted EBITDA margin(3)................................        n/m        19.9%       16.8%       18.9%
Cash flows provided by (used in) operations:
  Operating activities...................................  $    (599)   $    319    $    (89)   $  3,731
  Investing activities...................................   (191,730)    (15,504)    (20,790)    (48,841)
  Financing activities...................................    201,153       7,362      13,949      45,778
Ratio of earnings to fixed charges.......................      (65.1)%     (82.5)%     (76.6)%     (21.9)%



-------------------------


(1) Reflects our acquisition of Koplar Communications, Inc. and our reorganization as explained in the pro forma financial information included elsewhere in this prospectus.



(2) Includes amounts outstanding under our bridge loan, convertible debentures, 10 7/8% senior discount notes and 12% senior secured notes.



(3) We define:



      - broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization, time brokerage fees, amortization of program rights, and corporate expenses, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with acquisitions;



      - adjusted EBITDA as broadcast cash flow less corporate expenses;



      - broadcast cash flow margin as broadcast cash flow as a percentage of net revenues; and



      - adjusted EBITDA margin as adjusted EBITDA as a percentage of net revenues.



     We have included broadcast cash flow, broadcast cash flow margin, adjusted EBITDA and adjusted EBITDA margin data because management believes that these measures are useful to an investor to evaluate our ability to service debt and to assess the earning ability of our stations' operations. However, you should not consider broadcast cash flow, broadcast cash flow margin, adjusted EBITDA and adjusted EBITDA margin in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.

             OUR PREDECESSOR'S SUMMARY CONSOLIDATED FINANCIAL DATA



     The following table summarizes the financial data of our predecessor, Channel 32, Incorporated. The data presented in this table are derived from the financial statements and notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.



                                            CHANNEL 32, INCORPORATED (PREDECESSOR)
                                   --------------------------------------------------------
                                     PERIOD FROM
                                     DECEMBER 16,                              PERIOD FROM
                                   1993 (INCEPTION)    YEARS ENDED JUNE 30,    JULY 1, 1996
                                     TO JUNE 30,       --------------------    TO JUNE 17,
                                         1994            1995        1996          1997
                                   ----------------    --------    --------    ------------
                                                        (IN THOUSANDS)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................      $     --        $   288     $ 2,729       $ 1,306
Operating expenses:
  Station operating expenses.....        17,626            896       4,736         2,364
  Depreciation and
     amortization................            --            234         542           346
                                       --------        -------     -------       -------
Operating loss...................       (17,626)          (842)     (2,549)       (1,404)
Other income (expenses):
  Interest income................            --             --          45            --
  Interest expense...............        (4,691)          (200)     (3,252)       (2,222)
  Other..........................            --             --        (259)          (10)
                                       --------        -------     -------       -------
Net loss.........................      $(22,317)       $(1,042)    $(6,015)      $(3,636)
                                       ========        =======     =======       =======

                                  RISK FACTORS



     You should carefully consider the risks described below before making a decision to buy our common stock. You should also refer to the other information in this prospectus, including our financial statements and the related notes.



WE ARE HIGHLY LEVERAGED AND OUR FUTURE CASH FLOWS MIGHT NOT BE SUFFICIENT TO MEET OUR OBLIGATIONS.



     After giving effect to this offering as if it had occurred on June 30, 1999, we had outstanding consolidated indebtedness of approximately $203.6 million and $40.0 million available under our revolving credit facility. Our highly leveraged financial position poses substantial risks to stockholders, including the risks that:


     - a substantial portion of our cash flow from operations will be required to service our indebtedness;

     - our highly leveraged position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; and


     - our highly leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.





     We cannot be sure that our future cash flow will be sufficient to meet our obligations and commitments. However, we believe that, based on our current level of operations after giving effect to the reorganization, we will have sufficient capital to carry on our business and will be able to make the scheduled interest payments on our debt and meet our other obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to meet our obligations and commitments, or if interest on amounts outstanding under our revolving credit facility increase due to interest rate fluctuations, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations, delaying or foregoing acquisitions or seeking to raise additional debt or equity capital. However, we cannot be sure that any of these alternative strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on the value of our common stock.



OUR FINANCIAL FLEXIBILITY IS LIMITED AND OUR INDEBTEDNESS COULD BE ACCELERATED IF WE DO NOT COMPLY WITH OUR RESTRICTIVE COVENANTS.



     Our credit agreement and our subsidiaries' indentures contain restrictive covenants that may limit our ability to:



     - incur additional debt;



     - pay dividends;



     - merge, consolidate or sell assets;



     - make acquisitions or investments;



     - enter into affiliate transactions; or



     - change the nature of our business.

     Our credit agreement and indentures also require us to maintain certain financial covenants, including specified financial tests. Without lender consents, or if we do not meet these tests, we may not be able to make acquisitions as planned or meet general or extraordinary capital needs. Amounts we may borrow under our credit facility decrease quarterly beginning in 2000 and the credit facility terminates entirely in 2002.



     If we do not meet our interest obligations under our credit agreement or indentures or if we otherwise default under these instruments, our debt may be accelerated under these instruments as well as other debt instruments we have. In addition, because we are highly leveraged, it could limit our ability to respond to market conditions or meet extraordinary capital needs.


OUR OUTSTANDING INDEBTEDNESS MAY ACCELERATE IF THERE IS A CHANGE OF CONTROL.


     If we experience a change of control, either with respect to the credit agreement or either indenture, we might not have sufficient funds to repay all amounts outstanding under our revolving credit facility and to repurchase the notes, as may be required. Alternatively, if we are able to satisfy the change of control provisions, it would require a substantial diversion of cash flow from our operations and our acquisition plans and could have a material adverse effect on our economic viability. The indebtedness under our revolving credit facility may be accelerated, and we also may be required to make an offer to repurchase the notes upon a change of control.



     Under the credit agreement, a change of control is defined as the failure of certain stockholders to own, through their interest in us, at least 50.1% of the economic value of ACME Television, our wholly-owned subsidiary for which we have received a waiver from the requisite lenders. Under the terms of the indentures, a change of control is defined as any event that would cause the current stockholders, in aggregate, to hold less than 30%, and any other person to hold more than 20%, of our outstanding stock. Under the terms of both of the notes, we may be required to make an offer to repurchase the notes at 101% of their accreted value, plus any accrued and unpaid interest, at the time of a change of control.



OUR HOLDING COMPANY STRUCTURE COULD LIMIT OUR ABILITY TO PAY DIVIDENDS OR SERVICE OUR FUTURE INDEBTEDNESS.



     We are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is our investment in our subsidiaries. Accordingly, we are wholly dependent on the cash flow of our subsidiaries and dividends and distributions from our subsidiaries to us in order to pay dividends or to service any future indebtedness. The ability of our subsidiaries to pay such dividends and distributions is limited by the terms of our subsidiaries' credit agreement and indentures, which because of our holding company structure is senior to any debt we have. If our subsidiaries are unable to pay dividends or make distributions to us, we might be unable to make dividend payments or pay any future indebtedness.


WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF NET LOSSES, WHICH WE EXPECT TO CONTINUE IN THE FUTURE.


     We were formed in April 1997 as a limited liability company. We have incurred losses from continuing operations in each of our fiscal years since inception. We expect to continue to experience net losses in the foreseeable future. These net losses, which may be greater than our net losses in the past, are principally a result of interest expense on our outstanding debt and non-cash charges for depreciation and amortization expense related to fixed assets and goodwill related to acquisitions.



OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO SUCCESSFULLY ACQUIRE ADDITIONAL TELEVISION STATIONS.



     Our growth could be limited if we are unable to successfully implement our acquisition plans. To date, we have acquired nine television stations and have entered into definitive agreements to acquire two additional television stations that will be swapped for two stations we already own.


     Our ability to acquire additional television stations involves risks including:


     - the market to purchase television stations is highly competitive, and many potential acquirers have greater resources available to make such acquisitions than we have;



     - desired stations might not be available for purchase;



     - we might be unable to obtain The WB Network affiliation for all of the stations we acquire;



     - we might not have the financial resources necessary to acquire additional stations;



     - we might be unable to obtain FCC approval of the assignments or transfers of control of FCC licenses; and



     - the law limits the number and location of broadcasting properties that any one person or entity (including its affiliates) may own and could limit our ability to pursue desired stations.



     Generally when we sign acquisition agreements, we enter into interim local marketing agreements with the seller under which we receive all station revenues and pay all station expenses. Because the seller retains ultimate programming control, we bear the economic risks of paying station expenses until closing the acquisition. Once we acquire a station, we cannot be sure that we will be successful in integrating it into our group or that such integration will not divert our limited management resources. As a result, acquisitions could harm our operating results in the short term as a result of several factors, including increased capital requirements.



WE INCUR IMMEDIATE LOSSES ON NEW STATIONS.



     We have incurred, and expect to continue to incur, losses at newly acquired or built stations in the first few years after we acquire or build the station. Generally, it takes a few years for our newly acquired or built stations to generate operating cash flow. During the initial period after acquisition or construction, we incur significant expenses related to:


     - acquiring syndicated programming;

     - improving technical facilities;

     - increasing and improving cable distribution;

     - hiring new personnel; and

     - marketing the station to viewers.


     In addition, it requires time to gain viewer awareness of new station programming and to attract advertisers. If our new stations do not generate operating cash flow within the expected time periods, it could adversely affect our financial results and our expected growth.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM.



     Our success is largely dependent on the continued services of our senior management team, which includes Mr. Kellner, Doug Gealy, our President and Chief Operating Officer, and Tom Allen, our Executive Vice President and Chief Financial Officer. Although we have employment and consulting agreements with these executives, we might not be able to retain them. The loss of the services of key personnel could harm our business. Our Chairman and Chief Executive Officer, Mr. Kellner, is also an owner and the Chief Executive Officer of The WB Network but he does not have a written employment contract with The WB Network. If Mr. Kellner leaves The WB Network, our relationship with The WB Network could be adversely affected. Our success will also be dependent in part on our ability to attract and retain quality general managers and other management personnel for our stations.



OUR CHIEF EXECUTIVE OFFICER MIGHT HAVE CONFLICTS OF INTEREST WITH OUR BUSINESS.



     Mr. Kellner's consulting agreement provides that he may perform services for other businesses unaffiliated with ours that, in certain limited circumstances, may be competitive. Because of Mr. Kellner's experience in the television broadcast industry, if Mr. Kellner provides services to a competing business, it could materially affect our operations.



     Mr. Kellner's ownership and position at The WB Network could create conflicts with his position with us if our interests differ from those of The WB Network. Because Mr. Kellner is both our Chief Executive Officer and The WB Network's Chief Executive Officer, The WB Network requires that he recuse himself from any material transaction between The WB Network and us. Additionally, due to his responsibilities with The WB Network, Mr. Kellner might have limited time available to devote to us.



OUR RATINGS AND REVENUES COULD DECLINE SIGNIFICANTLY IF OUR RELATIONSHIP WITH THE WB NETWORK, OR THE WB NETWORK'S SUCCESS, CHANGES IN AN ADVERSE MANNER.



     If our relationship with The WB Network were to change in an adverse manner, or if The WB Network's success were to diminish, it might have a material adverse effect on our ability to generate advertising revenue on which our business is dependent. Our success largely depends on our stations' continued relationship with The WB Network and on The WB Network's continued success as a broadcast network. The WB Network's relationships with Time Warner and Tribune Broadcasting are important to The WB Network's continued success and we cannot be sure that those relationships will continue to exist. In addition, we cannot be sure that The WB Network will renew, or will not adversely change any of our station affiliation agreements. We cannot be sure that the ratings of The WB Network programming will continue to improve or that The WB Network will continue to provide programming, marketing and other support to its affiliates on the same basis as currently provided. Finally, by aligning ourselves closely with The WB Network, we might forego other opportunities that could provide diversity of our network affiliation and avoid dependence on any one network.



WITHOUT OUR BROADCAST CASH FLOW FROM KPLR, WE WOULD NOT HAVE ANY POSITIVE CASH FLOW.



     Our ability to fulfill our current and future obligations and commitments is dependent on the operating cash flow from KPLR. Due to negative net cash flow at our start-up stations, broadcast cash flow from KPLR accounted for more than 100% of our total broadcast cash flow in 1998 and for the six months ended June 30, 1999. A significant decline in broadcast cash flow from KPLR would have a material adverse effect on our financial results.


IF OUR SYNDICATED PROGRAMMING COSTS INCREASE OR WE CANNOT OBTAIN POPULAR PROGRAMS, OUR OPERATING COSTS COULD INCREASE OR OUR RATINGS AND REVENUES COULD DECLINE.



     If we are unable to acquire popular syndicated programming, our ratings and revenues could decline. One of our most significant operating costs is syndicated programming. We may be exposed in the future to increased syndicated programming costs that could adversely affect our operating results. In addition, syndicated programs that meet our criteria might not be available in the future or might not be available at prices that are acceptable to us. We believe that the prices of the most sought after syndicated programming will continue to increase. Syndicated programming rights are often acquired several years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.



WE MIGHT NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE DO NOT MAINTAIN FAVORABLE AUDIENCE RATINGS.



     Our success depends in large part on our ability to compete successfully with other network affiliated and independent broadcast television stations and other media for viewers and advertising revenues. Our ability to generate advertising revenues depends to a significant degree upon audience ratings. The broadcast television industry is highly competitive, and many of our competitors have longer operating histories and greater resources than us. Additionally, cable television and formerly independent stations now affiliated with new networks have captured increasing market share and overall viewership from general broadcast network television. Cable-originated programming in particular has emerged as one of our significant competitors. We also face increasing competition from home satellite delivery, direct broadcast satellite television systems and video delivery systems utilizing telephone lines.



WE ARE UNCERTAIN OF THE COSTS AND REVENUE IMPACT OF THE TRANSITION TO DIGITAL TELEVISION.



     All of the stations we own or are under contract to acquire have been allocated a digital television, or DTV, channel. FCC policies require that we deliver a digitally transmitted signal on these channels by 2002, terminate our analog signals and return our licenses to operate on the analog frequencies to the FCC by 2006, unless specified conditions exist that, in effect, reflect the public's inability to receive DTV transmissions in a particular market. Although we have entered into lease agreements for some of our currently owned stations providing for options to operate and install digital television antennas and transmitters at the stations, we are unable to project accurately the costs or benefits associated with DTV at this time. DTV will require significant new capital investments in DTV broadcasting capacity, and we may not have adequate financial resources to make such capital investments. Our plans also require the favorable resolution of a pending FCC rulemaking proceeding to utilize the DTV antenna location we prefer for the television station we are buying in Utah. While DTV technology is currently available in some of the top-ten viewing markets, a successful transition could take many years. Although we are required by the FCC to convert to DTV, we are unable to predict the extent or timing of consumer demand for digital services. Additionally, the extent to which cable channels will be required to carry broadcast stations' new digital channels is not clear. If the FCC imposes limited or no carriage requirements on cable systems to carry DTV signals, it could adversely effect our operations to the extent that we rely on the must carry provisions to reach cable viewers in all of our markets.



FCC REGULATION OF OUR BUSINESS COULD ADVERSELY AFFECT OUR LICENSES, OUR ABILITY TO ACQUIRE OTHER ENTITIES AND OUR AGREEMENT TO OPERATE STATIONS FOR OTHER OWNERS.



     Our operations are subject to extensive and changing regulation on an ongoing basis by Congress, the FCC and the courts. The prior approval of the FCC is required for the issuance, renewal, modification, assignment and transfer of control of station permits and licenses. We cannot be sure that the FCC will approve any future acquisitions that require an assignment or transfer of control of an FCC license or other authorization. In addition, the FCC licenses we hold are subject to renewal from time to time. We cannot be sure that the FCC license for any television station owned or that will be owned by us will be renewed or, if renewed, will not be issued subject to conditions. The non-renewal or conditional renewal of one or more of our television broadcast licenses could harm our business.



     Recent and prospective actions by Congress, the FCC and the courts could cause us to face significant competition in the future. Such measures could include the elimination or modification of:


     - restrictions on television station ownership;

     - restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home video technologies;

     - restrictions on the offering of multiple network services by the existing major television networks; and

     - restrictions in the use of local marketing agreements.


     For example, we own one station and have received FCC approval for the purchase of another station in Albuquerque. We intend to sell the station we own in the Albuquerque market at the same time that we purchase the other station. However, we also intend to operate the station we sell under a local marketing agreement. Although we have entered into a local marketing agreement for the station we will sell in Albuquerque, the FCC could require us to terminate the agreement.



OUR ABILITY TO MAINTAIN CARRIAGE ON CABLE TELEVISION IS UNCERTAIN.



     Our television stations rely on must carry rights and retransmission consent to obtain cable carriage, and are currently carried by each local cable operator. Pursuant to the must carry provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those must carry rights is uncertain. The current FCC rules relate to only the carriage of analog television signals. It is not clear what, if any, must carry rights television stations will have after they make the transition to DTV. It is possible that new laws or regulations may eliminate, or at least limit the scope of, our cable carriage rights. Either of those results could have a material adverse impact on our operations.



IF FCC APPROVAL OF OUR SHORT-FORM CHANGE OF CONTROL APPLICATION IS RECONSIDERED OR REVIEWED AND THE GRANT IS RESCINDED, OR IF OUR INTERIM VOTING AGREEMENT TERMINATES BEFORE FCC APPROVAL OF OUR LONG-FORM CHANGE OF CONTROL APPLICATION, THE FCC COULD ORDER US TO RESTRUCTURE THIS OFFERING OR IMPOSE OTHER SEVERE PENALTIES ON US.



     Because approval of our pending short-form and long-form FCC change of control applications may be subject to reconsideration or review before our reorganization and this offering, we will face some risk until the FCC orders granting these applications become final and are no longer subject to administrative or judicial reconsideration or review. To obtain a grant of our short-form application, we have agreed to enter into an interim voting agreement to prevent a substantial change of control. If the FCC rescinded its grant of our short-form application, whether because of an issue with our interim voting agreement, an appeal or the FCC's reconsideration of its grant, or if our interim voting agreement terminates before approval of our long-form application, the FCC could force us to pay fines, deny renewal of our licenses, refuse to approve any of our acquisition, divest our FCC licenses, restructure our reorganization or take any other action necessary to come into compliance with an FCC order.



     Until the FCC has issued a final order approving our long-form application, the interim voting agreement must remain in effect. If the FCC delays a grant or denies this long-form application, we would continue to be restricted by the provisions of the interim voting agreement.



AFTER THIS OFFERING, SOME OF OUR SENIOR MANAGEMENT WILL CONTROL OUR BOARD AND, LATER, SOME OF OUR EXISTING INVESTORS AND OUR SENIOR MANAGEMENT MAY HAVE THAT CONTROL.



     Stockholders holding more than 50% of our common stock after this offering will enter into an interim voting agreement until we receive the FCC final order approving our long-form change of control application. The same stockholders will also enter into a separate, long-term voting agreement that will take effect following that approval but will terminate, in any event, two years from the date of this offering. Under the interim voting agreement, Messrs. Kellner, Gealy and Allen can elect all members of our board of directors. If the long-term voting agreement takes effect, Messrs. Kellner, Gealy, Allen, Embrescia and Roberts and investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company will be able to elect at least a majority of our board. Consequently, our current senior management, either alone or with these stockholders, will effectively control our company for at least two years after the closing of the offering, possibly longer if our long-form application is not approved by the FCC, or even if approved, it does not become final. As a result, those parties who purchase stock in this offering will not have influence over the election of our board during that period.



     In addition, under the interim agreement, our management will be prohibited from taking actions that might not otherwise need approval outside our board. At least 60% in interest of certain investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company must approve:



     - redemption of our shares;



     - authorization or issuance of additional shares of our common stock;



     - payment or declaration of dividends;



     - our merger or consolidation;



     - the reorganization or sale of us, our subsidiaries, or any of our material assets;



     - entry into new businesses;



     - our consent to enter into bankruptcy;



     - incurrence of substantial debt;

     - significant capital expenditures;



     - any change of control requiring FCC approval;



     - significant acquisitions; and



     - changes in senior management or senior management compensation.



OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD HINDER ACQUISITION OF OUR COMPANY.



     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change of control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:



     - authorize us to issue blank check preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock, subject to any limitations that may be imposed by the terms of our indebtedness;


     - prohibit stockholder action by written consent instead of at a meeting;

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

     - prohibit stockholders from calling special meetings; and

     - restrict transfers of our common stock to non-U.S. citizens and entities.

WE COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES.


     Year 2000, or Y2K, issues are a result of computer software applications using a two-digit format, as opposed to a four-digit format, to indicate the year. Some computer software applications might be unable to distinguish between dates beyond the year 1999, which could cause system failures or miscalculations in our broadcast and corporate locations that could cause disruptions of operations, including a temporary inability to produce broadcast signals or engage in normal business activities.



     At this point in time we are not aware of any additional significant upgrades or changes that will need to be made to our internal software and hardware to become Y2K ready, and we are not aware of any material supplier with Y2K readiness problems, but this is subject to change as the compliance testing process continues. We cannot be sure that there will not be a delay in, or increased costs associated with the implementation of such changes. In addition, disruptions in the economy generally resulting from Y2K issues could also materially adversely affect us.



     We may also be at risk from Y2K disruptions at our suppliers and business partners, including The WB Network, syndicated programmers, advertisers, communications service providers, utilities and financial institutions. These possible risks include loss of power and communications links that are crucial to our operations, but largely beyond our control.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intend," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and the television broadcast industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include those identified under "Risk Factors" in this prospectus.

     We are under no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS



     We will receive estimated net proceeds of approximately $92 million from the sale of shares of common stock in this offering, based on an assumed initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. We expect to use the net proceeds of this offering to:



     - repay all indebtedness outstanding under our revolving credit facility ($39.4 million);



     - fund the acquisition of KASY ($24.0 million due at closing);



     - repay debt incurred in connection with the acquisition of WBDT, WIWB and WBUI ($15.0 million); and



     - provide funds for general corporate purposes, including working capital requirements and future acquisitions.



     Indebtedness under our revolving credit facility accrues interest at variable rates and must be repaid in full by September 30, 2002. At June 30, 1999, the weighted average interest rate on revolving credit facility borrowings was 8.0%. Indebtedness incurred on April 23 and June 23, 1999 to acquire WBDT, WIWB and WBUI accrues interest at a rate of 22.5% and must be repaid in full on the earlier of April 23, 2002 or consummation by us of any debt or equity financings generating net proceeds greater than the outstanding loan balance.


     Pending use of the net proceeds as described above, we will invest the net proceeds in investment grade, short-term marketable securities.


                                DIVIDEND POLICY



     We have not declared or paid any cash dividends or distributions on our common stock since our inception. We anticipate that, for the foreseeable future, all earnings will be retained for use in our business and no cash dividends will be paid on our common stock. Any payment of future cash dividends on our common stock will be dependent upon the ability of our subsidiaries to pay dividends or make cash payments or advances to us and restrictions under present and any future debt obligations, as well as other factors that our board of directors deems relevant. Our credit agreement and our subsidiaries' indentures impose restrictions on our subsidiaries' ability to make these payments.

                                 CAPITALIZATION


     The following table sets forth our cash and cash equivalents and capitalization as of June 30, 1999 (1) on an actual basis, and (2) on a pro forma basis (see the pro forma financial information included elsewhere in this prospectus) as adjusted to reflect the estimated net proceeds of $92 million from this offering and the use of those proceeds.


     The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.


                                                              AS OF JUNE 30, 1999
                                                             ---------------------
                                                                  (UNAUDITED)
                                                                         PRO FORMA
                                                                            AS
                                                              ACTUAL     ADJUSTED
                                                             --------    ---------
                                                                (IN THOUSANDS)
Cash and cash equivalents(1)...............................  $  1,669    $  13,903
                                                             ========    =========
Current portion of obligations under lease.................  $  1,277    $   1,277
Obligations under lease, net of current portion............     4,078        4,078
Long-term debt:
  Revolving credit facility(2).............................    39,400           --
  Bridge loan(2)...........................................    15,000           --
  10 7/8% senior discount notes............................   153,357      153,357
  12% senior secured notes.................................    44,913       44,913
  Convertible debentures(3)................................    24,756           --
                                                             --------    ---------
     Total long-term debt..................................   277,426      198,270
                                                             --------    ---------
Minority interest(3).......................................       830           --
Members' capital (deficit) / stockholders' equity(3):
  Members' capital(3)......................................    41,532           --
  Preferred stock, $0.01 par value; 10,000,000 shares
     authorized; no shares issued and outstanding actual
     and as adjusted.......................................        --           --
  Common stock, $0.01 par value; 50,000,000 shares
     authorized; no shares issued and outstanding actual;
     16,750,000 shares issued and outstanding as pro forma
     adjusted(2)(3)........................................        --          168
  Additional paid-in capital(2)(3).........................        --      123,532
  Accumulated deficit(3)...................................   (57,818)          --
                                                             --------    ---------
     Total members' deficit / stockholders' equity.........   (16,286)     123,700
                                                             --------    ---------
          Total capitalization.............................  $267,325    $ 327,325
                                                             ========    =========


-------------------------

(1) Cash and cash equivalents pro forma as adjusted includes estimated net proceeds of $92 million offset by the following uses: (a) $39.4 million to repay revolving credit facility borrowings at June 30, 1999, (b) $24.0 million to fund the $25.0 million acquisition price for KASY, net of $1.0 million paid to the seller in August, 1999 and (c) $15.0 million to repay the bridge loan plus $366,000 of interest payable.



(2) Adjusted to reflect the issuance of common stock with estimated net proceeds of $92 million, and the use of proceeds as discussed in (1) above. It is estimated that 16,750,000 shares will be outstanding upon completion of the offering.



(3) Adjusted to reflect the reorganization as disclosed in the pro forma financial statements.

                                    DILUTION



     Our pro forma net tangible book deficit as of June 30, 1999 was $247.1 million or a deficit of $21.03 per share of common stock. Pro forma net tangible book deficit per share represents the amount of our total pro forma tangible assets reduced by the amount of our total pro forma liabilities, divided by the number of shares of common stock outstanding on a pro forma basis. Our pro forma net tangible book deficit, as adjusted for the sale of 5,000,000 shares of common stock to be issued in this offering and the application of the net proceeds from the sale, and after deducting underwriting discounts and estimated offering expenses, would have been $155.1 million or a deficit of $9.26 per share. This represents an immediate decrease in pro forma net tangible book value deficit of $11.77 per share to stockholders immediately before this offering and an immediate dilution of $29.26 per share to new investors. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.........             $20.00
  Net tangible book deficit per share before the
     offering...........................................  $(21.03)
  Decrease per share attributable to new investors......    11.77
                                                          -------
Pro forma net tangible book value per share after the
  offering..............................................              (9.26)
                                                                     ------
Dilution per share to new investors.....................             $29.26
                                                                     ======



     The following table summarizes, after giving effect to the offering, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, based on an assumed initial public offering price of $20.00 per share:



                                   SHARES                  TOTAL
                                 PURCHASED             CONSIDERATION         AVERAGE
                            --------------------   ----------------------     PRICE
                              NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                            ----------   -------   ------------   -------   ---------
Existing
  stockholders(1).........  11,750,000     70.1%   $ 60,839,000     37.8%    $ 5.18
New investors.............   5,000,000     29.9%    100,000,000     62.2%     20.00
                            ----------    -----    ------------    -----     ------
  Total...................  16,750,000    100.0%   $160,839,000    100.0%    $ 9.60
                            ==========    =====    ============    =====     ======


-------------------------

(1) Reflects total consideration of issuance of units, issuance of convertible debentures, accrued interest payable on convertible debentures, and issuance of minority interest.

                        PRO FORMA FINANCIAL INFORMATION



     The following pro forma consolidated financial statements of ACME Communications, Inc. are presented to reflect the acquisition of Koplar Communications, Inc. and the reorganization of ACME Communications, Inc. The accompanying pro forma financial information includes:



          1. Pro forma balance sheet as of June 30, 1999 for ACME
     Communications, Inc., prepared as if the reorganization related transactions were effective as of that date;



          2. Pro forma statement of operations for ACME Communications, Inc. for the year ended December 31, 1998, prepared as if the Koplar acquisition and the reorganization had occurred at the beginning of the period; and



          3. Pro forma statement of operations for ACME Communications, Inc. for the six months ended June 30, 1999 for ACME Communications, Inc., prepared as if the reorganization had occurred at the beginning of the period.



     The pro forma balance sheets were derived from the combined unaudited balance sheet of ACME Communications, Inc. and the unaudited balance sheet of ACME Television Holdings, LLC as of June 30, 1999.



     The pro forma statement of operations for the year ended December 31, 1998 was derived from the audited consolidated statement of operations for ACME Television Holdings, LLC for the year then ended.



     The pro forma statement of operations for the six months ended June 30, 1999 was derived from the unaudited consolidated statement of operations for ACME Television Holdings, LLC for the period then ended.



     The pro forma data are based upon available information and certain assumptions that management believe are reasonable. The pro forma adjustments are described in the footnotes to the pro forma financial statements. The compensation expense related to the conversion of management carry units into shares of common stock and the acquisition of minority interest in exchange for shares of common stock is based on preliminary estimates of the fair value of securities to be issued in the offering. It is possible that the estimates noted above might require further revisions. The pro forma consolidated financial statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the transactions occurred on such dates or to project the Company's results of operations or financial condition for any future period or date.



     The pro forma financial information should be read in conjunction with the historical financial statements for ACME Television Holdings, LLC and the historical balance sheet of ACME Communications, Inc. at June 30, 1999, which were used to prepare the pro forma financial information. The historical financial statements of ACME Television Holdings, LLC and the historical balance sheet of ACME Communications, Inc. are included in this document.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES



            UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED BALANCE SHEET


                              AS OF JUNE 30, 1999


                                 (IN THOUSANDS)



                                                                                                   PRO FORMA
                                                               HISTORICAL                            ACME
                                                             ACME TELEVISION                    COMMUNICATIONS,
                                                              HOLDINGS, LLC    REORGANIZATION        INC.
                                                             ---------------   --------------   ---------------
Current assets:
  Cash and cash equivalents.................................    $  1,669          $     --         $  1,669
  Accounts receivable.......................................      13,151                --           13,151
  Current portion of program rights.........................       6,508                --            6,508
  Prepaid expenses and other current assets.................         798                --              798
                                                                --------          --------         --------
        Total current assets................................      22,126                --           22,126
Property and equipment, net.................................      25,002                --           25,002
Program rights, net of current portion......................       5,757                --            5,757
Deposits....................................................         536                --              536
Deferred income taxes.......................................       3,971                --            3,971
Intangible assets, net......................................     261,156            17,649(1)       278,805
Other assets................................................      11,734                --           11,734
                                                                --------          --------         --------
        Total assets........................................     330,282            17,649          347,931
                                                                ========          ========         ========
Current liabilities:
  Accounts payable..........................................       4,951                --            4,951
  Accrued liabilities.......................................       7,851                --            7,851
  Current portion of program rights payable.................       6,082                --            6,082
  Current portion of obligations under lease................       1,277                --            1,277
                                                                --------          --------         --------
        Total current liabilities...........................      20,161                --           20,161
Program rights payable, net of current portion..............       4,964                --            4,964
Obligations under lease, net of current portion.............       4,078                --            4,078
Other liabilities...........................................       5,670            (4,751)(2)          919
Deferred income taxes.......................................      33,439                --           33,439
Revolving credit facility...................................      39,400                --           39,400
Bridge loan.................................................      15,000                --           15,000
Convertible debt............................................      24,756           (24,756)(2)           --
10 7/8% senior discount notes...............................     153,357                --          153,357
12% senior secured notes....................................      44,913                --           44,913
                                                                --------          --------         --------
        Total liabilities...................................     345,738           (29,507)         316,231
Minority interest...........................................         830              (830)(1)           --

Members' capital (deficit) / stockholders' equity:
  Members' capital..........................................      41,532           (41,532)(3)           --
  Preferred stock...........................................          --                --               --
    $.01 par value; 10,000,000 shares authorized no shares
      issued and outstanding
    Common stock............................................          --                --               --
    $.01 par value; 0 shares outstanding on a historical
      basis; 11,750,000 shares outstanding on a pro forma
      basis.................................................                           118(4)           118
                                                                                    29,507(2)
                                                                                    18,479(1)
                                                                                    16,343(5)
                                                                                      (118)(4)
                                                                                    41,532(3)
  Additional paid in capital................................          --           (74,161)(6)       31,582
                                                                                   (16,343)(5)
  Accumulated deficit.......................................     (57,818)          (74,161)(6)           --
                                                                --------          --------         --------
        Total members' deficit / stockholders' equity.......     (16,286)           47,986           31,700
                                                                --------          --------         --------
        Total liabilities and members'
          capital / stockholders' equity....................    $330,282          $ 17,649         $347,931
                                                                ========          ========         ========



-------------------------


(1) In conjunction with the reorganization, we will acquire the minority interest of ACME Intermediate Holdings, LLC. The excess of the estimated fair value of the securities issued to acquire the minority interest over the book value of minority interest of approximately $17.6 million will be allocated to the fair value of the assets acquired, primarily broadcast licenses and goodwill. For pro forma purposes, the entire excess has been allocated to broadcast licenses and intangibles and will be amortized over 20 years. This allocation is subject to adjustment by us.

(2) Reflects the conversion of the convertible debt and its accrued interest of $4.8 million into shares of common stock, pursuant to the original conversion terms, in conjunction with the reorganization.



(3) In conjunction with the reorganization, members units will be exchanged for common stock. Accordingly, members' capital has been reclassified to additional paid in capital.



(4) Estimated number of shares of our common stock outstanding immediately prior to the consummation of the offering, including shares issued in exchange for ACME Television Holdings, LLC units, shares issued to acquire minority interest, shares issued in the conversion of the convertible debentures and shares issued in exchange for management carry units.



(5) Reflects compensation expense related to the conversion of management carry units to shares of common stock with an estimated value of $27.0 million reduced by $10.7 million expensed through June 30, 1999. The actual expense relating to the shares issued in exchange for the management carry units will be based on the number of shares actually issued and the offering price.



(6) Reclassification of accumulated deficit to additional paid in capital to reflect the reorganization.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES



       UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998


                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                                                      PRO FORMA
                                    HISTORICAL                                          ACME
                                  ACME TELEVISION     KOPLAR                       COMMUNICATIONS,
                                   HOLDINGS, LLC    ACQUISITION   REORGANIZATION        INC.
                                  ---------------   -----------   --------------   ---------------
Net revenues....................     $ 43,928         $    --      $        --       $    43,928
Operating expenses:
  Station operating expenses....       32,973              --               --            32,973
  Depreciation and
    amortization................       11,355           2,496(1)           728(2)         14,579
  Corporate.....................        2,627              --               --             2,627
                                     --------         -------      -----------       -----------
    Total operating expenses....       46,955           2,496              728            50,179
                                     --------         -------      -----------       -----------
    Operating loss..............       (3,027)         (2,496)            (728)           (6,251)
Other income (expenses):
  Interest income...............          231              --               --               231
  Interest expense..............      (23,953)             --            2,475(3)        (21,478)
  Gain on sale of asset.........        1,112              --               --             1,112
  Other.........................         (380)             --               --              (380)
                                     --------         -------      -----------       -----------
Loss before taxes and minority
  interest......................      (26,017)         (2,496)           1,747           (26,766)
Income tax benefit..............        2,393             998(4)         7,311(5)         10,702
                                     --------         -------      -----------       -----------
Loss before minority interest...      (23,624)         (1,498)           9,058           (16,064)
  Minority interest.............        1,684              --           (1,684)(6)            --
                                     --------         -------      -----------       -----------
  Net loss......................     $(21,940)        $(1,498)     $     7,374       $   (16,064)
                                     ========         =======      ===========       ===========
Net loss per share..............          n/a             n/a              n/a       $     (1.37)
                                     ========         =======      ===========       ===========
Weighted average shares
  outstanding...................          n/a             n/a       11,750,000(7)     11,750,000
                                     ========         =======      ===========       ===========


-------------------------

(1) Represents depreciation of $151,000 and amortization of $2.3 million for the first three months of 1998 giving effect to the acquisition of KPLR (which was acquired on March 13, 1998) as if it occurred on January 1, 1998. The results of operations of KPLR have been included in our operations for the period from January 1, 1998 to March 31, 1998 pursuant to a local marketing agreement.



(2) In conjunction with the reorganization, we will acquire the minority interest of ACME Intermediate Holdings, LLC. The excess of the estimated fair value of the securities issued to acquire the minority interest over the book value of minority interest at January 1, 1998 of approximately $14.6 million will be allocated to the fair value of the net assets acquired, primarily broadcast licenses and goodwill. For pro forma purposes, the entire excess has been allocated to broadcast licenses and intangibles and will be amortized over 20 years. This allocation is subject to adjustment by us.



(3) Adjustment eliminates interest expense of $2.5 million to give effect to the exchange of convertible debentures for shares of our common stock in conjunction with the reorganization as if it occurred as of January 1, 1998.



(4) Tax benefit relating to additional depreciation and amortization expense relating to KPLR, as described in footnote (1).

(5) To adjust the provision for income taxes on pro forma net loss before income taxes and minority interest, which gives effect to the change in our income tax status to a C corporation in connection with the reorganization. In connection with this adjustment, we estimated an effective tax rate of 40% and recorded a deferred tax benefit based on the deferred tax liabilities on our books as of December 31, 1998.



(6) In conjunction with the reorganization, the minority interest has been acquired by us and the allocation of loss to minority interest has been eliminated.



(7) Estimated number of shares of our common stock outstanding immediately prior to the consummation of the offering, including shares issued in exchange for ACME Television Holdings, LLC units, shares issued to acquire minority interest shares issued in the conversion of the convertible debentures and shares issued in exchange for the management carry units.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES



       UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 1999



                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)



                                                                                 PRO FORMA
                                             HISTORICAL                            ACME
                                           ACME TELEVISION                    COMMUNICATIONS,
                                            HOLDINGS, LLC    REORGANIZATION        INC.
                                           ---------------   --------------   ---------------
Net revenues.............................     $ 26,635        $        --       $    26,635
Operating expenses
  Station operating expenses.............       19,990                 --            19,990
  Depreciation and amortization..........        8,159                406(1)          8,565
  Corporate..............................        1,483                 --             1,483
  Equity-based compensation..............       10,700                 --            10,700
                                              --------        -----------       -----------
     Total operating expenses............       40,332                406            40,738
                                              --------        -----------       -----------
     Operating income (loss).............      (13,697)              (406)          (14,103)
Other income (expenses)
  Interest income........................           27                 --                27
  Interest expense.......................      (14,068)             1,228(2)        (12,840)
  Gain on sale of assets.................           --                 --                --
  Other..................................           --                 --                --
                                              --------        -----------       -----------
     Loss before taxes and minority
       interest..........................      (27,738)               822           (26,916)
       Income tax benefit (expense)......       (2,064)            12,812(3)         10,748
                                              --------        -----------       -----------
     Loss before minority interest.......      (29,802)            13,634           (16,168)
       Minority interest.................        1,403             (1,403)(4)           n/a
                                              --------        -----------       -----------
       Net loss..........................     $(28,399)       $    12,231       $   (16,168)
                                              ========        ===========       ===========
Net loss per share.......................     $    n/a        $       n/a       $     (1.38)
                                              ========        ===========       ===========
Weighted average shares outstanding......          n/a         11,750,000(5)     11,750,000
                                              ========        ===========       ===========



-------------------------


(1) In conjunction with the reorganization, we will acquire the minority interest of ACME Intermediate Holdings, LLC. The excess of the estimated fair value of the securities issued to acquire the minority interest over the book value of minority interest at January 1, 1999 of approximately $16.2 million will be allocated to the fair value of the assets acquired, primarily broadcast licenses and goodwill. For pro forma purposes, the entire excess has been allocated to broadcast licenses and intangibles and will be amortized over 20 years.



(2) Adjustment eliminates interest expense, $1.2 million for the six months ended June 30, 1999, to give effect to the exchange of convertible debentures for shares of our common stock in conjunction with the reorganization as if this occurred as of January 1, 1998.



(3) To adjust the provision for income taxes on pro forma net loss before income taxes and minority interest, which gives effect to the change in our income tax status to a C corporation in connection with the reorganization. In connection with this adjustment, we estimated an effective tax rate of 40% and recorded a deferred benefit based on the deferred tax liabilities on its books.



(4) In conjunction with the reorganization, the minority interest has been acquired by us and the allocation of loss to minority interest has been eliminated.



(5) Estimated number of shares of our common stock outstanding immediately prior to the consummation of the offering, including shares issued in exchange for ACME Television Holdings, LLC units, shares issued to acquire minority interest shares issued in the conversion of the convertible debentures and shares issued in exchange for management carry units.

               SELECTED CONSOLIDATED AND PRO FORMA FINANCIAL DATA



     The following selected financial data should be read in conjunction with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 1997 and 1998 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors. The selected consolidated financial data presented below as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are derived from the unaudited financial statements of ACME Television Holdings, LLC, which in the opinion of our management, contain all necessary adjustments of a normal recurring nature, to present the financial statements in conformity with generally accepted accounting principles. Our results for the six month period ended June 30, 1999 are not necessarily indicative of the results for the year ended December 31, 1999. Our selected financial data is not comparable from period to period because of our acquisition of television broadcast stations. The pro forma statement of operations data for ACME Communications, Inc., gives effect to the acquisition of Koplar Communication Inc. and to our reorganization at the beginning of each period indicated, whereas the pro forma ACME Communication, Inc. balance sheet data gives effect only to the reorganization as of the date presented.



                                                                                                               PRO FORMA
                                                                                                                 ACME
                                                                     PRO FORMA                              COMMUNICATIONS,
                                             ACME TELEVISION           ACME            ACME TELEVISION          INC.(1)
                                              HOLDINGS, LLC       COMMUNICATIONS,       HOLDINGS, LLC       ---------------
                                           --------------------       INC.(1)       ---------------------
                                               YEARS ENDED        ---------------     SIX MONTHS ENDED        SIX MONTHS
                                               DECEMBER 31,         YEAR ENDED            JUNE 30,               ENDED
                                           --------------------    DECEMBER 31,     ---------------------      JUNE 30,
                                             1997       1998           1998           1998        1999           1999
                                           --------   ---------   ---------------   ---------   ---------   ---------------
                                                                    (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................  $ 11,347   $  43,928     $   43,928      $  19,327   $  26,635     $   26,635
Operating expenses:
  Station operating expenses.............    10,158      32,973         32,973         15,165      19,990         19,990
  Depreciation and amortization..........     1,215      11,355         14,579          4,181       8,159          8,565
  Corporate..............................     1,415       2,627          2,627          1,194       1,483          1,483
  Equity-based compensation..............        --          --             --             --      10,700         10,700
                                           --------   ---------     ----------      ---------   ---------     ----------
Operating loss...........................    (1,441)     (3,027)        (6,251)        (1,213)    (13,697)       (14,103)
Other income (expenses):
  Interest income........................       287         231            231            188          27             27
  Interest expense.......................    (6,562)    (23,953)       (21,478)       (11,472)    (14,068)       (12,840)
  Gain on sale of asset..................        --       1,112          1,112             --          --             --
  Other..................................        --        (380)          (380)            10          --             --
                                           --------   ---------     ----------      ---------   ---------     ----------
Loss before taxes and minority
  interest...............................    (7,716)    (26,017)       (26,766)       (12,487)    (27,738)       (26,916)
Income tax benefit (expense).............        --       2,393         10,702            365      (2,064)        10,748
                                           --------   ---------     ----------      ---------   ---------     ----------
Loss before minority interest............    (7,716)    (23,624)       (16,064)       (12,122)    (29,802)       (16,168)
Minority interest........................       237       1,684             --            868       1,403             --
                                           --------   ---------     ----------      ---------   ---------     ----------
Net loss.................................  $ (7,479)  $ (21,940)    $  (16,064)     $ (11,254)  $ (28,399)    $  (16,168)
                                           ========   =========     ==========      =========   =========     ==========
Pro forma basic and diluted net loss per
  share..................................       n/a         n/a     $    (1.37)           n/a         n/a     $    (1.38)
Basic and diluted weighted average shares
  outstanding(1).........................       n/a         n/a     11,750,000            n/a         n/a     11,750,000
BALANCE SHEET DATA:
Total assets.............................  $220,475   $ 288,082            n/a      $ 290,439   $ 330,282     $  347,931
Long-term debt(2)........................   192,452     220,256            n/a        220,074     277,426        252,670
Total members' capital...................    16,306       1,413            n/a         30,838     (16,286)           n/a
Total shareholders' equity...............       n/a         n/a            n/a            n/a         n/a         31,700

                                                                 ACME TELEVISION HOLDINGS, LLC
                                                         ---------------------------------------------
                                                              YEARS ENDED           SIX MONTHS ENDED
                                                             DECEMBER 31,               JUNE 30,
                                                         ---------------------    --------------------
                                                           1997         1998        1998        1999
                                                         ---------    --------    --------    --------
                                                                                      (UNAUDITED)
                                                                        (IN THOUSANDS)
SUPPLEMENTAL FINANCIAL DATA:
Broadcast cash flow and adjusted EBITDA(3):
  Operating loss.......................................  $  (1,441)   $ (3,027)   $ (1,213)   $(13,697)
  Add back:
    Equity-based compensation..........................         --          --          --      10,700
    Depreciation and amortization......................      1,215      11,355       4,181       8,159
    Time brokerage fees................................         --         228         228          --
    Amortization of program rights.....................      1,433       5,321       2,195       3,250
    Corporate expenses.................................      1,415       2,627       1,194       1,483
    Adjusted program payments(3).......................     (1,598)     (5,124)     (2,152)     (3,379)
                                                         ---------    --------    --------    --------
      Broadcast cash flow..............................  $   1,024    $ 11,380    $  4,433    $  6,516
  Less:
    Corporate expenses.................................      1,415       2,627       1,194       1,483
                                                         ---------    --------    --------    --------
      Adjusted EBITDA..................................  $    (391)   $  8,753    $  3,239    $  5,033
Broadcast cash flow margin(3)..........................        9.0%       25.9%       22.9%       24.5%
Adjusted EBITDA margin(3)..............................        n/m        19.9%       16.8%       18.9%
Cash flows provided by (used in) operations:
  Operating activities.................................  $    (599)   $    319    $    (89)   $  3,731
  Investing activities.................................   (191,730)    (15,504)    (20,790)    (48,841)
  Financing activities.................................    201,153       7,362      13,949      45,778
Ratio of earnings to fixed charges.....................      (65.1)%     (82.5)%     (76.6)%     (21.9)%


-------------------------

(1) Reflects the acquisition of Koplar Communications, Inc. and our reorganization as explained in the pro forma financial information included elsewhere in this prospectus.



(2) Includes amounts outstanding under our bridge loan, convertible debentures, 10 7/8% senior discount notes and 12% senior secured notes.



(3) We define:



      - broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization, time brokerage fees, amortization of program rights, and corporate expenses, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with acquisitions;



      - adjusted EBITDA as broadcast cash flow less corporate expenses;



      - broadcast cash flow margin as broadcast cash flow as a percentage of net revenues; and



      - adjusted EBITDA margin as adjusted EBITDA as a percentage of net revenues.



     We have included broadcast cash flow, broadcast cash flow margin, adjusted EBITDA and adjusted EBITDA margin data because management believes that these measures are useful to an investor to evaluate our ability to service debt and to assess the earning ability of our stations' operations. However, you should not consider broadcast cash flow, broadcast cash flow margin, adjusted EBITDA and adjusted EBITDA margin in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.

             OUR PREDECESSOR'S SUMMARY CONSOLIDATED FINANCIAL DATA



     The following table summarizes the financial data of our predecessor, Channel 32, Incorporated. The data presented in this table are derived from the financial statements and notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.



                                            CHANNEL 32, INCORPORATED (PREDECESSOR)
                                   --------------------------------------------------------
                                     PERIOD FROM
                                     DECEMBER 16,                              PERIOD FROM
                                   1993 (INCEPTION)    YEARS ENDED JUNE 30,    JULY 1, 1996
                                     TO JUNE 30,       --------------------    TO JUNE 17,
                                         1994            1995        1996          1997
                                   ----------------    --------    --------    ------------
                                                        (IN THOUSANDS)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................      $     --        $   288     $ 2,729       $ 1,306
Operating expenses:
  Station operating expenses.....        17,626            896       4,736         2,364
  Depreciation and
     amortization................            --            234         542           346
                                       --------        -------     -------       -------
Operating loss...................       (17,626)          (842)     (2,549)       (1,404)
Other income (expenses):
  Interest income................            --             --          45            --
  Interest expense...............        (4,691)          (200)     (3,252)       (2,222)
  Other..........................            --             --        (259)          (10)
                                       --------        -------     -------       -------
Net loss.........................      $(22,317)       $(1,042)    $(6,015)      $(3,636)
                                       ========        =======     =======       =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion should be read in conjunction with ACME Television Holdings, LLC's consolidated financial statements and related notes included elsewhere in this prospectus.


OVERVIEW

     We derive our revenues primarily from the sale of advertising time to local, regional and national advertisers. Our revenues depend on our ability to provide popular programming that attracts audiences in the demographic groups targeted by advertisers, thereby allowing us to sell advertising time at satisfactory rates. Our revenues also depend significantly on factors such as the national and local economy and the level of local competition.

     Our revenues are generally highest during the fourth quarter of each year, primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period. We generally pay commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Our revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

     Our primary operating expenses are programming costs, employee compensation, advertising and promotion expenditures and depreciation and amortization. Programming expense consists primarily of amortization of broadcast rights relating to syndicated programs as well as news production and sports rights fees. Changes in employee compensation expense result primarily from increases in total staffing levels, from adjustments to fixed salaries based on individual performance and inflation and from changes in sales commissions paid to our sales staff based on levels of advertising revenues. Advertising and promotion expenses consist primarily of media and related production costs resulting from the promotion of our stations and programs. This amount is net of any reimbursement received or due for such advertisement and promotion from any network, including The WB Network, or other program provider.


     The carrying value of long-lived assets, consisting of tangible, identifiable intangible, and goodwill, is reviewed if the facts and circumstances suggest that they might be impaired. For purposes of this review, assets are grouped at the operating company level, which is the lowest level for which there are identifiable cash flows. If this review indicates that an asset's carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value. There are neither facts nor circumstances that would lead management to believe that any of our long-lived assets are impaired.


RESULTS OF OPERATIONS


  Six Months Ended June 30, 1999 compared to Six Months Ended June 30, 1998



     Net revenues increased 38% to $26.6 million for the first half of 1999 compared to the first half of 1998. This gain reflects solid growth at our flagship station KPLR and significant increases in net revenues at our stations in Portland, Oregon (KWBP), Salt Lake City (KUWB) and Knoxville (WBXX). The revenue gains in these markets have been driven by improved audience ratings and market revenue shares at these stations.



     Station operating expenses increased 32% to $20.0 million for the first half of 1999 compared to the first half of 1998. This increase is primarily related to increased programming and staffing related costs at our developing stations, KWBP, KUWB, KWBQ, WBXX and WTVK.



     Depreciation and amortization expense increased 95% to $8.2 million during the first half of 1999 compared to the first half of 1998. This significant increase primarily relates to the March 1998 acquisition of KPLR and the resulting amortization of the intangible assets of that station.



     Corporate expenses increased 24% to $1.5 million for the first half of 1999 compared to the first half of 1998. This increase relates primarily to increased staffing to support the growing operations of our station group.



     Equity-based compensation expense during the first half of 1999 totaled $10.7 million. There was no corresponding expense in the first half of 1998. This non-cash charge relates to an estimated increase in the value of the management carry units that were issued in June 1997 to our senior management members. The increase in the estimated value is in part a result of the increasing success of The WB Network, our recent operating results and the increased number of the stations under our ownership and management.



     Interest expense for first half of 1999 was $14.1 million, an increase of 23% over the first half of 1998. This increase relates primarily to the continued increased principal balance of our 10 7/8% senior discount notes and our 12% senior secured notes, and the April 1999 borrowings under our revolving credit facility in connection with the acquisition of WBDT, WIWB and WBUI from Paxson Communications.



     We recorded a net income tax expense of $2.1 million during the first half of 1999 compared to a $365,000 net income tax benefit recorded for the first half of 1998. This accrual was partially offset by a tax expense that relates to a accrual of $3.0 million in connection with a benefit of $936,000 relating to a net operating loss carryforward at KPLR and a reduction of a deferred tax liability primarily related to KPLR'S FCC license.



     Minority interest represents the allocation of the loss for the respective periods to the minority interest holders of our subsidiary ACME Intermediate Holdings, LLC.



     Our net loss for the six months ended June 30, 1999 was $28.4 million compared to a net loss for the first half of 1998 of $11.3 million. This $17.1 million increase in our net loss is attributable primarily to increased interest expense, increased amortization of intangible assets, exclusive of depreciation and amortization, increased income tax expense and the equity-based compensation expense, net of improved operating results.



     Broadcast cash flow for the first half of 1999 increased 47% to $6.5 million. This increase was driven by significant revenue gains and improved operating margins at all of our stations. Adjusted EBITDA increased 55% for the first half of 1999 due to increased broadcast cash flow and a lower rate of growth of corporate expenses compared to our rate of broadcast cash flow growth.



  Year Ended December 31, 1998 compared to Year Ended December 31, 1997


     Net revenues for the year ended December 31,1998 increased $32.6 million, or 287%, to $43.9 million as compared to $11.3 million for the year ended December 31, 1997. The most significant reason for this increase is that our 1997 net revenues included only the fourth quarter results of KPLR, which we began managing on October 1, 1997, compared to 1998, which included KPLR's full year results. Also favorably impacting the 1998 comparison to 1997 was our fourth quarter 1997 launch of WBXX, the second quarter 1998 launch of

KUWB, increased revenues at KWBP and our acquisition of WTVK, which we began operating in March 1998.


     Operating expenses increased to $47.0 million compared to the prior year's operating expenses of $12.8 million, or 267%. Station operating and corporate expenses increased significantly in 1998 due to the significant increase in the number of stations we added or launched since the third quarter of 1997.


     Depreciation and amortization expense for the year includes $9.4 million in the amortization of intangible assets. As of December 31, 1997, only KWBP and WBXX stations had been acquired and, accordingly, there was only $1.1 million in amortization expense for that period.


     Interest expense for 1998 was $24.0 million, primarily representing the amortization of original issuance discount of our 10 7/8% senior discount notes, 12% senior secured discount notes and interest on our 10% convertible debentures, along with related amortization of prepaid financing costs. The interest expense of $6.6 million for 1997 represents primarily the interest expense on the 10 7/8% senior discounted notes and 12% senior secured notes, which were outstanding only during the fourth quarter of the year and interest on the convertible debentures, which were issued in June 1997 and therefore were outstanding for only a little more than six months during 1997.



     Station KPLR is our only operating C corporation. During 1993, KPLR, after deduction of allocable interest charges, generated a net taxable loss. The deferred tax benefit corresponding to that loss was $2.4 million.



     Our net loss for 1998 was $21.9 million compared to a net loss of $7.5 million for 1997. This increased net loss is due primarily to the increased amortization of intangible assets relating to our newly acquired and launched stations and the substantially increased interest expense incurred in connection with the September 1997 issuance of long-term debt to finance our acquisitions. These increased expenses were offset by improved operating performance which is attributable to the inclusion of the full year operating results of KPLR.



     Our broadcast cash flow for 1998 was $11.4 million, compared to a $1.0 million broadcast cash flow in 1997. This increase is primarily attributable to the profitable operations of KPLR -- only the fourth quarter operating results of KPLR are included in our full year 1997 results, whereas KPLR's full year results are included in our 1998 results. To a lesser extent, the increase in broadcast cash flow is due to significantly reduced losses at KWBP for 1998.


INCOME TAXES


     Historically, we and all of our operating subsidiaries, other than our subsidiary related to KPLR which is a C corporation, have been organized as limited liability companies. Accordingly, although we have been subject to various minimum state taxes, all federal tax attributes have been passed through to our members. Upon our reorganization into a C corporation, we will be subject to federal and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES



     Our revolving credit facility allows for borrowings up to a maximum of $40.0 million, which are dependent upon our meeting certain financial ratio tests as delineated in the credit agreement. The revolving credit facility can be used to fund future acquisitions of broadcast stations and for general corporate purposes. At June 30, 1999, $39.4 million was outstanding and $600,000 was available under the revolving credit facility. Amounts outstanding under our revolving credit facility bear interest at a base rate, that at our option is either the bank's prime rate or LIBOR, plus a spread. We will repay all amounts outstanding under our revolving credit facility with a portion of the net proceeds of this offering.



     Cash provided by our operating activities during 1998 was $319,000 and for the six months ended June 30, 1999 was $3.7 million due to significantly improved broadcast cash flow.



     Cash used in our investing activities during 1998 was $15.5 million and related partially to the acquisition of WTVK and the purchase of property and equipment, offset by the net gain related to the acquisition and subsequent sale of a construction permit in the Springfield, Missouri market. Cash used in investing activities during the first six months of 1999 was $48.8 million and related primarily to our acquisitions of WBDT, WIWB and WBUI, the final payment in connection with our acquisition of KUPX, our investment in a digital tower joint venture in the Portland, Oregon market and the purchase of property and equipment.



     Cash provided by our financing activities during 1998 was $7.4 million and related primarily to net borrowings under our revolving credit facility in connection with our acquisition of WTVK offset by repayments of capital leases. Cash provided by financing activities during the first six months of 1999 was $45.8 million consisting of revolving credit borrowings in connection with our acquisitions of WBDT, WIWB and WBUI, the completion of our acquisition of KUPX, our digital tower joint venture investment in Portland and capital expenditures.



     Cash interest on ACME Intermediate's 12% senior secured notes due 2005, $71.6 million fully accreted principal amount, will begin accruing in 2002 and is payable starting in 2003. Cash interest on ACME Television's 10 7/8% senior discount notes due 2004, $175.0 million fully accreted principal amount, will begin accruing in 2000 and is payable starting in 2001.



     We expect that we will incur approximately $14 million in capital expenditures over the next twelve months in connection with the build-out, upgrade and initial digital conversion of our current facilities.



     We believe that funds generated from operations will be sufficient to satisfy our cash requirements for our existing operations for at least the next twelve months. We expect that any future acquisitions of television stations would be financed through proceeds from this offering, funds generated from operations, through borrowings under our revolving credit facility, and through additional debt and equity financings. However, we cannot guarantee the offering will be completed or that such additional debt and/or equity financing will be available or available at rates acceptable to us.


YEAR 2000


     Year 2000 issues are a result of computer software applications using a two-digit format, as opposed to a four-digit format, to indicate the year. Some computer software applications might then be unable to uniquely distinguish dates beyond the year 1999, which could cause system failures or miscalculations at our broadcast and corporate locations that could cause disruption of operations, including a temporary inability to produce broadcast signals or engage in normal business activities.



     We are in the process of evaluating potential Y2K issues for both our information technology and non-information technology systems such as telephone/PBX systems, fax machines, editing equipment, cameras, microphones, etc. All of our internal software and hardware is purchased, leased or licensed from third party vendors. Most of our station facilities are new or have been recently upgraded and we have polled all of our significant software vendors and have been advised by them that their software is Y2K compliant.



     We have completed the assessment, planning and testing phases and have commenced the final phase of our Y2K project implementation. During this phase, we will fix, retest and implement critical applications that were discovered to be Y2K deficient during the preceding phases.



     At this point in time, we are not aware of any additional significant upgrades or changes that will need to be made to our internal software and hardware to become Y2K ready, nor are we aware of any material supplier with Y2K readiness problem. We expect to be able to implement the systems and programming changes necessary to address Y2K information technology and non-information technology readiness issues and, based on preliminary estimates, we do not believe that the costs of doing so will have a material effect on our results of operations or financial condition. As of June 30, 1999, we have spent less than $100,000 on Y2K activities and our budgeted expenditures for the remainder of 1999 are less than $75,000 in total. However, we cannot be sure that there will not be a delay in, or increased costs associated with the implementation of such changes.


RECENT DEVELOPMENTS


     On February 19, 1999, we entered into an asset purchase agreement with Ramar Communications II, Ltd. to acquire the television broadcast assets of KASY, serving the Albuquerque-Santa Fe, New Mexico market, for approximately $27.3 million, $25.0 million of which will be paid at closing, less $500,000 which has been deposited into escrow and $1.0 million paid to the seller in August, 1999. On July 30, 1999, we amended the agreement and paid $1.0 million of the purchase price to Ramar. In a related transaction, we are selling KWBQ, our existing station serving the Albuquerque - Santa Fe market, to Ramar for $100,000. At the closing, Ramar will grant Montecito Communications, LLC, a limited liability company owned entirely by members of our senior management, an option to purchase KWBQ for an exercise price of $100,000. We anticipate that Montecito will assign the option to us immediately after the closing of the sale of KWBQ. The closings of both the KASY and the KWBQ transactions, which have been approved by the FCC, are subject to various conditions and are expected to occur shortly after the completion of this offering. Under the KASY purchase agreement we are required to close the transaction by October 31, 1999, or the purchase price will increase by a rate of 10% per annum, retroactive to August 13, 1999 through the actual date of closing. If the transaction does not close before February 1, 2000, Ramar may keep the $1.0 million and will receive the $500,000 in escrow as liquidated damages. We also would be required to pay an additional $1.7 million as liquidated damages pursuant to a local marketing agreement relating to KASY to which Ramar is a party. After the closing, we intend to operate KWBQ under a local marketing agreement with Ramar, which was filed with the FCC prior to the adoption of the new ownership rules on August 5, 1999. Subject to FCC approval, we may purchase the station if Montecito assigns the option to us. We believe this transaction will allow us to enhance revenues and cash flows in this market through cross-promotion and achieving operating efficiencies, including operating both stations from one studio and office facility.

FUTURE NON-RECURRING CHARGES



     We expect to incur approximately $19.3 million of non-recurring compensation expense related charges in connection with this offering. Of these charges, a $3.0 million cash bonus to be paid in first quarter 2000 will be earned by senior management upon completion of this offering. In addition, a non-cash charge of approximately $16.3 million will be incurred in connection with the exchange of the management carry units for shares of our common stock.


PENDING ADOPTION OF ACCOUNTING STANDARD


     The FASB (Financial Accounting Standards Board) has issued FASB statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which we will be required to adopt for its year ending December 31, 2000. This pronouncement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is not expected to have a significant impact on our financial statements since we currently have no derivative instruments.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Our revolving credit facility has a variable interest rate and our interest expense can therefore be materially affected by future fluctuations in the applicable interest rate. At June 30, 1999, a hypothetical 100 basis point increase in the prime rate would result in additional interest expense of approximately $3.9 million on an annualized basis.

                               INDUSTRY OVERVIEW



     Commercial television broadcasting. Commercial television broadcasting began in the United States on a regular basis in the 1940s over a portion of the broadcast spectrum commonly know as the VHF Band, which consists of very high frequency broadcast channels numbered 2 through 13. Additional television channels were later assigned by the FCC under broadcast spectrum commonly known as the UHF Band, which consists of ultra-high frequency broadcast channels numbered 14 through 83; channels 70 through 83 have been reassigned to non-broadcast services. Currently, there are a limited number of channels available for broadcasting in any one designated market area, and the license to operate a broadcast station in a designated market area is granted by the FCC.


     Although UHF and VHF stations compete in the same market, UHF stations have historically suffered a competitive disadvantage, as UHF signals are more subject to obstructions such as terrain than VHF signals and VHF stations are able to provide higher quality signals to a wider area. Over time, the disadvantage of UHF stations has gradually declined through UHF stations' carriage on local cable systems and improved receivers and transmitters.

     A majority of the commercial television stations in the United States are affiliated with NBC, CBS or ABC -- the traditional networks -- or with Fox. Each traditional network provides the majority of its affiliates' programming each day without charge in exchange for a substantial majority of the available advertising time in the programs supplied. Fox has operating characteristics similar to ABC, CBS and NBC, although the hours of network programming provided for Fox affiliates is less than that provided by the traditional networks. Each of the traditional networks and Fox sell this advertising time and retain the revenues. The affiliate typically receives compensation from the traditional network and retains the revenues from advertising time sold in and between network programs and in programming the affiliate produces or purchases from non-network sources.

     Stations not affiliated with one of the traditional networks were historically considered independent stations. Independent stations generally rely on and broadcast syndicated programming, which is acquired by the station for cash or occasionally barter. Through the acquisition of syndicated programming the acquiring station generally obtains exclusive rights to broadcast a program in the market for a specified period of time or number of episodes agreed upon between the independent station and the distributor of the syndicated programming. Types of syndicated programming include feature films, popular television series previously shown on network television and current television series produced for direct distribution to television stations. Through barter and cash-plus-barter arrangements, a national syndicated program distributor typically retains and sells a portion of the available advertising time for programming it supplies, in exchange for reduced fees to the station for such programming.


     Like Fox, United Paramount Network and The WB Network have each established affiliations predominantly with formerly independent stations, and in some cases, with newly constructed stations. These networks supply their affiliates with significantly less programming than ABC, CBS and NBC. As a result, these stations retain a significantly higher portion of their available inventory of advertising time for their own use than do traditional network affiliates. In August 1998, Pax Net, an affiliate of Paxson Communications and a seventh broadcast network, was launched. Unlike the other networks, Pax Net provides substantially all of the programming to its affiliates, most of which were previously independent or religious broadcasters or are newly built television stations.

     Ratings. All television stations in the United States are grouped into 210 television markets that are ranked by size according to the number of households with televisions in each market. Almost all commercial television stations, and all of our stations, subscribe to Nielsen Media Research, which periodically publishes reports on the estimated audience for television stations in the various television markets throughout the country. These audience reports, which are based on a randomly selected sample of homes in each market, provide audience data on the basis of total television households and selected demographic groupings in 15-minute or half-hour increments for each program and market. The audience estimates are expressed in terms of the number of households or demographic groups watching a given program:



     - as a percentage of all households or demographic groups in the market -- the program's rating; and



     - as a percentage of households or demographic groups actually viewing television during that program's time period -- the program's share.


     For example, a program generating a 3.5 household rating and a 6 household share means that 3.5% of the total homes with televisions were watching that show and of the homes watching television at that time, 6% were watching that program.

     Each specific geographic television market is called a designated market area. A designated market area is determined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.


     In larger markets, Nielsen measures audience viewing through a combination of meters connected directly to selected television sets which report the household rating and share results on a daily basis and weekly diaries of television viewing that are periodically prepared over a four-week period by the actual viewers. Nielsen refers to these markets as metered markets. In smaller markets, only weekly diaries are completed periodically by the actual viewers and Nielsen refers to these markets as diary markets. The periodic four-week diary periods are commonly known as sweeps periods and are critical to stations since they provide independent information to advertisers about the viewing level of a given station's programming to a multitude of demographic age and gender groups. Due to the underlying costs of installing meters in a market, the monthly Nielsen subscription fees for each station in a metered market are significantly higher than those for diary markets.


     While meters do not provide daily demographic ratings, the daily reported household ratings and shares give the stations in metered markets key information about the general performance of a given show. Also, results in metered markets tend to more accurately reflect viewing since measurement is not totally dependent on the memory of the viewer and timeliness of the diary entry.


     Currently, we operate in three metered markets: St. Louis, Portland and Salt Lake City. All of our other markets are diary markets. Over the past five years, Nielsen has expanded the number of metered markets from 32 to 46, and we believe that they will continue to convert markets from diary to metered markets. In most cases where such conversions have taken place, affiliates of The WB Network and Fox show immediate increases in ratings and share, which we believe are related to a number of factors, including more accurate reporting and a shift in the audience sample to those, usually younger households, more comfortable with electronic measurement devices.

     Advertising. The advertising rates charged by competing stations within a designated market depend primarily on four factors:

     - the station's ratings of households viewing its programs as a percentage of total households with televisions in that designated market area;

     - audience share of households viewing its programs as a percentage of households actually watching television at a specific time;

     - the time of day the advertising is aired; and

     - the demographic qualities of the program's viewers, primarily age and gender.


Additional factors include:



     - the size of the designated market area in which the station operates;



     - the number of advertisers competing for available advertising time;



     - demographic characteristics of the designated market area served by the station, the availability and pricing of alternative advertising media in the designated market area;



     - relative ability of competing sales forces; and



     - the development of projects and marketing programs that tie advertiser messages to programming.


     All network affiliated stations, including those affiliated with Fox, UPN, The WB Network and Pax Net are required to carry national and regional spot advertising sold by their networks. This reduces the amount of advertising time available for sale directly by the network-affiliated stations.

     Advertisers wishing to reach a national audience usually purchase time directly from the traditional networks, Fox, UPN, The WB Network, Pax Net and cable networks, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular regional or local audience buy advertising time directly from local stations through national advertising sales representative firms, or in the cases of some large stations groups, from the station group itself. Local businesses purchase advertising time directly from the station's local sales staff.

                                    BUSINESS


COMPANY OVERVIEW


     We currently own and operate nine broadcast television stations in medium-sized markets across the United States. Each of our stations is a network affiliate of The WB Network, making us the third largest WB Network affiliated station group in the country. Our television stations broadcast in markets that cover in aggregate approximately 5.4% of the total U.S. television households. Mr. Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Mr. Kellner and our other founders formed our company to capitalize on the opportunity to affiliate with The WB Network, the fastest growing English-language broadcast television network in the country. We will continue to expand our station group by selectively acquiring and building primarily WB Network affiliated stations in medium-sized markets.



     Since our formation in 1997, we have focused primarily on acquiring independently-owned stations, under-performing stations and construction permits for new stations in markets that we believe have the growth potential and demographic profile to support the successful launch of a new WB Network affiliate. We believe that medium-sized markets provide advantages such as fewer competitors and lower operating costs compared to large markets. Our strategy is to capitalize on these advantages and to grow our revenues and cash flow by focusing on generating local sales. Since we centralize many of our stations' administrative functions and primarily provide entertainment programming, our station general managers are able to focus on increasing sales and improving operating margins. We have experienced significant revenue and broadcast cash flow growth and we anticipate further growth because many of our stations are newly launched. For the six months ended June 30, 1999, we generated $26.6 million in revenues and $6.5 million in broadcast cash flow, representing an increase of 37.8% in revenues and 47.0% in broadcast cash flow over the six months ended June 30, 1998.


     Like The WB Network, we target our programming to younger audiences, in particular, young adults, teens and kids. We believe that these younger audiences are a growing and increasingly important demographic target for advertisers, and that our affiliation with The WB Network affords us a significant competitive advantage over other network affiliated television broadcasters in attracting these younger audiences. Since its launch in 1995, The WB Network is the only English-language broadcast network in the United States to increase its audience share in these key target demographic groups. To build and retain our audience share during non-network hours, we also acquire the broadcast rights to popular syndicated programming that we believe complements The WB Network programming. In addition, we broadcast local programming such as news in St. Louis, local weather updates and local and regional sports programming in selected markets. We believe this programming will enhance our ability to sell advertising time to local and regional advertisers and increase audience awareness of our newly launched stations.

OUR STRATEGY

     The principal components of our business and growth strategy are:

     - Our WB Network Affiliation. Our WB Network affiliation provides our stations with popular prime time and kids programming and the opportunity to co-brand our stations with the Warner Bros. brand, which is one of the most recognized brands in the entertainment industry. We believe that affiliating and co-branding a start up station with The WB Network gives that station immediate brand recognition and audience awareness. In addition, we believe our stations' affiliation with The WB Network provides us with a significant competitive advantage in attracting the younger audiences we believe are a growing and increasingly important demographic target for advertisers. The traditional networks attract viewers with a median age ranging from 42 to
       53. Fox attracts viewers with a median age of 34 years while the median age of The WB Network viewers is 27 years of age. We expect that stations we acquire in new markets will enter into affiliation agreements with The WB Network.


     - Strength of Our Senior Management Team. Our senior management team is one of the most experienced in the industry with an average of over 20 years of experience owning and operating broadcast television stations and selling television advertising time. Mr. Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Mr. Gealy, our President and Chief Operating Officer, began his broadcast television career in sales and since then has held various management positions, including station general manager and group executive responsible for eight stations. Mr. Allen, our Executive Vice President and Chief Financial Officer, has spent 13 years as an executive in the entertainment industry, including seven years as Chief Financial Officer of Fox Broadcasting Company.


     - Popular and Proven Syndicated Programming. While The WB Network programming provides the foundation of our programming, we also acquire popular syndicated programming, which is an important part of building our stations' audience and revenue share. We believe that broadcasting popular and targeted programming before and after The WB Network prime time programs builds and retains our audience share during these critical dayparts. We seek to acquire programming that targets demographic groups similar to those targeted by The WB Network during its prime time programming. Our syndicated programming for the 1999 and 2000 seasons includes newly syndicated programming such as The Drew Carey Show, Suddenly Susan, Caroline in the City and Spin City, as well as proven programs such as Friends, Seinfeld and Star Trek: The Next Generation.


     - Focus on Sales. To grow our revenues, we aggressively market our advertising time to local advertisers and also sell advertising time to regional and national advertisers. We believe that our focus on local sales enables us to capture existing local advertising revenues and to create new television advertising revenues by selling to first-time buyers of television advertising time. Since we centralize many of our stations' administrative functions and primarily provide entertainment programming, our station general managers are able to focus on increasing sales and improving operating margins. Our station general managers have an average of over 18 years of experience selling television advertising time and are directly involved in their stations' sales management. When we acquire or build a station, we focus on building the station's sales force and provide on-going in-house sales training and development.


     - Selective and Opportunistic Expansion in Medium-Sized Markets. We will continue to expand our group of television stations selectively and opportunistically by acquiring independently-owned stations, under-performing stations and construction permits for new stations. Since our inception in 1997, we have acquired six stations, built three stations and entered into joint services agreements with two other stations. We target medium-sized markets because they are typically characterized by fewer and less sophisticated competing television station operators and other media, and lower operating costs than larger markets.

     - Focus on a Young and Growing Audience. We target our programming primarily to young adults, teens and kids, demographic groups that are growing in size and purchasing power. For example, in 1998 teens spent and/or influenced $140 billion in purchases, up from $120 billion in 1997. As a population, teens are growing at approximately twice the rate of the rest of the U.S. population. Kids also exert indirect influence over approximately $400 billion each year in purchases such as cars, vacations and household goods. We believe that our programming strategy enhances our ability to sell advertising time by providing direct access to these attractive demographic groups.



     - Significant Economic and Operating Efficiencies. We believe that we benefit from significant economic and operating efficiencies as a result of the size of our station group. We centralize our graphic design and production, scheduling, purchasing, national sales and some accounting and treasury functions at our corporate headquarters. For example, because we buy syndicated programming on a centralized basis, we believe that we have access to higher quality syndicated programming at attractive prices.


PROGRAMMING

     We broadcast programs to attract young adults, teens and kids. Our programming includes:

     - The WB Network prime time programming;

     - Kids' WB!;

     - syndicated programming; and

     - local programming.

     Prime Time Programming. In prime time, The WB Network is currently ranked number one among teens. Prime time programming includes: 7th Heaven, Buffy the Vampire Slayer, Dawson's Creek, Charmed and Felicity. When The WB Network began broadcasting in 1995, it provided two hours of prime time programming per week. In the 1999/2000 season, The WB Network will provide 13 hours of prime time programming Sunday through Friday and has announced plans to provide two hours of prime time programming on Saturday for the 2000/2001 season.


     The bar graphs below present ratings information for The WB Network prime time programming as reported by Nielsen Television Index and for each of the broadcast seasons indicated.


[Adult Ratings Performance Graph]

                                                                             ADULTS 18-34
                                                                             ------------
94-95                                                                             1.2
95-96                                                                             1.3
96-97                                                                             1.4
97-98                                                                             1.8
98-99                                                                             2.0

[Teen Ratings Performance Graph]

                                                                              TEENS 12-17
                                                                              -----------
94-95                                                                             1.9
95-96                                                                             2.6
96-97                                                                             3.1
97-98                                                                             4.5
98-99                                                                             4.2

[BAR GRAPH -- The bar graph on the left side presents rating data for adults 18 to 34 years of age for the 1994/1995 through the 1998/1999 broadcast seasons. The growth achieved in ratings points in the five year period among adults 18 to 34 is included above the bar representing the 1998/1999 broadcast season. The bar graph on the right side presents rating data for teens 12 to 17 years of age for the 1994/1995 through the 1998/1999 broadcast seasons. The growth achieved in ratings points over in the five year period among teens 12 to 17 is included above the bar representing the 1998/1999 broadcast season.]



     Kids' WB! Programming. The WB Network launched Kids' WB! in September 1995 with three hours of programming on Saturdays, and currently provides 19 hours of kids' programming Monday through Saturday. Kids' WB! programming includes Pokemon, the number one rated kids animated program. Kids' WB! currently airs three episodes of Pokemon on Saturday and this fall, will air two episodes on Saturday and two episodes each day, Monday through Friday. Based on the high ratings for Pokemon, we believe the significant increase in Pokemon airings will increase Kids' WB! weekday ratings this fall. Kids' WB! also airs Warner Bros. produced shows such as Batman Beyond, Animaniacs, Pinky and the Brain and Superman. Warner Bros.' animated programs also feature popular Looney Toons characters such as Bugs Bunny, Daffy Duck, Tazmanian Devil, Tweety Bird, Sylvester, Road Runner and Wile E. Coyote.



     The bar graph below presents ratings information for The WB Network's Kids' WB! Saturday programming as reported by Nielsen Television Index and for each of the broadcast seasons indicated.

[Kids Ratings Performance Graph]

                                                                          SATURDAY: KIDS 2-11
                                                                          -------------------
95-96                                                                             2.0
96-97                                                                             1.7
97-98                                                                             2.1


[BAR GRAPH -- The bar graph presents ratings data for the Kids' WB! Saturday programming from the 1995/1996 through the 1998/1999 broadcast season. The growth achieved in ratings points in the three year period among kids 2-11 is included above the bar representing the 1998/1999 broadcast season.]



     Syndicated Programming. In addition to The WB Network programming, our stations air syndicated programs. Generally, our most profitable programming time periods are those immediately before and after The WB Network programming. Consequently, during these time periods, we air programs that are targeted to the audiences similar in demographics as those that watch The WB Network prime time programs. These important syndicated programs include Friends, Star Trek:
Next Generation, and Seinfeld, and we have acquired the broadcast rights to The Drew Carey Show, Suddenly Susan, Caroline in the City, and Spin City. We have multi-year contracts to air most of our syndicated programming.



     Local Programming. Each of our stations airs programming of local interest, which we believe creates immediate viewership at our start-up stations, increases local awareness of our stations and expands our advertiser base. At KWBP, our station in Portland, we air weather updates throughout each evening, a format we intend to replicate at our other stations. At many of our stations, we acquire broadcast rights and air certain regional and local sporting events including games of the St. Louis Cardinals and the St. Louis Blues at KPLR, the Seattle Mariners and the University of Oregon Ducks at KWBP, the Atlanta Braves and the Atlanta Hawks at WBXX and the Colorado Rockies at KUWB. In addition, KPLR airs a nightly 30-minute local newscast.

OUR STATIONS


     The following table provides general information concerning our stations(1):



                                                        MAY 1999 AUDIENCE SHARE
                                                  -----------------------------------
                             TV HOUSEHOLDS(2)       ADULTS 18-34       TEENS 12-17
                           --------------------   ----------------   ----------------   BEGINNING OF
    STATION - CHANNEL       MARKET                PRIME   SIGN-ON/   PRIME   SIGN-ON/       ACME
       MARKETPLACE         RANKING     NUMBER     TIME    SIGN-OFF   TIME    SIGN-OFF     OPERATION
    -----------------      --------   ---------   -----   --------   -----   --------   -------------
KPLR - 11
St. Louis, MO.............    21      1,110,000    14        16       21        23      October 1997
KWBP - 32
Portland, OR..............    23        994,000     4         4        5         4      February 1997
KUWB - 30
Salt Lake City, UT(3).....    36        707,000     2         3        4         7      April 1998
KWBQ - 19
Albuquerque-Santa Fe,
  NM(4)...................    49        566,000   n/a       n/a      n/a       n/a      March 1999
WBDT - 26
Dayton, OH(5).............    54        504,000   n/a       n/a      n/a       n/a      June 1999
WBXX - 20
Knoxville, TN.............    63        447,000     5         6        3         3      October 1997
WIWB - 14
Green Bay-Appleton,
  WI(5)...................    69        385,000   n/a       n/a      n/a       n/a      June 1999
WBUI - 23
Champaign-Springfield-
  Decatur, IL(5)..........    82        335,000   n/a       n/a      n/a       n/a      June 1999
WTVK - 46
Ft. Myers-Naples, FL......    83        330,000     3         3        8         5      March 1998


-------------------------

(1) All ownership and statistical information is from BIA Publishing, Inc. and Nielsen Media Research.



(2) All television stations throughout the United States are grouped into 210 markets that are ranked in size according to the number of households with televisions in the market for the 1998/1999 season.



(3) We operate but do not currently own KUWB. We own, but do not operate
    KUPX - also in the Salt Lake City market. We and the owner of KUWB have agreed to swap our stations, which we expect to occur in the third quarter of 1999.



(4) KWBQ will be sold once we acquire KASY, also in the Albuquerque-Santa Fe market. We intend to operate KWBQ under a local marketing agreement. KWBQ was not reportable in the market in May 1999.



(5) We acquired and began operating these stations in June 1999. Prior to our acquisition they did not carry The WB Network programming and did not generate any measurable audience shares in May 1999.


KPLR: ST. LOUIS, MISSOURI

Designated Market Area: 21             TV Households: 1,110,000

Total Age 2+ Population: 2,819,000

     Market Description. Thirty-three percent of the total population of St. Louis is under 25 years of age. The estimated average household income in the St. Louis market is approximately $45,000 per year. Major employers in the market include Emerson Electric, May Department Stores, Anheuser-Busch, Monsanto, Ralston Purina and TWA. The television advertising revenue in the St. Louis marketplace was estimated at $219.9 million in 1998 and has grown at a compound annual rate of approximately 6.1% over the past five years.

     Station Overview. We began operating KPLR under a local marketing agreement in October 1997 and acquired the station in March 1998. KPLR signed on the air in 1959 and has been affiliated with The WB Network since the network's launch. In addition to carrying The WB Network prime time programming and Kids8 WB!, the station broadcasts a daily 9pm, half-hour local newscast and also has the exclusive broadcast rights to air games of the St. Louis Cardinals and the St. Louis Blues. In addition, the station's syndicated programming currently includes Friends, Seinfeld, Sister Sister, Martin and Cheers. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Spin City (9/00) and Sabrina (9/00). In the May 1999 sweeps period, KPLR was the first or second most watched station in the market during the Monday through Sunday 5 p.m. to 1 a.m. time period in important demographic audiences such as teens, persons 12 - 24 years of age, adults
18 - 34 years of age and adults 18 - 49 years of age. On an adults 18 - 49 years of age share basis, the station is regularly one of the top three performing WB Network affiliates in the country in prime time. The station has also been the number one ranked WB affiliate in kids ratings during the last two seasons.


     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the St. Louis designated market area:

                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                       --------------------------------------
                       CALL LETTERS -                  MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER             CHANNEL       AFFILIATION    PERSONS 12 - 34     MAY '99 VS MAY '98
        -----          --------------   -----------    ----------------    ------------------
ACME.................  KPLR - 11          WB                  18                    3
Belo Corporation.....  KMOV - 4           CBS                  9                   -1
Fox..................  KTVI - 2           FOX                 11                    0
Gannett..............  KSDK - 5           NBC                 19                   -5
Sinclair Broadcast...  KDNL - 30          ABC                 11                    1

KWBP: PORTLAND, OREGON

Designated Market Area: 23          TV Households: 994,000
Total Age 2 Population: 2,493,000

     Market Description. Thirty-two percent of the total population of Portland is under 25 years of age. The estimated average household income in the Portland market is approximately $42,000 per year. Major employers in the market include Intel, Fred Meyer, Providence Health System, U.S. Bank of Oregon, Tektronix and Safeway. The television advertising revenue in the Portland marketplace was estimated at $179.8 million in 1998 and has grown at a compound annual rate of approximately 8.4% over the past five years.


     Station Overview. We began operating KWBP under a local marketing agreement in February 1997 and acquired the station in June 1997. KWBP signed on the air in 1989 and has been affiliated with The WB Network since the network's launch. In addition to carrying The WB Network prime time programming and Kids' WB!, the station's syndicated programming currently includes Star Trek: The Next Generation, Full House, Xena: Warrior Princess and America's Funniest Home Videos. To date, the audience share at KWBP has been adversely affected primarily by the lack of available quality syndicated programming for that market and, to a lesser extent, due to a transmission site located further away from the market's population center than our competitors' sites. We have recently acquired a transmission site that will improve our signal coverage. In addition, the station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99) and King of the Hill (9/01). In the May 1999 sweeps period, KWBP delivered an average weekly cumulative number of 438,000 households from sign-on to sign-off, representing an 11% increase over May 1998.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Portland designated market area:

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  KWBP - 32          WB                  3                  +1
Belo Corporation.......  KGW - 8            NBC                18                  -1
BHC Corporation........  KPTV - 12          UPN                 8                  -4
Fisher Broadcasting....  KATU - 2           ABC                13                  +2
Lee Enterprises........  KOIN - 6           CBS                 8                  +1
Meredith Corporation...  KPDX - 49          FOX                16                  +1
Paxson
  Communications.......  KPXG - 22          PAX                 1                  +1

KUWB: SALT LAKE CITY, UTAH

Designated Market Area: 36                 TV Households: 707,000
Total Age 2+ Population: 2,131,000

     Market Description. Forty-four percent of the total population of Salt Lake City is under 25 years of age. The estimated average household income in the Salt Lake City market is approximately $43,000 per year. Major employers in the market include Intermountain Health Care, Brigham Young University, IOMEGA, ICON Health and Fitness and Smith Food & Drug Centers. Salt Lake City is the site of the 2002 winter Olympic Games. The television advertising revenue in the Salt Lake City marketplace was estimated at $155.2 million in 1998 and has grown at a compound annual rate of approximately 8.6% over the past five years.


     Station Overview. We began operating KUWB in April 1998 under a local marketing agreement and expect to acquire the station during the third quarter of 1999. KUWB is currently owned by Paxson Communications, which manages our station in the market, KUPX. We have agreed to swap KUPX to Paxson Communications in exchange for KUWB and have received FCC approvals for this transaction. KUWB has been affiliated with The WB Network since the network's launch. When we began operating the station, we replaced the primarily religious paid programming and infomercials that were being run on the station in all non-WB Network time periods with syndicated programming. This station's syndicated programming currently includes The Fresh Prince, Cheers, Roseanne and Full House. It also carries the NBC-affiliated Saturday Night Live and the daytime drama Sunset Beach. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99), Spin City (9/00) and Sabrina (9/00). In the May 1999 sweeps period, KUWB delivered an average weekly cumulative number of 293,000 households from sign-on to sign-off, an increase of 144,000 homes compared to May 1998. The WB Network prime time programming contributed significantly to KUWB's success in the market. In The WB Network prime time, KUWB increased its share of the teen audience by five share points compared to May 1998 and its adult demographics gained approximately two share points during the same time period.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Salt Lake City designated market area:

                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                       --------------------------------------
                        CALL LETTERS -                 MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER              CHANNEL       AFFILIATION    PERSONS 12 - 34    MAY '99 VS MAY '98
        -----           --------------   -----------   -----------------   ------------------
ACME (Paxson
  Communications local
  marketing
  agreement)..........  KUPX - 16          PAX                 0                    0
CBS...................  KUTV - 2           CBS                 8                    0
Fox...................  KSTU(1) - 13       FOX                17                   -2
KSL - International...  KSL - 5            NBC                19                   -2
Larry Miller
  Broadcasting........  KJZZ - 14          UPN                10                   -4
Paxson Communications
  (ACME local
  marketing
  agreement)..........  KUWB - 30          WB                  4                   13
United Television.....  KTVX - 4           ABC                10                   -1

-------------------------

(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

KWBQ: ALBUQUERQUE - SANTA FE, NEW MEXICO

Designated Market Area: 49           TV Households: 566,000
Total Age 21 Population: 1,513,000

     Market Description. Thirty-six percent of the total population of Albuquerque - Santa Fe is under 25 years of age. The estimated average household income in the Albuquerque - Santa Fe market is approximately $37,000 per year. Major employers in the market include Intel, Motorola, General Electric, General Mills, Philips and Levi Strauss. The television advertising revenue in the Albuquerque - Santa Fe marketplace was estimated at $94.4 million in 1998 and has grown at a compound annual rate of approximately 9.1% over the past five years.


     Station Overview. We launched KWBQ in March 1999 with The WB Network prime time programming and Kids' WB!. In addition, the station's syndicated programming currently includes Full House, Step By Step, The Fresh Prince, America's Funniest Home Videos and Roseanne. The station has contracted for the future exclusive market broadcast rights to popular shows such as Star Trek:
Voyager (9/99), Caroline in the City (9/99) and Spin City (9/00). After only two months of broadcast time, KWBQ entered its first major sweeps period in May 1999. From sign-on to sign-off, KWBQ reached an average of 41,000 households, or 7% of the total designated market area. However, in the Albuquerque - Santa Fe metropolitan statistical area, KWBQ reached 13% of the households.



     Shortly after the completion of this offering, we will acquire KASY, a UPN affiliated station serving the Albuquerque - Santa Fe market, from Ramar and sell the KWBQ broadcast license to Ramar. At the closing of these transactions, Ramar will grant Montecito an option to purchase KWBQ which we anticipate that Montecito will assign to us. We will continue to operate KWBQ as a WB Network affiliate under a separate local marketing agreement with Ramar, therefore allowing us to manage two stations in the market. We plan to aggressively cross-promote the two stations and operate them from a single studio and office facility. Subject to FCC approval, we may purchase the station if Montecito assigns the option to us.


     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Albuquerque - Santa Fe designated market area:

                                                        SIGN-ON/ SIGN-OFF: MON - SUN 7AM - 1AM
                                                        ---------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF      +/-SHARE POINTS
         OWNER              CHANNEL       AFFILIATION    PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   -----------------   -------------------
ACME...................      KWBQ - 19      WB                  0                    0
Belo Corporation.......       KASA - 2      FOX                10                   +1
Hubbard Broadcasting...     KOB(1) - 4      NBC                16                   -3
Lee Enterprises........   KRQE(1) - 13      CBS                 7                   +1
Pulitzer
  Broadcasting.........    KOAT(1) - 7      ABC                12                    0
Ramar Communications...   KASY(1) - 50      UPN                 2                   -1
Univision Television
  Group................      KLUZ - 41      UNI                 4                   +1

-------------------------
(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

WBDT: DAYTON, OHIO

Designated Market Area: 54                 TV Households: 504,000
Total Age 2+ Population: 1,268,000

     Market Description. Thirty-three percent of the total population of Dayton, Ohio is under 25 years of age. The estimated average household income in the Dayton market is approximately $43,000 per year. Major employers in the market include Chrysler Corp/ Acustar Inc., General Motors, Bank One Dayton, American Matsushita and BF Goodrich. The television advertising revenue in the Dayton marketplace was estimated at $88.4 million in 1998 and has grown at a compound annual rate of approximately 5.9% over the past five years.


     Station Overview. We acquired WBDT in June 1999 after the May 1999 sweeps period. WBDT signed on the air in October 1980 and has been affiliated with The WB Network since our acquisition of the station. WBDT, former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. The WB Network prime time programming and Kids' WB! is shown at The WB Network scheduled times. In addition, the station has contracted for the future exclusive market broadcast rights to popular shows such as Full House (9/99), Family Matters (9/00), Fresh Prince (9/99), America's Funniest Home Videos (9/99), Sabrina (9/00), Clueless (9/00) and Everybody Loves Raymond (9/01). We believe that our programming changes, in particular the airing of The WB Network and new syndicated programs, will improve WBDT's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Dayton designated market area, prior to our purchase of WBDT, formerly WDPX.


                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
Cox Broadcasting.......  WHIO - 7           CBS                16                  +1
Glencairn Ltd..........  WRGT - 45          FOX                10                  +1
Paxson
  Communications.......  WDPX - 26          PAX                 1                  +1
Sinclair Broadcast.....  WKEF - 22          NBC                12                   0
STC Broadcasting.......  WDTN - 2           ABC                11                  -1
Trinity Broadcasting
  Network..............  WKOI - 43         Ind.                 0                   0

WBXX: KNOXVILLE, TENNESSEE

Designated Market Area: 63          TV Households: 447,000
Total Age 2+ Population: 1,098,000

     Market Description. Thirty-one percent of the total population of Knoxville is under 25 years of age. The estimated average household income in the Knoxville market is approximately $37,000 per year. Major employers in the market include the University of Tennessee, TVA, Oakridge National Laboratories, Alcoa and Nippondenso. The television advertising revenue in the Knoxville marketplace was estimated at $68.0 million in 1998 and has grown at a compound annual rate of approximately 7.9% over the past five years.

     Station Overview. We launched WBXX in October 1997. In addition to carrying The WB Network prime time programming and Kids' WB!, the station has broadcast rights to air games of the Atlanta Braves. In addition, the station's syndicated programming currently includes Friends, Sister Sister, Full House and Cheers. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99), Sabrina (9/00), Spin City (9/00) and Suddenly Susan (9/00). In the May 1999 sweeps period, WBXX delivered an average weekly cumulative number of 135,000 households from sign-on to sign-off, an increase of 3,000 households compared to May 1998. From May 1998 to May 1999, WBXX was the only station in the market to increase its average weekly number of households.

     In April 1999, we entered into a ten year joint services agreement with Paxson Communications under which we provide certain sales and operational services to WPXK, serving the Knoxville, Tennessee market. Through April 2009, WPXK will carry solely the Pax Net supplied programming and we will share equally with Paxson Communications the excess of station revenues over certain operating expenses.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Knoxville designated market area:


                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  WBXX - 20          WB                  5                   0
Gannett................  WBIR - 10          NBC                16                  -4
Gray Communications....  WVLT - 8           CBS                 7                  -2
Paxson Communications..  WPXK - 54          PAX                 0                   0
Raycom Media...........  WTNZ - 43          FOX                 6                  -2
Young Broadcasting.....  WATE - 6           ABC                13                  +4


WIWB: GREEN BAY - APPLETON, WISCONSIN

Designated Market Area: 69          TV Households: 385,000
Total Age 2+ Population: 982,000

     Market Description. Thirty-four percent of the total population of Green Bay - Appleton is under 25 years of age. The estimated average household income in the Green Bay - Appleton market is approximately $41,000 per year. Major employers in the market include Fort James Corporation, the Oneida Tribe of Indians of Wisconsin, Schneider National, Humana, Shopko Stores, American Medical Security, Bellin Memorial Hospital and Procter & Gamble Paper Products. The television advertising revenue in the Green Bay - Appleton marketplace was estimated at $53.9 million in 1998 and has grown at a compound annual rate of approximately 7.4% over the past five years.

     Station Overview. We acquired WIWB in June 1999 after the May 1999 sweeps period. WIWB signed on the air in August 1998 and has been affiliated with The WB Network since our acquisition of the station. WIWB, a former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. The WB Network prime time and Kids' WB! is shown at The WB Network scheduled times. The station has contracted for the future exclusive market broadcast rights to popular shows such as Step by Step (9/99), Fresh Prince (9/99), Jerry Springer (9/99), Sabrina (9/00), Clueless (9/00), Suddenly Susan (9/00), Jamie Foxx (9/00) and Everybody Loves Raymond (9/01). We believe that our programming changes, in particular the airing of the WB Network programming and new syndicated programs, will improve WIWB's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Green Bay - Appleton designated market area, prior to our purchase of WIWB, formerly WPXG.



                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
Ace TV.................  WACY - 32          UPN                 4                  -2
Aires
  Telecommunications...  WGBA - 26          NBC                16                  -2
CBS....................  WFRV - 5           CBS                 8                  -3
Paxson Communications..  WPXG - 14          PAX                 1                  +1
SF Broadcasting........  WLUK - 11          FOX                12                  +1
Young Broadcasting.....  WBAY - 2           ABC                15                  -1


WBUI: CHAMPAIGN - SPRINGFIELD - DECATUR, ILLINOIS

Designated Market Area: 82          TV Households: 335,000
Total Age 2+ Population: 814,000

     Market Description. Thirty-three percent of the total population of Champaign - Springfield - Decatur is under 25 years of age. The estimated average household income in the Champaign - Springfield - Decatur market is approximately $42,000 per year. Major employers in the market include ADM, Staley's, Caterpillar, Mueller, Illinois Power, Kraft and the University of Illinois. The television advertising revenue in the Champaign - Springfield - Decatur marketplace was estimated at $42.7 million in 1998 and has grown at a compound annual rate of approximately 6.6% over the past five years.


     Station Overview. We acquired WBUI in June 1999 after the May 1999 sweeps period. WBUI signed on the air in May 1984 and has been affiliated with The WB Network since our acquisition of the station. WBUI, a former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. The WB Network prime time and Kids' WB! is shown at The WB Network scheduled times. The station has contracted for the future exclusive market broadcast rights to popular shows such as Full House (9/99), Star Trek: Voyager (9/99), Fresh Prince (9/99), Entertainment Tonight (9/99), Sabrina (9/00), Suddenly Susan (9/00), Spin City (9/00) and Clueless (9/00). We believe that our programming changes, in particular the airing of The WB Network and new syndicated programs, will improve WBUI's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Champaign - Springfield - Decatur designated market area, prior to our purchase of WBUI, formerly WPXU.


                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                      ---------------------------------------
                       CALL LETTERS -                  MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER             CHANNEL       AFFILIATION    PERSONS 12 - 34     MAY '99 VS MAY '98
        -----          --------------   -----------   ------------------   ------------------
Bahakel
  Communications.....  WRSP(1) - 55       FOX                 11                   +3
Gannett..............  WICS(1) - 20       NBC                 20                   -3
LIN Television.......  WAND - 17          ABC                 12                    0
Midwest Television...  WCIA(1) - 3        CBS                 11                   -2
Paxson
  Communications.....  WPXU - 23          PAX                  1                   +1

-------------------------
(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

WTVK: FT. MYERS - NAPLES, FLORIDA

Designated Market Area: 83          TV Households: 330,000
Total Age 2+ Population: 782,000

     Market Description. Twenty-five percent of the total population of Ft. Myers - Naples is under 25 years of age. The estimated average household income in the Ft. Myers - Naples market is approximately $45,000 per year. Major employers in the market include The Lee County School District, Lee Memorial Health System, Columbia Healthcare and Publix SuperMarkets. The television advertising revenue in the Ft. Myers - Naples marketplace was estimated at $56.2 million in 1998 and has grown at a compound annual rate of approximately 7.4% over the past five years.

     Station Overview. We began operating WTVK in March 1998 under a local marketing agreement and acquired the station in June 1998. WTVK signed on the air in October 1990 and has been affiliated with The WB Network since our acquisition of the station. In addition to carrying The WB Network prime time programming and Kids' WB!, the station's syndicated programming currently includes Sister Sister, The Nanny, Mad About You, NewsRadio, X-Files and Stargate. The station has contracted for the future exclusive market broadcast rights to popular shows such as Star Trek: Voyager (9/99), Drew Carey (9/99), Sabrina (9/00), Suddenly Susan (9/00), Spin City (9/00) and Caroline in the City (9/00). In the May 1999 sweeps period WTVK delivered a two household share from sign-on to sign-off for the third consecutive sweeps period. WTVK delivered an average weekly household cumulative number of 76,000 in May 1999, an increase of 3,000 households since May 1998. WTVK has increased its share of the teen audience significantly Monday through Wednesday 8pm to 10pm. In May 1999, WTVK held an 18 share of the teen audience making it the number one station in the time period in that demographic.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Ft. Myers - Naples designated market area:


                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  WTVK - 46          WB                  3                  +1
Emmis Communications...  WFTX - 36          FOX                13                   0
Ft. Myers
  Broadcasting.........  WINK - 11          CBS                11                  +1
Montclair
  Communications.......  WZVN - 26          ABC                 6                  -3
Waterman Broadcasting..  WBBH - 20          NBC                14                  -3
West Coast Christian
  TV...................  WRXY - 49         Ind.                 0                   0


WZPX: GRAND RAPIDS, MICHIGAN


     In addition to the nine stations described above, in April 1999, we entered into a joint sales agreement with DP Media for WZPX, serving the Grand Rapids, Michigan market. WZPX is a primary affiliate of Pax Net. In connection with this agreement, WZPX will enter into a secondary affiliation agreement with The WB Network for five years. Under our joint sales agreement, we sell certain advertising time for WZPX, and as compensation, we retain a portion of the excess of station revenues over station operating expenses, if any. We are obligated to pay any expenses which are not covered by advertising revenues and 40% of all interest expense owed by DP Media with respect to WZPX. DP Media has the right to sell the station to us at any time during the next four years for $30.0 million. We have limited rights to acquire the station for that same amount if DP Media chooses to sell the station.


OUR AFFILIATION AGREEMENTS

     Each of our stations has entered into a station affiliation agreement with The WB Network that provides each station with the exclusive right to broadcast The WB Network programming in its respective market. These affiliate agreements generally have three to ten year terms.

     Under the affiliation agreements, The WB Network retains the right to program and sell approximately 75% of the advertising time available during The WB Network prime time schedule with the remaining 25% available for sale by our stations. The WB Network retains approximately 50% of the advertising time available during Kids' WB! programs aired in other dayparts.


     In addition to the advertising time retained for sale by The WB Network, each station is also required to pay annual compensation to The WB Network. The amount of compensation is determined by taking into account the station's average ratings among adults ages 18 - 49 during The WB Network prime time programming, as well as the number of prime time programming hours provided per week by The WB Network. We participate in cooperative marketing efforts with The WB Network whereby the network reimburses up to 50% of certain approved advertising expenditures by a station to promote network programming. Our affiliation agreements for KPLR, KWBP and WBXX, also entitle those stations to the most favorable terms agreed to by The WB Network and any affiliate, except for superstation WGN, during the term of the affiliation agreements, and any subsequent modifications.


     In addition, as part of our acquisition of WBDT, WIWB and WBIU, we entered into a five-year secondary affiliation agreement with Pax Net at these stations. We are generally obligated to run the Pax Net prime time programming in certain morning dayparts. We retain a portion of the advertising time during this programming for local sales, and Pax Net retains the balance.


ADVERTISING/SALES


     Virtually all of our revenues for 1997 and 1998 and the first six months of 1999 consisted of advertising revenues, and no single advertiser accounted for more than 10% of our gross advertising revenues in these periods. Our advertising revenues are generated both by local advertising and national spot advertising.



     Local Advertising. Local advertising revenues are generated by both local merchants and service providers and by regional and national businesses and advertising agencies located in a particular designated market area. Local advertising revenues represented 52% of our net advertising revenues in 1997, 53% in 1998 and 55% in the first six months of 1999.



     National Spot Advertising. National spot advertising represents time sold to national and regional advertisers based outside a station's designated market area. National spot advertising revenues represented 48% of our net advertising revenues in 1997, 47% in 1998 and 45% in the first six months of 1999. National spot advertising primarily comes from:


     - new advertisers wishing to test a market;

     - advertisers who are regional retailers and manufacturers without national distribution;

     - advertisers who need to enhance network advertising in given markets; and

     - advertisers wishing to place more advertisements in specified geographic areas.

OUR COMPETITION


     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations in their respective markets and, to a lesser but an increasing extent, with radio stations, cable television system operators, newspapers, billboard companies, direct mail and internet sites. Traditional network and Fox programming generally achieves higher household audience levels than that of The WB Network and syndicated programming aired by independent stations which is attributable to a number of factors, including:


     - the traditional networks' efforts to reach a broader audience;

     - historically, less competition;

     - generally better channel positions;

     - more network programming being broadcast weekly;

     - the traditional networks' cross-promotions; and

     - the traditional networks' more established market presence than The WB Network.


     However, because The WB Network provides fewer hours of programmings per week than the traditional networks, we have a significantly higher inventory of advertising time for our own use and our programs therefore achieve a share of television market advertising revenues greater than their share of the market's audience. We believe that this available advertising time, combined with our efforts to attract audiences with our programming which are key targets of advertisers and our focus on advertising sales allows us to compete effectively for advertising revenues within our stations' markets.


     The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material adverse effect on a television station's operations and profits. Sources of video service other than conventional television stations, the most common being cable television, can increase competition for a broadcast television station by bringing distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television, entertainment services and multichannel multipoint distribution services. Currently, two FCC permitees, DirecTV and Echostar, provide subscription DBS services via high-power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers.



     Other technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized niche programming. The Telecommunications Act of 1996 permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as cable systems or as open video systems, each pursuant to different regulatory schemes. We cannot predict the effect that these and other technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.


     Broadcast television stations compete with other television stations in their designated market areas for the acquisition of programming. Generally, cable systems do not compete with local stations for programming, but various national cable networks do from time to time and on an increasing basis acquire programming that could have been offered to local television stations. Public broadcasting stations generally compete with commercially-rated broadcasters for viewers, but do not compete for advertising revenues. Historically, the cost of programming has increased because of an increase in the number of independent stations and a shortage of quality programming.

FEDERAL REGULATION OF TELEVISION BROADCASTING


     Television broadcasting is a regulated industry and is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended from time to time. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC. The Communications Act empowers the FCC, among other things:



     - to issue, revoke and modify broadcast licenses;



     - to decide whether to approve a change of ownership or control of station licenses;



     - to regulate the equipment used by stations; and



     - to adopt and implement regulations to carry out the provisions of the Communications Act.

     Failure to observe FCC or other governmental rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short, or less than maximum, license renewal terms or, for a particularly egregious violations, the denial of a license renewal application, the revocation of a license or denial of FCC consent to acquire additional broadcast properties.



     License Grant, Renewal, Transfer and Assignment. A party must obtain a construction permit from the FCC to build a new television station. Once a station is constructed and commences broadcast operations, the permittee will receive a license which must be renewed by the FCC at the end of each eight-year license term. The FCC grants renewal of a broadcast license if it finds that the station has served the public interest, convenience, and necessity and the licensee has not seriously violated the Communications Act or FCC rules and policies. If the FCC finds that a licensee has failed to meet these standards, the FCC may deny renewal or condition renewal. Any other party with standing may petition the FCC to deny a broadcaster's application for renewal. However, only if the FCC issues an order denying renewal will the FCC accept and consider applications from other parties for a construction permit for a new station to operate on that channel. The FCC may not consider any applicant in making determinations concerning the grant or denial of the licensee's renewal application. Although renewal of licenses is granted in the majority of cases even when petitions to deny have been filed, we cannot be sure our station licenses will be renewed for a full term or without modification.



     Our current licenses expire as follows:



                     STATION                       EXPIRATION DATE
                     -------                       ----------------
  KPLR..........................................   February 1, 2006
  KWBP..........................................   February 1, 2007
  KUWB(1).......................................   October 1, 2006
  KWBQ(2).......................................   October 1, 2006
  WBDT..........................................   October 1, 2005
  WBXX..........................................   August 1, 2005
  WIWB..........................................   December 1, 2005
  WBUI..........................................   December 1, 2005
  WTVK..........................................   February 1, 2005


-------------------------
(1) We operate KUWB and own KUPX. The expiration date for KUPX and KUWB are the same. We plan to swap ownership of these stations.


(2) We currently operate under a construction permit. We expect the license to be granted during the second half of 1999.



     The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including:



     - compliance with various rules limiting common ownership of media properties;



     - the character of the licensee and those persons holding attributable interests therein; and



     - compliance with the Communications Act's limitations on alien ownership.



     Character generally refers to the likelihood that the licensee or applicant will comply with applicable law and regulation. Attributable interests generally refers to the level of ownership or other involvement in station operations which would result in the FCC attributing ownership of that station or other media outlet to the person or entity in determining compliance with FCC ownership limitations.


     To obtain the FCC's prior consent to assign a broadcast license or transfer control of a broadcast licensee, an application must be filed with the FCC. If the application involves a substantial change in ownership or control, the application must be placed on public notice for a period of no less than 30 days during which petitions to deny the application may be filed by interested parties, including certain members of the public. If the FCC grants the application, interested parties have no less than 30 days from the date of public notice of the grant to seek reconsideration or review of that grant by the full commission or, as the case may be, a court of competent jurisdiction. The full FCC commission has an additional 10 days to set aside on its own motion any action taken by the FCC's staff. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.



     The FCC staff informed us that, so long as we have an interim voting agreement, our reorganization from a limited liability company into a corporation and our issuance of shares to the public in the offering will be deemed to result in a non-substantial change of ownership requiring a short-form application to the FCC. Accordingly, we applied for FCC approval to complete the reorganization and offering conditioned on our entry into the interim voting agreement. The FCC staff granted that application on September 2, 1999. Interested parties will have 30 days from the date of public notice of that grant to seek FCC reconsideration or review of the grant of the full commission or a court. The full commission also has an additional 10 days to reconsider the grant on its own motion. We cannot predict how long the FCC would take to act upon a request for reconsideration or review. We expect the period to request FCC reconsideration to expire in mid-October, 1999. If this offering closes before the FCC order approving our short-form application becomes final, we would be at risk of third party challenges to and FCC reconsideration of that initial approval.



     The FCC staff has also informed us that, without the required interim voting agreement, our reorganization and our issuance of shares to the public in the offering will result in a substantial change of control requiring a long-form application to the FCC. Accordingly, in addition to our short-form application, we have made a long-form application to the FCC to go forward from the reorganization and offering without the interim voting agreement. We must receive the final order of the FCC approving the long-form application before we can terminate the interim voting agreement. That long-form application must be open to the public for challenge or other comment for 30 days before the FCC staff can act on it. Interested parties may file petitions to deny the application on or before that date. The 30-day period runs through September 27, 1999. If the FCC grants the long-form application, interested parties will have another 30 days from public notice of the grant to seek FCC reconsideration or review of the grant of the full commission or a court. The full commission also has an additional 10 days to reconsider the grant on its own motion. We may decide to go forward with our reorganization and the offering whether or not the FCC has granted our long-form application. If this offering closes before the FCC order granting our long-form application becomes final, we would be at risk of third party challenges to and FCC reconsideration of that initial approval.



     Although we believe that it is likely we will receive final FCC orders approving our reorganization and this offering, third party challenges to or FCC reconsideration of our applications may require changes to permit approval to become final. Nor can we assure you that the interim voting agreement will remain in effect as required by the FCC. If the FCC or a court reconsiders or reviews the grant of our short-form application and the grant of our short-form application is rescinded, or if the interim agreement terminates without approval of our long-form application, the FCC could force us to divest our FCC licenses, pay fines, deny renewal of our license, refuse to approve of any of our acquisitions, order us to restructure our reorganization or order us to take any other action necessary to come into compliance with an FCC order.



     Ownership Restrictions. The officers, directors and equity owners of 5% or more of the company's outstanding voting stock of a company holding one or more broadcast licenses are deemed to have attributable interests in the broadcast company. However, minority voting stock interests generally will not be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. Also, specified institutional investors, including mutual funds, insurance companies and banks acting in a fiduciary capacity, may own up to 10% of the outstanding voting stock without being subject to attribution if they exercise no control over the management or policies of the broadcast company.



     Under the rules currently in effect, the FCC will not grant a license to operate a television station, unless established waiver standards are met, to any party, or parties under common control, that has an attributable interest in another television station with an overlapping service contour. FCC regulations also prohibit one owner from having attributable interests in television broadcast stations that reach in the aggregate more than 35% of the nation's television households. For purposes of this calculation, stations in the UHF band which covers channels 14 - 69 are attributed with only 50% of the households attributed to stations in the VHF band, which covers channels 2 - 13. Subject to certain exceptions, the rules generally prohibit, the holder of an attributable interest in a television station from also having an attributable interest in a radio station, daily newspaper or cable television system serving a community located within the relevant coverage area of that television station. Separately, the FCC's cross-interest policy may prohibit the common ownership of an attributable interest in one media outlet and a non-attributable equity interest in another media outlet, among other significant interests, in the same market.



     The FCC recently adopted amendments to its ownership rules. Among other things, the new rules:



     - determine whether stations are in the same market by reference to a Nielsen designated market area rather than through a signal overlap among stations;



     - permit common ownership of two television stations in the same designated market area under certain circumstances;



     - permit some radio-television ownership combinations;



     - eliminate the cross-interest policy;



     - attribute the ownership of a station to parties whose debt and/or equity holdings in the company exceed 33% of the station's total assets if certain other factors are present;



     - increase the benchmark for certain passive investors from 10% to 20%; and



     - treat some local marketing agreements or time brokerage agreements with television stations as an attributable interest.

Those amendments are not yet effective, nor are the FCC's actions final. We do not know whether the new rules will become effective in their present form or be modified in future proceedings.



     Restrictions on Foreign Ownership. The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by foreign citizens or any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country. The Communications Act also authorizes the FCC to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by aliens. The FCC has interpreted these restrictions to apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to our subsidiaries that hold FCC licenses could be revoked if more than 25% of our stock were directly or indirectly owned or voted by aliens. Our certificate of incorporation contains limitations on alien ownership and control substantially similar to those contained in the Communications Act. Pursuant to our certificate of incorporation, we have the right to refuse to sell shares to aliens or to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of our board of directors, to comply with the alien ownership restrictions.



     Programming and Operation. The Communications Act requires broadcasters to serve the public interest, convenience and necessity. The FCC has gradually restricted or eliminated many of the more formalized procedures it had developed to promote the broadcast of programming responsive to the needs of the station's community of license. Licensees continue to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, but these complaints may be filed and considered at any time.



     Stations must also pay regulatory and application fees and follow various FCC rules that regulate, among other things:



     - political advertising;



     - children's programming;



     - the broadcast of obscene or indecent programming;



     - sponsorship identification; and



     - technical operations and equal employment opportunity requirements.



     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short, less than the maximum, renewal terms, or for particularly egregious violations, the denial of a license renewal application or the revocation of a license.



     Review of Must Carry Rules. FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 require each television broadcaster to elect, at three year intervals beginning October 1, 1993, to either (a) require carriage of its signal by cable systems in the station's market which is referred to as must carry rules or (b) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market which is referred to as retransmission consent. The United States Supreme Court upheld the must-carry rules in a 1997 decision. These must carry rights are not absolute, and their exercise is dependent on a variety of factors such as:



     - the number of active channels on the cable system;



     - the location and size of the cable system; and



     - the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system.


     Therefore under certain circumstance, a cable system may choose to decline to carry a given station. We have elected must carry with respect to each of our stations which are each carried on the related cable system.


     Local Marketing Agreements. We have, from time to time, entered into local marketing agreements, generally in connection with pending station acquisitions. By using local marketing agreements, we can provide programming and other services to a station proposed to be acquired before we receive all applicable FCC and other governmental approvals.



     FCC rules and policies generally permit local marketing agreements if the station licensee retains ultimate responsibility for and control of the applicable station, including finances, personnel, programming and compliance with the FCC's rules and policies. We cannot be sure that we will be able to air all of our scheduled programming on a station with which we have local marketing agreements or that we will receive the anticipated revenue from the sale of advertising for such programming.



     Under the rules currently in effect, the licensee of a television station providing programming on another television station under a local marketing agreement is not considered to have an attributable interest in the other station. However, the FCC recently adopted rules provide that the licensee of a television station which provides programming for more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the latter station for purposes of the national and local multiple ownership rules. The FCC also adopted a grandfathering policy providing that local marketing agreements that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996 would be permitted to continue in force until the FCC conducts its biennial review of regulations in 2004. Local marketing agreements entered into after that date but prior to the FCC action will be grandfathered until August 2001.



     None of our local marketing agreements were in existence on the date of enactment of the Telecommunications Act or on November 5, 1996. Therefore we may be forced to terminate the KWBQ local marketing agreement in August 2001 if it has not been previously terminated, unless holding an attributable interest in KWBQ and KASY would comply with the television duopoly rule or a waiver of the rule was granted.



     Digital Television Services. The FCC has adopted rules for implementing DTV service in the United States. Implementation of DTV will improve the technical quality of television signals and provide broadcasters the flexibility to offer new services, including high-definition television and data broadcasting.



     The FCC has established service rules and adopted a table of allotments for DTV. Under the table, all eligible broadcasters with a full-power television station are allocated a separate channel for DTV operation. Stations will be permitted to phase in their DTV operations over a period of years following the adoption of a final table of allotments, after which they will be required to surrender their license to broadcast the analog, or non-DTV, signal. Affiliates of the top four networks in the top ten markets are already required to be on the air with a digital signal. Affiliates of the top four networks in the next twenty largest markets must be on the air with a digital signal by November 1, 1999. Our stations must be on the air with a digital signal by May 1, 2002. Under applicable law and regulation, television broadcasters must return their analog license to the government by 2006 unless specified conditions exist, that in effect, affect the public's limited access to DTV transmissions in a particular market.


     The Communications Act and the FCC's rules impose certain conditions on the FCC's implementation of DTV service. Among other requirements, the FCC must:

     - limit the initial eligibility for licenses to existing television broadcast licensees or permittees;

     - allow DTV licensees to offer ancillary and supplementary services; and

     - charge appropriate fees to broadcasters that supply ancillary and supplementary services for which such broadcasters derive certain nonadvertising revenues.

     Equipment and other costs associated with the DTV transition, including the necessity of temporary dual-mode operations, will impose some near-term financial costs on television stations providing the services. The potential also exists for new sources of revenue to be derived from DTV. We cannot predict the overall effect the transition to DTV might have on our business.

     Children's Television Act. FCC rules limit the amount of commercial matter that a television station may broadcast during programming directed primarily at children 12 years old and younger. FCC rules further require television stations to serve the educational and informational needs of children 16 years old and younger through the stations' own programming as well as through other means. Television broadcasters must file periodic reports with the FCC to document their compliance with foregoing obligations.


     Other Pending FCC and Legislative Proceedings. In 1995, the FCC issued notices of proposed rulemaking proposing to modify or eliminate most of its remaining rules governing the broadcast network-affiliate relationship. The network-affiliate rules were originally intended to limit networks' ability to control programming aired by affiliates or to set station advertising rates and to reduce barriers to entry by networks. The dual network rule, which generally prevents a single entity from owning more than one broadcast television network, is among the rules under consideration in these proceedings. Although the Telecommunications Act substantially relaxed the dual network rule by providing that an entity may own more than one television network, none of the four major national television networks may merge with each other or acquire certain other networks in existence on February 8, 1996. We cannot predict how or when the FCC proceeding will be resolved or how those proceedings or the relaxation of the dual network rule may affect our business.



     The Satellite Home Viewer Act allows satellite carriers to deliver broadcast programming to subscribers who are unable to obtain television network programming over the air from local television stations. Congress is currently considering legislation to amend the act to facilitate the ability of satellite carriers to provide subscribers with programming from a non-local television station. We cannot predict whether any such legislation will be enacted or what, if any, impact such legislation may have on our company.



     The FCC has also initiated a proceeding to reexamine rules that previously required broadcast licensees to provide equal employment opportunities. If the FCC does adopt new rules governing equal employment opportunities we may have additional administrative burdens. However, adoption of any new rules will not affect our continuing obligation to comply with other federal and state laws concerning equal employment opportunities.

     Federal regulatory agencies and Congress from time to time consider proposals for additional or revised rules. We cannot predict the resolution of these issues or other issues discussed above, although their outcome could, over a period of time, affect, either adversely or favorable, the broadcasting industry generally or us specifically.


     The foregoing summary of FCC and other governmental regulations is not intended to be comprehensive. For further information concerning the nature and extent of federal regulation of broadcast stations, you should refer to the Communications Act, the Telecommunications Act, other Congressional acts, FCC rules and the public notices and rulings of the FCC.

EMPLOYEES


     At June 30, 1999, we had 309 employees, including 44 at KPLR in St. Louis who were subject to collective bargaining agreements. We believe that our relationships with our employees and the unions representing our unionized employees are good.

PROPERTIES AND FACILITIES


     All of our leased studio, office and tower facilities are leased pursuant to long-term leases. We believe that all facilities and equipment are adequate, with minor changes and additions, for conducting operations as presently contemplated. Set forth below is information with respect to our existing studios and other facilities. Information as to tower size reflects the height above average terrain of the antenna radiation center.



                      MARKET                         APPROXIMATE SIZE    OWNERSHIP
                      ------                         ----------------    ---------
St. Louis, Missouri
  Studio and office facilities(1)..................  36,000 sq. ft.        Owned
  Tower............................................  1,011 ft.            Leased
Portland, Oregon
  Studio and office facilities.....................  15,255 sq. ft.        Owned
  Tower............................................  1,785 ft.            Leased
Knoxville, Tennessee
  Studio and office facilities.....................  8,000 sq. ft.        Leased
  Tower............................................  2,399 ft.             Owned(2)
Salt Lake City, Utah
  Studio and office facilities.....................  9,500 sq. ft.        Leased
  Tower............................................  3,839 ft.            Leased
Ft. Myers - Naples, Florida
  Studio and office facilities.....................  5,000 sq. ft.        Leased
  Tower............................................  1,000 ft.            Leased
Albuquerque - Santa Fe, New Mexico
  Studio and office facilities.....................  9,000 sq. ft.         Owned
  Tower............................................  1,234 ft.            Leased
Dayton, Ohio
  Studio and office facilities.....................  14,150 sq. ft         Owned
  Tower............................................  485 ft.               Owned
Green Bay - Appleton, Wisconsin
  Studio and office facilities.....................  2,640 sq. ft.        Leased
  Tower............................................  660 ft.              Leased
Champaign - Springfield - Decatur, Illinois
  Studio and office facilities.....................  9,600 sq. ft.         Owned
  Tower............................................  1,030 ft.             Owned


-------------------------
(1) Excludes 30,000 square feet of apartment space located above the studio and office facilities.


(2) Tower owned on leased property.


LEGAL PROCEEDINGS


     We are currently in a dispute with Edward Koplar in connection with Mr. Koplar's resignation in the fall of 1998 from his position as Chief Executive Officer of ACME Television of Missouri, Inc., formerly Koplar Communications, Inc. Mr. Koplar has claimed that we breached his management agreement, and under the terms of that agreement has claimed that we owe him $4 million and has threatened to bring suit against us. We believe that Mr. Koplar's claim is without merit and that the resolution of this matter will not have a material adverse effect on our financial condition or results of operations. We have accrued $350,000 as a reserve relating to this matter.

     In addition, we are currently and from time to time involved in litigation incidental to the conduct of our business. We maintain comprehensive general liability and other insurance which we believe to be adequate for the purpose. We are not currently a party to any lawsuit or proceeding that we believe would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth information about our executive officers and directors as of August 31, 1999.



       NAME          AGE                          POSITION
       ----          ---                          --------
Jamie Kellner......  52    Chairman of the Board and Chief Executive Officer
Doug Gealy.........  39    President, Chief Operating Officer and Director
Tom Allen..........  46    Executive Vice President, Chief Financial Officer
                           and Director
Edward Danduran....  47    Vice President, Controller
James Collis(1)....  36    Director
Thomas Embrescia...  53    Director
Brian McNeill(1)...  43    Director
Michael Roberts....  50    Director
Darryl Schall(1)...  38    Director


-------------------------

(1) Will resign from his position after the pricing of this offering but before our reorganization and in accordance with our short-term application to the FCC and has agreed to become a director again after final FCC approval of our long-form application.


     Jamie Kellner is a founder of ACME and has served as our Chief Executive Officer and Chairman of the Board since 1997. Mr. Kellner is also a founder, Chief Executive Officer and partner of The WB Network since 1993. Previously, Mr. Kellner was President of Fox Broadcasting Company since its inception in 1986 to 1993. He currently serves on the board of directors of NELVANA LTD., a Canadian company internationally recognized for its children's and family programming, worldwide distribution and merchandise licensing.

     Doug Gealy is a founder of ACME and has served as our President and Chief Operating Officer and as a member of our Board since 1997. Since December of 1996, Mr. Gealy has been involved in development activities for ACME. Before founding ACME, Mr. Gealy served for one year as Executive Vice President of Benedek Broadcasting Corporation. From 1991 to 1996, Mr. Gealy was a Vice President and General Manager of WCMH and its local marketing agreement, WWHO, both in Columbus, Ohio, and following the acquisition of these stations by NBC, served as President and General Manager of these stations.

     Tom Allen is a founder of ACME and has served as our Executive Vice President and Chief Financial Officer and as a member of our Board since 1997. Since June 1996, Mr. Allen has been involved in development activities for ACME. From August 1993 to May 1996, Mr. Allen was the Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as the Chief Financial Officer of the Fox Broadcasting Company from 1986 to 1993.

     Edward Danduran has been our Vice President and Controller since July 1997. From November 1995 until April 1997, Mr. Danduran was a Financial Consultant for Virgin Interactive Entertainment, Inc. From 1989 to 1995, Mr. Danduran was the Chief Financial Officer of Phoneby, a business communications company.


     James Collis has served as a member of our Board since July 1999. Mr. Collis is an Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has served in this role since 1997. Before joining CEA Management Corp., Mr. Collis was a Principal at Chase

Manhattan Bank beginning in December 1996. Before becoming a Principal, Mr. Collis was a Vice President of Chase Manhattan Bank beginning in June 1995 and an associate before that beginning in June 1991. Mr. Collis has also been an investor in the media and communications industry for nine years and serves on the board of directors for numerous private media and communication companies.


     Thomas Embrescia has served as a member of our Board since we acquired WTVK from Second Generation Television, Inc. in June 1998. Mr. Embrescia is the Chairman and principal investor of Second Generation Television, a company he formed in 1993. In addition, he also serves as chairman or Chief Executive Officer and is a principal investor in several other media and marketing related businesses. Mr. Embrescia has over 31 years of experience in the broadcasting and media industry.


     Brian McNeill has served as a member of our Board since July 1999. Since 1996, he has been the managing general partner of Alta Communications, a private venture capital firm he co-founded, which specializes in the communications industry. Since 1986, Mr. McNeill has been a general partner of various funds affiliated with Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He has served as a director in many private radio and television broadcasting companies such as Tichenor Media Systems, OmniAmerica Group, Panache Broadcasting and Shockley Communications and a publicly traded company, Radio One, Inc.



     Michael Roberts has served as a member of our Board since April 1999. Mr. Roberts is a co-founder of Roberts Broadcasting which owns several television stations in medium-sized markets in the U.S. and has served as its Chairman and Chief Executive Officer since 1981. Mr. Roberts is also the founder of companies active in commercial real estate development, construction program management and corporate management consulting. Mr. Roberts is also a Managing Member for Roberts Wireless Communications, a Sprint affiliate serving Missouri, Southern Illinois and Kansas.


     Darryl Schall has served as a member of our Board since July 1999. Mr. Schall has been a Senior Vice President of Trust Company of the West since November 1995. Mr. Schall was Director of Research at Crescent Capital Corporation from July 1994 until its acquisition by Trust Company of the West in 1995.


COMMITTEES OF OUR BOARD OF DIRECTORS



     The board of directors has established an audit committee and a compensation committee. The audit committee currently consists of Messrs. Schall and Collis. As required by the FCC, Messrs. Schall and Collis will not serve as members of our board until final approval of our long-form application. Messrs. Schall and Collis will resign as board members immediately after pricing but before our reorganization. During this period, Messrs. Embrescia and Roberts will serve as the members of the audit committee until Messrs. Schall and Collis rejoin the board and replace them on the audit committee. The audit committee will make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors and will review and evaluate our audit and control functions.



     The compensation committee consists of Messrs. Embrescia and McNeill. As with Messrs. Schall and Collis, Mr. McNeill will not serve as a member of our board until final approval of our long-form application. During this period Mr. Roberts will serve as a member of the compensation committee until Mr. McNeill rejoins the board and replaces him on the compensation committee. The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for services on our board of directors or any committee of our board. However, directors may be reimbursed for expenses they incur in attending board and committee meetings. All directors are eligible to participate in our 1999 Stock Incentive Plan.

EXECUTIVE COMPENSATION


     The following table sets forth compensation earned for the years ended December 31, 1998 and 1997, the year of our formation, by our Chief Executive Officer, and our next three most highly paid executive officers.


                         SUMMARY COMPENSATION TABLE(1)

                                                            OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS(2)   COMPENSATION(3)   COMPENSATION(4)
---------------------------  ----   --------    --------   ---------------   ---------------
Jamie Kellner..............  1998   $175,000(5) $100,000       $    --           $    --
  Chairman of the Board and  1997         --          --            --                --
  Chief Executive Officer

Doug Gealy.................  1998    300,000      25,000         5,351            93,900
  President and Chief        1997    250,000      50,000            --             2,449
  Operating Officer

Tom Allen..................  1998    300,000      25,000            --             6,334
  Executive Vice President   1997    145,833      50,000       105,000             2,171
  and Chief Financial
    Officer

Edward Danduran............  1998    106,016      20,000            --             3,000
  Vice President,
    Controller               1997     67,017          --            --                --

-------------------------
(1) We did not have restricted stock, stock appreciation rights or payouts on long term incentive compensation plans during the periods covered.

(2) Amounts disclosed in the column reflect payments under the incentive provisions of employment agreements which are described under "Employment Agreements and Arrangements."

(3) Amounts disclosed in this column include:
    (a) For Mr. Gealy, a company leased automobile; and
    (b) For Mr. Allen, a signing bonus that was paid upon the closing of acquisitions of KPLR, KWPB, WBXX and KWBQ.

(4) Amounts disclosed in this column include:
    (a) Our contributions under our 401K Savings Plan, a defined contribution plan;
    (b) Reimbursements of COBRA expenses;
    (c) Payments on behalf of the named executives for life insurance; and
    (d) For Mr. Gealy, reimbursement of moving expenses in the amount of $86,251.

(5) For Mr. Kellner, this amount is his consulting fee.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS


     We have entered into a non-exclusive consulting agreement with Mr. Kellner which expires in October 2003, and full-time exclusive employment agreements with each of Messrs. Gealy and Allen that expire in October 2003. The employment agreements provide for annual compensation reviews by our compensation committee, with stipulated minimum annual adjustments equal to increases in the Consumer Price Index. Mr. Kellner's consulting compensation is set annually on a discretionary basis by the compensation committee.



     As of August 31, 1999, Mr. Kellner's annual consulting fee is $175,000. For the year, beginning January 1, 2000, Mr. Kellner's annual consulting fee will be $250,000. Mr. Kellner is entitled to annual cash bonuses as determined by our compensation committee. In addition, in January 2000, we will pay Mr. Kellner a $1.2 million cash bonus.



     As of August 31, 1999, each of Mr. Gealy's and Mr. Allen's base salary is $300,000. For the year beginning January 1, 2000, each of Mr. Gealy's and Mr. Allen's base salary will be $375,000. Mr. Gealy and Mr. Allen are entitled to annual cash bonuses as determined by our compensation committee. In addition, in January 2000, we will pay each of Mr. Gealy and Mr. Allen a $900,000 cash bonus.



     Mr. Danduran is employed by us pursuant to employment agreement that expires December 31, 2001. The employment agreement requires Mr. Danduran to devote substantially all of his business time to our business and precludes Mr. Danduran from engaging in activities competitive with our business throughout the term of the employment agreement. As of August 31, 1999, Mr. Danduran's base salary is $106,016. Mr. Danduran is entitled to an annual cash bonus as determined by our compensation committee.


1999 STOCK INCENTIVE PLAN


     Before this offering, we had long-term incentive compensation plans in which all general managers and non-founder corporate office executives participated. The awards generally vested in equal thirds on the third, fourth and fifth anniversaries of the effective date of the awards. For 1998, we recorded an expense of $399,000 representing the estimated awards earned during 1998 related to this plan. No awards granted under our long-term incentive compensation plans have vested and such awards have been converted to discounted stock options. See "Certain Specific Awards" below for a description of the discounted options.



     In September 1999, we adopted our 1999 Stock Incentive Plan to provide an additional means to attract, motivate, reward and retain key personnel. The plan gives the administrator the authority to grant different types of stock and cash incentive awards and to select participants. While only stock options and restricted stock awards are contemplated at this time, the other forms of awards that may be granted give us flexibility to structure future incentives. Our employees, officers, directors, and consultants may be selected to receive awards under the plan. The following summary is qualified by reference to the complete plan, which is on file with the Securities and Exchange Commission.



     Share Limits. A maximum of 4,200,000 shares of our common stock may be issued under the plan, or approximately 25.08% of our outstanding shares after giving effect to the public offering. The aggregate number of shares subject to stock options and stock appreciation rights granted under the plan to any one person in a calendar year can not exceed 1,000,000 shares. The aggregate number of shares subject to all awards granted under the plan to any one person in a calendar year cannot exceed 1,000,000 shares. Performance-based awards payable solely in cash that are granted under the plan to any one person in a calendar year cannot provide for payment of more than $1,000,000.

     Each share limit and award under the plan is subject to adjustment for certain changes in our capital structure, reorganizations and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the plan.


     Awards. Awards under the plan may be in the form of:



     - nonqualified stock options;



     - incentive stock options;



     - stock appreciation rights, or SARs;



     - limited stock appreciation rights, which are SARs limited to specific events, such as in a change of control or other special circumstances;



     - restricted stock;



     - performance shares;



     - stock units;



     - stock bonuses; or



     - cash bonuses based on performance.


     Awards may be granted individually or in combination with other awards. Any cash bonuses and certain types of stock-based performance awards under the plan will depend upon the extent to which performance goals set by the administrator are met during the performance period.


     Awards under the plan generally will be nontransferable, subject to such exceptions such as a transfer to a family member or to a trust, as authorized by the administrator.



     Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any owner of more than 10% of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services.


     Administration. The plan will be administered by our board of directors or a committee of directors appointed by the board. Currently, our board has delegated general administrative authority over the plan to our compensation committee.

     The administrator of the plan has broad authority to:

     - designate recipients of awards;

     - determine or modify, subject to any required consent, the terms and provisions of awards, including the price, vesting provisions, terms of exercise and expiration dates;

     - approve the form of award agreements;

     - determine specific objectives and performance criteria with respect to performance awards;

     - construe and interpret the plan; and

     - reprice, accelerate and extend the exercisability or term, and establish the events of termination or reversion of outstanding awards.

     Change of Control. Upon a change of control event, each option and stock appreciation right will become immediately exercisable, restricted stock will immediately vest free of restrictions, and the number of shares, cash or other property covered by each performance award will be issued to the holder of the award, unless our board of directors determines to the contrary. Generally speaking, a change of control event will be triggered under the plan:

     - upon our dissolution or liquidation;


     - in connection with certain mergers or consolidations of ACME Communications, Inc. into or with, or upon a sale of all or substantially all of our assets to another entity other than one of our affiliates where our stockholders before the transaction own less than 50% of the surviving entity;


     - if a change in ownership of more than 50% of our outstanding common stock occurs; or

     - if a majority of our board of directors changes, other than through normal appointments and succession, over a period of two years or less.


The administrator of the plan may also provide for alternative settlements of awards, the assumption or substitution of awards, or other adjustments of awards, in connection with a change of control or other reorganization of ACME Communications, Inc.


     Plan Amendment, Termination and Term. Our board of directors may amend, suspend or discontinue the plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will generally not be submitted to stockholders for their approval unless such approval is required by applicable law.


     The plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of options, SARs and other rights to acquire common stock under the plan is 10 years after the initial date of award, subject to provisions for further deferred payment in certain circumstances. No award can be granted ten years after adoption of the plan by our board of directors.


     Payment for Shares. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.


     Federal Tax Consequences. The current federal income tax consequences of awards authorized under the plan follow certain basic patterns. Generally, awards under the plan that are includable in the income of the recipient at the time of exercise, vesting or payment, such as nonqualified stock options, SARs, restricted stock and performance awards, are deductible by us, and awards that are not required to be included in the income of the recipient, such as incentive stock options, are not deductible by us.



     Generally speaking, Section 162(m) of the Internal Revenue Code provides that a public company may not deduct compensation, except for compensation that is commission or performance-based paid to its chief executive officer or to any of its four other highest compensated officers to the extent that the compensation paid to such person exceeds $1 million in a tax year. The regulations exclude from these limits compensation that is paid pursuant to a plan in effect before the time that a company is publicly held. We expect that compensation paid under the plan will not be subject to Section 162(m) in reliance on this transition rule, as long as such compensation is paid or stock options, SARs, and/or restricted stock awards are granted before the earlier of a material amendment to the plan or our annual stockholders meeting in the year 2003.


     In addition, we may not be able to deduct certain compensation attributable to the acceleration of payment and/or vesting of awards in connection with a change of control event should that compensation exceed certain threshold limits under Section 280G of the Internal Revenue Code.

     Non-Exclusive Plan. The plan is not exclusive. Our board of directors (or its delegate), under Delaware law, may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.


     Specific Awards. Approximately 2,783,341 shares are subject to options that will be outstanding before the consummation of this offering, and the balance of 1,416,659 shares remain available for grant purposes.



     The shares covered by currently outstanding options represent the 10-year stock option grants authorized by our compensation committee in late August 1999. The outstanding option grants consist of:



     - Options to acquire 283,500 shares upon conversion of our long-term incentive compensation plan awards. These options were granted at an exercise price of $15.00 per share and vest in equal thirds on December 31, 2000, 2001 and 2002.



     - Options to acquire approximately an additional 215,750 shares granted as incentives to employees and other eligible persons. Of these grants, options to acquire 58,500 shares were granted at an exercise price of $18.00 per share and options to acquire 157,250 shares were granted at an exercise price equal to the initial public offering price of our shares of common stock. These options vest in equal installments over five years.



     - Options to acquire an additional 2,284,091 shares, or approximately 12% of our common stock after giving effect to this offering, were granted to Messrs. Kellner, Gealy, and Allen. Of this number, options to acquire 913,635 shares were granted to Mr. Kellner, options to acquire 685,228 shares were granted to Mr. Gealy, and options to acquire 685,228 shares were granted to Mr. Allen. These options were granted at an exercise price equal to the initial public offering price of our shares of common stock and vest in four equal annual installments with the first installment vesting on the first anniversary of this offering. Vesting of these options may accelerate in some circumstances including, upon change of control and termination without cause.



401(K) PLAN


     In 1998, we established a 401(k) defined contribution plan which covers all eligible employees. Participants in the 401(k) are allowed to make nonforfeitable contributions up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. We currently match 50% of the amounts contributed by each participant but do not match participant's contributions in excess of 6% of their contribution per pay period. We contributed and expensed $200,000 to the 401(k) in 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following contains information regarding the beneficial ownership of our common stock for:

     - certain holders or groups of related holders who, individually or as a group, are the beneficial owners of 5% or more of our common stock;

     - the executive officers;


     - each director who beneficially owns shares of our common stock;



     - our executive officers and directors as a group; and



     - those stockholders who will sell shares to the extent the over-allotment option is exercised.



     Unless otherwise noted, the address for each person or entity named below is c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202, Santa Ana, California 92705.



     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



     Because our reorganization will not be completed until after the date of this prospectus, we have calculated the conversion of the limited liability company membership interests into shares of our common stock assuming that the mid-point of the range of offering price per share on the cover of this prospectus will be the actual offering price and also assumes our conversion from a limited liability company into a C corporation immediately before the closing of this offering. Pursuant to the ACME Television Holdings, LLC operating agreement, in connection with our reorganization, as the offering price increases, Messrs. Kellner, Gealy and Allen receive a disproportionately greater share of our pre-offering equity relative to our other pre-offering stockholders. Accordingly, if the offering price is higher than $20.00 per share, Messrs. Kellner, Gealy and Allen will have a greater percentage of our equity and our other pre-offering stockholders will have a lesser percentage, both before and after the offering. Similarly, if the offering price is lower than $20.00 per share, Messrs. Kellner, Gealy and Allen will have a lesser percentage of our equity and our other pre-offering stockholders will have a greater percentage. Within the $19.00 - $21.00 per share offering price range, these percentage differences are not substantial. These differences do not, in any event, affect the aggregate number of shares and aggregate percentage ownership of our pre-offering stockholders taken as a group, including Messrs. Kellner, Gealy and Allen.

     Because this table assumes no exercise of the underwriters' over-allotment option and because our existing stockholders will only sell to the extent the option is exercised, the table below does not reflect any shares they may sell.



                                                                                 PERCENTAGE OF
                                                                                     COMMON
                                                                               STOCK BENEFICIALLY
                                                                 NUMBER              OWNED
                                                               OF SHARES     ----------------------
                    NAME AND ADDRESS OF                       BENEFICIALLY    BEFORE       AFTER
                      BENEFICIAL OWNER                           OWNED       OFFERING    OFFERING
                    -------------------                       ------------   --------   -----------
Jamie Kellner...............................................     619,689       5.27%        3.70%
Doug Gealy..................................................     449,150       3.82         2.68
Tom Allen...................................................     446,419       3.80         2.67
Edward Danduran.............................................          --          *            *
James Collis(1)(2)..........................................   1,598,322      13.60         9.54
Thomas Embrescia(3).........................................     332,389       2.82         1.99
Brian McNeill(1)(4).........................................   1,598,322      13.60         9.54
Michael Roberts.............................................     490,697       4.18         2.93
Darryl Schall(1)(5).........................................   1,527,241      13.00         9.12
BancBoston Ventures Inc.(6).................................   1,608,748      13.69         9.60
Alta Communications, Inc./Burr, Egan, Deleage & Co.,
  Inc.(4)...................................................   1,598,322      13.60         9.54
CEA ACME, Inc.(2)...........................................   1,598,322      13.60         9.54
TCW Asset Management Company(5).............................   1,527,241      13.00         9.12
Peregrine Capital, Inc.(7)..................................     734,829       6.25         4.39
Continental Casualty Company/Loews Corporation(8)...........     877,824       7.47         5.24
Capital Research & Management Co.(9)........................     410,808       3.50         2.45
ACME Capital Partners(10)...................................     206,799       1.76         1.23
Lincoln National Life Insurance Company(11).................     205,393       1.75         1.23
1994 Embrescia FITrust f/b/o F.M. Embrescia(12).............      68,492          *            *
1994 Embrescia FITrust f/b/o M.M. Embrescia(13).............      68,492          *            *
1994 Embrescia FITrust f/b/o A.M. Embrescia(14).............      68,492          *            *
Canyon Partners(15).........................................      61,613          *            *
Jonathan Pinch & Linda Pinch(16)............................      50,362          *            *
Larry S. Blum Living Trust(17)..............................      20,145          *            *
Post Advisory Group(18).....................................      20,553          *            *
All directors and executive officers as a group (9
  persons)..................................................   7,062,229      60.09        42.17


-------------------------

  *  Represents beneficial ownership of less than 1%.



 (1) Will resign from his position after the pricing of this offering but before our reorganization in accordance with our short-form application to the FCC and has agreed to become a director again after FCC approval of our long-form application.



 (2) Includes 29,255 shares held by CEA ACME, Inc. and 1,199,238 shares held by CEA Capital Partners USA, L.P. and 369,829 shares held by CEA Capital Partners USA CI, L.P., two limited partnerships which own CEA ACME, Inc. Mr. Collis, one of our directors, is an Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P., which own CEA ACME, Inc. and therefore may be deemed to having voting and investment power over the shares. Mr. Collis and CEA Management Corp. have no pecuniary interest in and disclaim beneficial ownership of these shares. The address for CEA Management Corp. is 17 State Street, 35th Floor, New York, NY 10004.



 (3) Includes 68,492 shares held by each of three trusts, 1994 Embrescia FITrust f/b/o F.M. Embrescia, 1994 Embrescia FITrust f/b/o M.M. Embrescia and 1994 Embrescia FITrust f/b/o A.M. Embrescia, of which Mr. Embrescia is trustee. Mr. Embrescia is deemed to be the beneficial owner of these shares. The address for Mr. Embrescia is 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115. Mr. Embrescia has granted the underwriters an option to purchase up to 25,634 shares of his common stock pursuant to the underwriters' over-allotment option.



 (4) Includes 399,580 shares held by Alta Subordinated Debt Partners III, LP, 1,172,062 shares held by Alta Communications VI, LP, and 26,680 shares held by Alta Comm S by S, LLC. Alta Subordinated Debt Partners III, L.P. is managed by Burr, Egan, Deleage & Co., Inc. and Alta Communications VI, L.P. and Alta Comm S By S, LLC are indirectly managed by Alta Communications, Inc. which may be deemed to have investment powers with respect to the shares held by these partnerships. Mr. McNeill is the general partner of the general partner of Alta Subordinated Debt Partners III and of Alta Communications VI and is a member of Alta Comm S by S, and may be deemed to have investment power with respect to the shares owned by these funds. Mr. McNeill disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. The address for both Alta Communications, Inc. and Burr, Egan, Deleage & Co., Inc., which have common ownership, is One Post Office Square, Suite 3800, Boston, MA 02109.



 (5) Includes 1,039,497 shares held by TCW Leveraged Income Trust, LP, and 487,744 shares held by TCW Shared Opportunity Fund II LP, investment funds for which TCW Asset Management provides investment advisory services. Mr. Schall is a Senior Vice President of TCW Asset Management and may be deemed to have investment powers with respect to the shares owned by these funds. Mr. Schall has no pecuniary interest in and disclaims beneficial ownership of these shares. The address for TCW Asset Management Company is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025. Affiliates of TCW Asset Management Company have granted the underwriters an option to purchase up to 308,481 shares of its common stock pursuant to the underwriters' over-allotment option.



 (6) BankBoston Corporation directly or indirectly has voting control with respect to the stock of BancBoston Ventures. The address for BancBoston Ventures Inc. is 100 Federal Street, Boston, MA 02110.



 (7) Linda D. Rose and David J. Alderman directly or indirectly have voting control with respect to the stock of Peregrine Capital, Inc. The address for Peregrine Capital, Inc. is 9725 SW Beaverton-Hillsboro Hwy., Suite 350, Beaverton, OR 97005-3366.



 (8) Lawrence A. Tisch and Preston R. Tisch directly or indirectly have voting control with respect to the stock of the Loews Corporation, the parent corporation of Continental Casualty Company. The address for Continental Casualty/Loews is 667 Madison Ave., 7th Fl., New York, NY 10021. Continental Casualty has granted the underwriters an option to purchase up to 177,308 shares of its common stock pursuant to the underwriters' over-allotment option.



 (9) Capital Research has granted the underwriters an option to purchase up to 82,976 shares of its common stock pursuant to the underwriters' over-allotment option. The address for Capital Research is 667 Madison Avenue, 7th Floor, New York, NY 10021.



(10) ACME Capital Partners has granted the underwriters an option to purchase up to 41,770 shares of its common stock pursuant to the underwriters' over-allotment option. The address for ACME Capital Partners is 101 E. Kennedy Blvd., Suite 3300, Tampa, FL 33602.



(11) Lincoln National has granted the underwriters an option to purchase up to 41,487 shares of its common stock pursuant to the underwriters' over-allotment option. The address for Lincoln Partners is 200 East Berry Street 2R02, Fort Wayne, IN 46807.



(12) 1994 Embrescia FITrust f/b/o F.M. Embrescia has granted the underwriters an option to purchase up to 13,835 shares of its common stock pursuant to the underwriters' over-allotment option. The address for 1994 Embrescia FITrust f/b/o F.M. Embrescia is c/o Mr. Embrescia, 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115.



(13) 1994 Embrescia FITrust f/b/o M. M. Embrescia has granted the underwriters an option to purchase up to 13,835 shares of its common stock pursuant to the underwriters' over-allotment option. The address for 1994 Embrescia FITrust f/b/o M.M. Embrescia is c/o Mr. Embrescia, 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115.



(14) 1994 Embrescia FITrust f/b/o A. Embrescia has granted the underwriters an option to purchase up to 13,835 shares of its common stock pursuant to the underwriters' over-allotment option. The address for 1994

     Embrescia FITrust f/b/o A. Embrescia is c/o Mr. Embrescia, 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115.



(15) Canyon Partners has granted the underwriters an option to purchase up to 12,445 shares of its common stock pursuant to the underwriters' over-allotment option. The address for Canyon Partners is 9665 Wilshire Blvd., #200, Beverly Hills, CA 90212.



(16) Jonathan Pinch & Linda Pinch have granted the underwriters an option to purchase up to 10,173 shares of their common stock pursuant to the underwriters' over-allotment option. The address for Jonathan Pinch & Linda Pinch is 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115.



(17) Larry S. Blum Living Trust has granted the underwriters an option to purchase up to 4,070 shares of its common stock pursuant to the underwriters' over-allotment option. The address for Larry S. Blum Living Trust is 1228 Euclid Avenue, Suite 860, Cleveland, OH 44115



(18) Post Advisory Group has granted the underwriters an option to purchase up to 4,151 shares of its common stock pursuant to the underwriters' over-allotment option. The address for Post Advisory Group is 18880 Century Park East, Suite 820, Los Angeles, CA 90067.

                              CERTAIN TRANSACTIONS


THE WB TELEVISION NETWORK

     Our stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network. Mr. Kellner is an owner and the Chief Executive Officer of The WB Network. We believe that the terms of each of these affiliation agreements or marketing agreements are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

AGREEMENTS WITH VARIOUS SELLERS OF STATIONS


     Pursuant to June 1995 agreements among Koplar Communications, Inc. the company from which we acquired KPLR, Roberts Broadcasting, and its owners, Michael Roberts and his brother Steven Roberts, Roberts Broadcasting cannot (a) transfer its license for WHSL, East St. Louis, Missouri, (b) commit any programming time of the station for commercial programming or advertising or (c) enter into a local marketing agreement with respect to such station until June 1, 2000. If the current affiliation agreement for WHSL is terminated, the substitute format must be substantially similar to the current home shopping network format or, in the alternative, an infomercial format. Annual payments from KPLR under the agreements were $200,000 in each of 1995, 1996 and 1997 and subsequent to our acquisition of KPLR, we paid a total of $300,000 in each of 1998 and 1999. Both Michael and Steven Roberts are stockholders of our Company and Michael Roberts is one of our directors.



     In connection with our stations in Utah and New Mexico, we entered into long-term agreements to lease studio facilities and/or transmission tower space from an affiliate of Michael and Steven Roberts. These leases have terms of approximately fifteen years and provide for monthly payments aggregating approximately $25,000, subject to adjustment based on the Consumer Price Index. In addition, upon consummation of this offering, entities affiliated with Michael and Steven Roberts have the option to purchase the studio building in Albuquerque from us at its original cost and to lease it back to us at fair market value. In October 1998, we paid Michael Roberts an $80,000 finder's fee in connection with our purchase of the property.



     In connection with our purchase of KWBP in June 1997, Peregrine Capital, Inc., one of our stockholders, acquired 4,400 membership units in our predecessor, ACME Television Holdings, LLC as part of the purchase price for KWBP. In addition, we loaned the seller of KWBP, an affiliate of Peregrine Capital, approximately $119,000. This loan was repaid in July 1999. In January 1998, we purchased the construction permit for KWBQ, formerly KAOU, from an affiliate of Michael Roberts and Steven Roberts for $10,000. In connection with our purchase of WTVK in June 1998, Thomas Embrescia one of our directors and stockholders and his affiliates, collectively acquired 2,062.5 membership units in our predecessor, ACME Television Holdings, LLC, as part of the purchase price for WTVK. In connection with our purchase of KUPX, one of our directors, Michael Roberts and Steven Roberts, each acquired 3,000 membership units in our predecessor, ACME Television Holdings, LLC, as part of the purchase price for KUPX in December 1997. In addition, in December 1997, we loaned Michael Roberts and Steven Roberts $4.0 million, in connection with the purchase of KUPX. This loan was repaid in connection with the closing of the KUPX sale in February 1999.

VOTING AGREEMENTS



     To satisfy FCC requirements until our pending long-form change of control application is approved by the FCC and becomes final, we have entered into an interim voting agreement with Messrs. Kellner, Gealy, Allen, Embrescia and Roberts, and certain investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company, all of whom are current stockholders. Under the interim voting agreement, the stockholders have agreed to vote their common stock to permit Messrs. Kellner, Gealy and Allen to elect our board of directors but retain approval rights over some corporate actions. In addition, these stockholders are parties to a long-term voting agreement that takes effect when we receive the final order by the FCC for our long-term application. Pursuant to the long-term voting agreement, if it takes effect, Messrs. Kellner, Gealy, Allen, Embrescia and Roberts and affiliates of Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company will be able to elect at least a majority of our board. If it takes effect, the long-term voting agreement will expire two years from the closing of this offering. In addition to being stockholders, Messrs. Kellner, Gealy, Allen, Embrescia and Roberts are all directors.


AGREEMENTS WITH OTHER STOCKHOLDERS AND DIRECTORS


     On October 1, 1997, in connection with our acquisition of KWBP, we paid CEA, Inc., an affiliate of one of our stockholders, CEA Capital Partners, a broker's fee of approximately $176,000. On the same day, we paid CEA, Inc., $132,000 in connection with the purchase of WBXX, $25,000 in connection with the purchase of the construction permit for KWBQ (formerly KAOU), $45,000 in connection with the purchase of the construction permit for KUPX (formerly KZAR) and $889,000 in connection with the purchase of KPLR, as broker's fees in each of the transactions. Additionally, in connection with the recent acquisition of WBUI, WIWB and WBDT, we paid CEA, Inc. a broker's fee of $125,000. CEA, Inc. also received compensation from the seller in connection with the purchase of WBUI, WIWB and WBDT. One of our directors, Mr. Collis, is an officer of an affiliate of CEA Capital Partners.



     In June and September 1997, we issued 10% convertible debentures with the right to convert into 24,775,970 membership units to affiliates of Alta Communications, Banc Boston, CEA Capital Partners and TCW Asset Management Company, each of which are stockholders of our company. Another of our directors, Mr. Schall, is an officer of an affiliate of TCW Asset Management Company and Mr. McNeill, also one of our directors, is an officer of an affiliate of Alta Communications.


     In connection with the sale of the 12% senior secured notes in September 1997, we paid CEA, Inc. $165,622 in financing fees and $527,378 in connection with the sale of the 10 7/8% senior discount notes. Additionally, in connection with each of the June and September 1997 issuances of membership units and 10% convertible debentures, we paid CEA, Inc. a financing fee of $440,000 and $1.1 million.


     In February 1999, we exercised our option to purchase the property where KWBP is located for $1.5 million from an affiliate of Peregrine Capital. Before the purchase, we leased the property from the same affiliate.


     We believe that the terms of each of the foregoing transactions are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

FORMATION TRANSACTIONS

     In June 1997, we issued to each of Mr. Kellner, Mr. Gealy and Mr. Allen membership units with a preferential return at 2.0 times the rate of return on all non-founder membership units. Mr. Kellner acquired 290 membership units, Mr. Gealy acquired 160 membership units and Mr. Allen acquired 150 membership units, all at $1,000 per unit. In June and September 1997, we issued 1,342.5 membership units, all at $1,000 per unit, to affiliates of BancBoston, CEA Capital Partners, Alta Communications, ACME Capital Partners and TCW Asset Management Company with a preferential return at 1.5 times the rate of return on all non-founder membership units.


     Also in connection with our formation, we issued to Mr. Kellner an additional 40 management carry units, to Mr. Gealy 30 management carry units and to Mr. Allen 30 management carry units in consideration for their founding our company and their services to us.


BRIDGE LOAN


     On April 23, 1999, to finance in part the acquisition of WBDT, WIWB and WBUI affiliates of certain of our stockholders, Alta Communications, TCW Asset Management Company, BancBoston and CEA Capital Partners agreed to make a $15.0 million loan to us, $7 million of which was paid on April 23, 1999 and $8 million of which was paid on June 23, 1999. Interest on the loan accrues beginning at 22.5% per year and escalates quarterly after six months and is due on the earlier of April 2002 or consummation by us of any debt or equity financings generating net proceeds greater than the outstanding loan balance. We anticipate that we will use the proceeds of this offering to repay the investors in full for the loan. Three of our directors are officers of entities making the loans. Brian McNeill is an officer of an affiliate of Alta Communications, Darryl Schall is an officer of an affiliate of TCW Asset Management Company and James Collis is an officer of an affiliate of CEA Capital Partners.


KWBQ OPTION


     In connection with the closing of the KASY purchase and the KWBQ sale, we anticipate that Ramar Communications will grant Montecito Communications, LLC, a limited liability company owned entirely by Messrs. Kellner, Gealy and Allen, an option to purchase KWBQ for an exercise price of $100,000. We anticipate that Montecito will assign the option to us immediately after the closing of the sale of KWBQ. We anticipate that the closing of these transactions will take place in the fourth quarter of 1999.


REGISTRATION RIGHTS


  Rights of ACME Television Holdings, LLC Unitholders


     We have entered into a Registration Rights Agreement with some of our existing investors. At any time after the earlier to occur of (a) June 30, 2002 or (b) 180 days after the consummation of this offering, a majority in interest of these holders may demand that we file a registration statement under the Securities Act covering all or a portion of the securities of ours held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $7.5 million. These holders can effect two such demand registrations.

     When we are eligible to use a Registration Statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on

Form S-3, covering all or a portion of securities of ours held by them, provided that the aggregate public offering price is at least $2.0 million. These stockholders can request that we file one S-3 registration statement per year.

     These registration rights will be subject to our right to delay the filing of a registration statement, not more than once in any 12-month period, for not more than 90 days.


     In addition, these stockholders will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above, these stockholders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of registrable securities proposed to be included in such registration.


     We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

     The registration rights of these stockholders under the registration rights agreement terminate when that entity may transfer its securities under rule 144 promulgated under the Securities Act or have otherwise been transferred.

  Rights of Holders of Membership Units Issued September 1997


     In September 1997, ACME Intermediate privately placed 71,634 units consisting of the 12% senior secured notes and membership units in ACME Intermediate, pursuant to which certain investors acquired approximately 6% of the membership interests of ACME Intermediate. Concurrently, an affiliate of TCW Asset Management Company acquired convertible debentures and preferred membership units issued by one of our subsidiaries which are convertible into membership units representing approximately 2% of the membership interests in ACME Intermediate. In conjunction with the September 1997 private placement, we entered into the membership unitholders agreement, dated September 30, 1997 with CIBC Wood Gundy Securities Corp. which provides the purchasers of the membership units and convertible securities with certain registration rights. As described in the section entitled "The Reorganization" we will exchange shares of our common stock for these interests in ACME Intermediate. At any time after the consummation of this offering, holders of 25% of the common stock issued in exchange for the securities related to ACME Intermediate may demand that we file a registration statement under the Securities Act covering all or a portion of their shares of our common stock. These holders can effect two such demand registrations.



     In addition, these holders will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above, these holders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of such offering has certain rights to limit the number of registrable securities proposed to be included in such registration.


     The holders making the demand would bear all registration expenses incurred in connection with any demand registrations and we would bear all registration expenses incurred with any other registrations. The holders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

  Rights of Certain Acme Communication, Inc. Stockholders



     In connection with our reorganization, we intend to enter into a registration rights agreement with all of our stockholders immediately before the offering. This agreement will supersede both of the ACME Television Holdings Registration Rights Agreement and the ACME Intermediate Registration Rights Agreement. The rights of our current stockholders under the new registration rights agreement will be substantially similar to the rights of the parties to the ACME Television Holdings Registration Rights Agreement described above.

                               THE REORGANIZATION


     Immediately before the closing of the offering, we will complete the reorganization described below. The FCC granted approval of our short-form application to complete the reorganization subject to our entry into an interim voting agreement. We expect the period to request FCC reconsideration of the grant of our short-form application to expire in mid-October 1999.



     First, ACME Communications will issue common stock in exchange for all of the convertible debentures of ACME Television Holdings, LLC.



     Second, ACME Communications will exchange shares of its common stock for
(a) membership units representing approximately 6% of ACME Intermediate and (b) all of the convertible debentures and preferred convertible membership units of ACME Subsidiary Holdings IV, LLC.



     Third, a subsidiary of ACME Communications will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications.



     Fourth, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation.



     Lastly, ACME Subsidiary Holdings IV, LLC will be merged into ACME Communications, which will be the surviving corporation. After this merger, ACME Communications will own directly or indirectly 100% of the membership units of each of ACME Television Holdings, LLC and of ACME Intermediate.

                  [Pre-Reorg. Corporate Structure Flow Chart]

                  [Post-Reorg. Corporate Structure Flow Chart]

                          DESCRIPTION OF CAPITAL STOCK


GENERAL

     Immediately before the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value.


     As of June 30, 1999, assuming the conversion of our business form into a C corporation, there were outstanding 11,750,000 shares of common stock, each with a par value of $0.01, held of record by 32 stockholders.


COMMON STOCK


     Subject to the preferences of any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets as and when determined by our board. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not authorize cumulative voting for the election of our directors, which means that the holders of a majority of the shares voted can elect all of our directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be upon payment therefore, duly and validly issued, fully paid and nonassessable.


PREFERRED STOCK

     Our board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. Our board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

     Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change of control of our company. We have no current plan to issue any shares of preferred stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Advance Notice. Our bylaws provide that advance notice of all director nominations or other business matters proposed to be brought before an annual meeting of our stockholders be delivered to our secretary at our corporate office not later than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. This provision may make it more difficult for stockholders to nominate or elect directors or take action opposed by the board.

     Special Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board of directors, the chairman of the board of directors or the president. This provision may make it more difficult for stockholders to take action opposed by the board.

     No Stockholder Action by Written Consent. Our certificate of incorporation provides that stockholders can take action only at an annual or special meeting of stockholders duly called in accordance with our bylaws. Accordingly, our stockholders will not be able to take action by written consent in lieu of a meeting. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.


     Indemnification of Directors and Officers. Our certificate of incorporation and bylaws provide indemnification to the fullest extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any threatened, pending or completed proceeding by or in our right by reason of the fact that the person is or was serving as one of our directors or officers. If we request any of these indemnitees to act as a director, officer, partner, venturer, proprietor, employee, agent, or trustee of another enterprise, we will also indemnify that person. Our certificate of incorporation and bylaws provide for the advancement of expenses to an indemnified party if the party agrees to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. In addition, we have entered into indemnification agreements with each of our directors and executive officers.


     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly identified and indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

FOREIGN OWNERSHIP RESTRICTIONS

     Our certificate of incorporation includes provisions designed to ensure that our control and management remains with citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act.


     These provisions include restrictions on transfers of our capital stock by an alien. For the purpose of these restrictions, an alien is (a) a person who is a citizen of a country other than the United States; (b) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (c) a government other than the government of the United States or of any state, territory, or possession of the United States, or (d) a representative of, or an individual or entity controlled by, any of the foregoing.


     Specifically, our foreign ownership restrictions provide:


     - We cannot issue to an alien any shares of our capital stock if such issuance would result in the total number of shares of such capital stock held or voted by aliens, or for or by the account of aliens, to exceed 25% of (a) the total number of all shares of such capital stock outstanding at any time and from time to time or (b) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time. We cannot permit the transfer on our books of any capital stock to any alien that would result in the total number of shares of such capital stock held or voted by aliens, or for or by the account of aliens, exceeding such 25% limits.



     - No alien or aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (a) the total number of all shares of our capital stock outstanding at any time and from time to time or (b) the total voting power of all shares of our capital stock outstanding and entitled to vote at any time and from time to time. Issuance or transfer of our capital stock in violation of this provision is prohibited.


     Our board of directors have all powers necessary to implement these provisions and ensure compliance with the alien ownership restrictions of the Communications Act, including the power to prohibit the transfer of any shares of our capital stock to any alien and to take or cause to be taken any action it deems appropriate to implement this prohibition. We will place a legend regarding restrictions on foreign ownership of the capital stock on certificates representing our capital stock.



     In addition, any shares of our capital stock determined by the board of directors to be owned beneficially by an alien or aliens will always be subject to redemption by us by action of the board of directors or any other applicable provision of law, to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions. The terms and conditions of redemption are as follows:



     - the redemption price will be equal to the lower of (a) the fair market value of the shares to be redeemed, as determined by the board of directors in good faith, and (b) the alien's purchase price for such shares;


     - the redemption price may be paid in cash, securities or any combination thereof;


     - if less than all the shares held by aliens are to be redeemed, the shares to be redeemed will be selected in any manner determined by the board of directors to be fair and equitable;



     - at least 10 days' prior written notice of the redemption date will be given to the holders of record of the shares selected to be redeemed unless waived in writing by any such holder, but the redemption date may be the date we give written notice to holders if the cash or securities necessary to effect the redemption have been deposited in trust for the benefit of those holders and subject to immediate withdrawal by them upon proper surrender;



     - from and after the redemption date, the shares to be redeemed will cease to be regarded as outstanding and any rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature, including any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares, will cease and those holders thereafter will be entitled only to receive the cash or securities payable upon redemption; and



     - other terms and conditions as the board of directors determines.


CERTAIN PROVISIONS OF DELAWARE LAW


     We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of our voting stock.

VOTING AGREEMENTS



     Interim Voting Agreement. To satisfy FCC requirements until our pending long-form change of control application with the FCC is approved and becomes final, we will enter into an interim voting agreement with Messrs. Kellner, Gealy, Allen, Roberts, Embrescia and our initial institutional investors, certain investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company. During the term of this interim voting agreement, our board of directors will be comprised of five members.



     The parties to this interim voting agreement have agreed to vote their shares to elect Messrs. Kellner, Gealy and Allen to the board of directors. Additionally, these institutional investors have also agreed to vote their shares to elect to our board of directors two individuals designated by Messrs. Kellner, Gealy and Allen. Those two designees must be qualified under the Communications Act and the FCC's rules and not be in privity with Messrs. Kellner, Gealy or Allen. Messrs. Roberts and Embrescia are the two designees and their qualifications have been approved by the FCC. The parties to the interim voting agreement have agreed that their shares will be voted in the same manner as a majority of Messrs. Kellner, Gealy and Allen in their capacities as stockholders.



     In consideration for their agreement to cast their votes as described above, these institutional investors will retain their approval rights under existing agreements entered into with respect to their investments in ACME Television Holdings.



     At least 60% in interest of the institutional investors must approve the following actions:



     - redemption of our shares;



     - authorization or issuance of additional shares of our common stock;



     - payment or declaration of dividends;



     - our merger or consolidation;



     - the reorganization or sale of us, our subsidiaries, or any of our material assets;



     - entry into new businesses;



     - our consent to enter into bankruptcy;



     - incurrence of substantial debt;



     - significant capital expenditures;



     - any change of control requiring FCC approval;



     - significant acquisitions; and



     - changes in senior management or senior management compensation.



     Long-Term Voting Agreement. Messrs. Kellner, Gealy and Allen and certain investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company will enter into a two-year voting agreement that will become effective upon FCC approval of our pending long-term change of control application becoming a final order. Under this agreement, the parties will vote for the election to our board of three individuals designated by Messrs. Kellner, Gealy and Allen and three individuals designated by the institutional investors who are parties to that agreement. In each case, the designations are subject to reasonable approval of the group that has not made the designations. The parties to the agreement will collectively hold more than 50% of our common stock, and the institutional investors as a separate group will own approximately 38% of our common stock following completion of this offering. As the institutional investors' aggregate percentage ownership decreases, the number of board members they will be able to designate will decline. In any event, this agreement will expire two years from the closing of this offering.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "ACME."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 16,750,000 shares of common stock outstanding. The 5,000,000 shares of common stock to be sold by us in this offering will be freely tradeable without restriction or limitation under the Securities Act, except for shares held by our affiliates, as defined under Rule 144 of the Securities Act. Shares of common stock held by our affiliates may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Our directors, executive officers and our existing stockholders have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. See "Underwriting." Upon the expiration of this 180 day lock-up period, substantially all of these shares will become eligible for sale, subject to the restrictions of Rule 144.


RULE 144


     In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including our affiliates, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us are satisfied. A holder of restricted securities who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to these limitations. Our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of common stock. As defined in Rule 144, an affiliate of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer.

RULE 701

     In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory option plan will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

REGISTRATION RIGHTS


     Upon completion of this offering, the holders of 11,750,000 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Certain Transactions -- Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.


STOCK OPTIONS

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market beginning 180 days after the effective date of the registrant statement of which this prospectus is a part.

                  CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR


                        NON-U.S. HOLDERS OF COMMON STOCK



     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner thereof that is a non-U.S. holder. A non-U.S. holder is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.



     This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. You should consult your own tax advisor with respect to the particular tax consequences to you of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.


DIVIDENDS


     Subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid on or before December 31, 1999 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.



     Under United States Treasury Regulations issued on October 6, 1997, which are applicable to dividends paid after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder will generally be required to provide an Internal Revenue Service Form W-8 certifying such non-U.S. holder's entitlement to benefits under a treaty. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non-U.S. holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.



     There will be no withholding tax on dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States if a Form 4224 stating that the dividends are so connected is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional branch profits tax that is imposed, under certain circumstances, at a rate of 30%, or such lower rate as may be specified by an applicable treaty, of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments. Under the new regulations, Form W-8 will replace Form 4224.


     Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make such reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information.



     Under current United States federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid on or before December 31, 2000 to a non-U.S. holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. Under the new regulations, however, a non-U.S. holder will be subject to backup withholding unless applicable certification requirements are met.


GAIN ON DISPOSITION OF COMMON STOCK


     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States, (b) in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (c) the non-U.S. holder is subject to a tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates, or (d) we are or have been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We are not, and do not anticipate becoming, a U.S. real property holding corporation.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK


     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of common stock by a non-corporate holder through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, unless the broker has documentary evidence that the holder is a non-U.S. holder, U.S. information reporting requirements, but not backup withholding, will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (a) a U.S. person, (b) a foreign person which derives 50% or more of its gross income for certain periods form the conduct of a trade or business in the United States, (c) a controlled foreign corporation for U.S. federal income tax purposes or (d) in the case of payments made after December 31, 2000, a foreign partnership with connections to the United States, unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption.


     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX


     An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING



     We intend to offer our common stock in the United States and Canada through a number of underwriters. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and CIBC World Markets Corp. are acting as representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. underwriting agreement among us and the U.S. representatives on behalf of the U.S. underwriters, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc. ..............................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
CIBC World Markets Corp.....................................
                                                              ---------
  Total.....................................................  4,250,000
                                                              =========



     We intend to offer our common stock outside of the United States and Canada. Deutsche Bank AG London, Merrill Lynch International, Morgan Stanley & Co. International Limited and CIBC World Markets Corp. are acting as representatives for certain international underwriters. Subject to the terms and conditions set forth in the international underwriting agreement between us and the international representatives on behalf of the international underwriters, and concurrently with the sale of 4,250,000 shares of common stock to the U.S. underwriters pursuant to the U.S. underwriting agreement, we have agreed to sell to the international underwriters, and each of the international underwriters severally and not jointly has agreed to purchase from us, an aggregate of 750,000 shares of common stock. The public offering price per share of common stock and the underwriting discount per share of common stock are identical under the U.S. underwriting agreement and the international underwriting agreement.



     Pursuant to an agreement between the U.S. and international underwriting syndicates relating to the two offerings, each of the U.S. underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of our common stock, directly or indirectly, only in the U.S. including the states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction, in Canada and to U.S. persons, which term means, for the purposes of this paragraph:



     - any individual who is a resident of the United States; or



     - any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States.



Each of the international underwriters has agreed that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will:



     - not, directly or indirectly, offer, sell or deliver shares of common stock in the United States or to any U.S. persons or to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons; and



     - cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the agreement between the U.S. and international syndicates, sales may be made between the U.S. underwriters and the international underwriters of shares of common stock as mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



     In the U.S. underwriting agreement and the international underwriting agreement, the several U.S. underwriters and international underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold under the terms of such agreement are purchased. In a default by an underwriter, each underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the agreements may be terminated. The closing with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international underwriters are conditioned upon one another.



     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.



     The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to consummation of the reorganization, approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.


COMMISSIONS AND DISCOUNTS


     The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $          per share of common
stock. The underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share of common stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.



     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.


                                              PER SHARE   WITHOUT OPTION   WITH OPTION
                                              ---------   --------------   -----------
Public offering price.......................    $              $              $
Underwriting discount.......................    $              $              $
Proceeds, before expenses, to ACME..........    $              $              $
Proceeds, before expenses, to the selling
  stockholders..............................    $              $              $


     The expenses of the offering, exclusive of underwriting discounts, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. The expenses of the offering, exclusive of the underwriting discount, are estimated at $987,000 and are payable by us.

OVER-ALLOTMENT OPTION


     The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.


RESERVED SHARES


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


LOCK-UP


     We and our executive officers and directors and all existing stockholders have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, loan, pledge, grant any option to purchase, make any short sale or otherwise dispose of (a) any shares of our common stock, (b) any options or warrants to purchase any shares of our common stock or (c) any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. Certain gifts, transfers to trusts, and distributions to partners or shareholders of a stockholder are permitted where the transferee agrees to be similarly bound. Transfers may also be made where Deutsche Bank Securities Inc. on behalf of the underwriters consents in advance.



     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, include:



     - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;



     - certain of our financial information;



     - our history and our prospects;



     - the industry in which we compete;



     - an assessment of our management and its past and present operations;



     - the prospects for, and timing of, our future revenue;



     - the present state of our development; and



     - the market values and various valuation measures of other companies engaged in activities similar to ours.

We cannot be sure that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.



     If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.


     Neither any of the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither any of the underwriters nor we make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


CERTAIN RELATIONSHIPS AND ARRANGEMENTS


     Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., is a primary lender and the agent under our credit agreement. We pay CIBC a commitment fee on the unused portion of its commitment as a lender under our credit agreement; CIBC also receives a fee for its services as administrative agent. As a lender, CIBC may receive more than 10% of the net proceeds of this offering to repay debt under our credit agreement. Under the Conduct Rules of the National Association of Securities Dealers, Inc., special considerations apply where a member or person associated with a member participating in an offering is paid more than 10% of the net proceeds. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the NASD's Conduct Rules, in conjunction with which Deutsche Bank Securities Inc., a representative, is acting as a qualified independent underwriter in pricing this offering, preparing this prospectus and conducting due diligence.

                                 LEGAL MATTERS


     O'Melveny & Myers LLP, Newport Beach, California will pass upon the validity of the shares of common stock offered by this prospectus. Irell & Manella LLP, Los Angeles, California will pass upon certain legal matters for the underwriters.


                                    EXPERTS



     The consolidated financial statements and schedules of our predecessor ACME Television Holdings, LLC as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Koplar Communications, Inc. for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Channel 32, Incorporated for each of the years in the two-year period ended June 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information included in the registration statement and the exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered by this prospectus, reference is made to our registration statement and its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document referred to in the prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.


     We file reports and other information with the Securities and Exchange Commission. Such reports and other information, as well as a copy of the registration statement may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC's Web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
ACME COMMUNICATIONS, INC.
Balance Sheet as of July 23, 1999 (unaudited)...............    F-2
Notes to Balance Sheet (unaudited)..........................    F-3

ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES
Report of KPMG LLP, Independent Auditors....................    F-4
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and June 30, 1999 (unaudited).............................    F-5
Consolidated Statements of Operations for each of the years
  in the two-year period ended December 31, 1998 and the six
  months ended June 30, 1998 and 1999 (unaudited)...........    F-6
Consolidated Statements of Members' Capital (Deficit) for
  each of the years in the two-year period ended December
  31, 1998 and the six months ended June 30, 1999
  (unaudited)...............................................    F-7
Consolidated Statements of Cash Flows for each of the years
  in the two-year period ended December 31, 1998 and the six
  months ended June 30, 1998 and 1999 (unaudited)...........    F-8
Notes to Consolidated Financial Statements..................    F-9

KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY
Report of KPMG LLP, Independent Auditors....................   F-26
Consolidated Statements of Operations for each of the years
  in the two-year period ended December 31, 1997............   F-27
Consolidated Statements of Cash Flows for each of the years
  in the two-year period ended December 31, 1997............   F-28
Notes to Financial Statements...............................   F-29

CHANNEL 32 INCORPORATED
Report of KPMG LLP, Independent Auditors....................   F-38
Statements of Operations for each of the years in the
  two-year period ended June 30, 1996 and the period from
  July 1, 1996 to June 17, 1997 (unaudited).................   F-39
Statements of Cash Flows for each of the years in the
  two-year period ended June 30, 1996 and the period from
  July 1, 1996 to June 17, 1997 (unaudited).................   F-40
Notes to Financial Statements...............................   F-41

                           ACME COMMUNICATIONS, INC.



                                 BALANCE SHEET





                                                                 AS OF
                                                               JULY 23,
                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
ASSETS
Due from affiliates.........................................    $1,000
                                                                ------
     Total assets...........................................    $1,000
                                                                ======
STOCKHOLDER'S EQUITY
Stockholder's equity
Common stock, $.01 par value; 1,000 shares authorized;
  100 shares issued and outstanding.........................    $    1
Additional paid-in capital..................................       999
                                                                ------
     Total stockholder's equity.............................    $1,000
                                                                ======



See accompanying notes to the balance sheet.

                           ACME COMMUNICATIONS, INC.



                        NOTES TO UNAUDITED BALANCE SHEET



(1) DESCRIPTION OF THE BUSINESS AND FORMATION



FORMATION AND PRESENTATION



     ACME Communications, Inc. was formed as a wholly-owned subsidiary of ACME Television Holdings, LLC ("Parent") on July 23, 1999. On September 8, 1999, the Company received $1,000 from its Parent which represents its contributed capital. With the exception of the initial nominal capitalization of the company, the Company has not had any operations or other activities.



     ACME Communications, Inc., is contemplating the issuance of common stock in an initial public offering. Immediately before the closing, ACME Communications, Inc., will complete a reorganization with ACME Television Holdings, LLC and will become the successor entity. ACME Communications, Inc. does not guarantee that it will be able to successfully complete the issuance of common stock in an initial public offering.

                          INDEPENDENT AUDITORS' REPORT



The Board of Advisors


ACME Television Holdings, LLC:



     We have audited the accompanying consolidated balance sheets of ACME Television Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and members' capital and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACME Television Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the results of operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.



                                              /s/ KPMG LLP



Los Angeles, California


July 28, 1999

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                               AS OF DECEMBER 31,        AS OF
                                                              --------------------     JUNE 30,
                                                                1997        1998         1999
                                                              --------    --------    -----------
                                                                                      (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,824    $  1,001     $  1,669
  Accounts receivable, net..................................       888      10,840       13,151
  Current portion of program rights.........................       614       6,357        6,508
  Prepaid expenses and other current assets.................     3,121         416          798
                                                              --------    --------     --------
     Total current assets...................................    13,447      18,614       22,126
Property and equipment, net.................................     7,346      16,441       25,002
Program rights, net of current portion......................       587       8,046        5,757
Deposits....................................................   143,000          37          536
Deferred income taxes.......................................        --       3,811        3,971
Intangible assets, net......................................    36,004     222,987      261,156
Other assets................................................    20,091      18,146       11,734
                                                              --------    --------     --------
     Total assets...........................................  $220,475    $288,082     $330,282
                                                              ========    ========     ========
LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Accounts payable..........................................  $  3,363    $  4,425     $  4,951
  Accrued liabilities.......................................       651       4,210        7,851
  Current portion of program rights payable.................       653       7,649        6,082
  Current portion of obligations under lease................       292       1,273        1,277
                                                              --------    --------     --------
     Total current liabilities..............................     4,959      17,557       20,161
Program rights payable, net of current portion..............     1,351       6,512        4,964
Obligations under lease, net of current portion.............       443       4,199        4,078
Other liabilities...........................................     1,047       4,671        5,670
Deferred income taxes.......................................        --      31,241       33,439
Revolving credit facility...................................        --       8,000       39,400
Bridge loan.................................................        --          --       15,000
Convertible debentures......................................    24,756      24,756       24,756
10 7/8% senior discount notes...............................   130,833     145,448      153,357
12% senior secured notes....................................    36,863      42,052       44,913
                                                              --------    --------     --------
     Total liabilities......................................   200,252     284,436      345,738
                                                              --------    --------     --------
Minority interest...........................................     3,917       2,233          830
Members' capital:
  Members' capital..........................................    23,785      30,832       41,532
  Accumulated deficit.......................................    (7,479)    (29,419)     (57,818)
                                                              --------    --------     --------
     Total members' capital (deficit).......................    16,306       1,413      (16,286)
                                                              --------    --------     --------
     Total liabilities and members' capital (deficit).......  $220,475    $288,082     $330,282
                                                              ========    ========     ========


See accompanying notes to the consolidated financial statements.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                      FOR THE YEARS ENDED      FOR THE SIX MONTHS
                                         DECEMBER 31,            ENDED JUNE 30,
                                      -------------------    -----------------------
                                       1997        1998        1998         1999
                                      -------    --------    --------    -----------
                                                                   (UNAUDITED)
Net revenues........................  $11,347    $ 43,928    $ 19,327     $ 26,635

Operating expenses:
  Station operating expenses........   10,158      32,973      15,165       19,990
  Depreciation and amortization.....    1,215      11,355       4,181        8,159
  Corporate.........................    1,415       2,627       1,194        1,483
  Equity-based compensation.........       --          --          --       10,700
                                      -------    --------    --------     --------
     Total operating expenses.......   12,788      46,955      20,540       40,332
                                      -------    --------    --------     --------
       Operating loss...............   (1,441)     (3,027)     (1,213)     (13,697)

Other income (expenses):
  Interest income...................      287         231         188           27
  Interest expense..................   (6,562)    (23,953)    (11,472)     (14,068)
  Gain on sale of asset.............       --       1,112          --           --
  Other.............................       --        (380)         10           --
                                      -------    --------    --------     --------
Loss before taxes and minority
  interest..........................   (7,716)    (26,017)    (12,487)     (27,738)
Income tax benefit (expense)........       --       2,393         365       (2,064)
                                      -------    --------    --------     --------
Loss before minority interest.......   (7,716)    (23,624)    (12,122)     (29,802)
     Minority interest..............      237       1,684         868        1,403
                                      -------    --------    --------     --------
       Net loss.....................  $(7,479)   $(21,940)   $(11,254)    $(28,399)
                                      =======    ========    ========     ========


See accompanying notes to the consolidated financial statements.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES



             CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL (DEFICIT)

                                 (IN THOUSANDS)


                                                                             TOTAL
                                                                           MEMBERS'
                                                  MEMBERS'   ACCUMULATED    CAPITAL
                                                  CAPITAL      DEFICIT     (DEFICIT)
                                                  --------   -----------   ---------
Balance at December 31, 1996....................  $    --     $     --     $     --
  Issuance of units, net........................   23,785           --       23,785
  Net loss......................................       --       (7,479)      (7,479)
                                                  -------     --------     --------
Balance at December 31, 1997....................   23,785       (7,479)      16,306
  Issuance of units, net........................    7,047                     7,047
  Net loss......................................       --      (21,940)     (21,940)
                                                  -------     --------     --------
Balance at December 31, 1998....................   30,832      (29,419)       1,413
  Equity-based compensation.....................   10,700           --       10,700
  Net loss......................................       --      (28,399)     (28,399)
                                                  -------     --------     --------
Balance at June 30, 1999 (unaudited)............  $41,532     $(57,818)    $(16,286)
                                                  =======     ========     ========


See accompanying notes to the consolidated financial statements.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                        FOR THE SIX MONTHS
                                                               FOR THE YEARS ENDED            ENDED
                                                                  DECEMBER 31,               JUNE 30,
                                                              ---------------------    --------------------
                                                                1997         1998        1998        1999
                                                              ---------    --------    --------    --------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $  (7,479)   $(21,940)   $(11,254)   $(28,399)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................      1,215      11,355       4,181       8,159
  Amortization of program rights............................      1,433       5,321       2,195       3,250
  Amortization of debt issuance costs.......................        445         989         247         337
  Amortization of discount on 10 7/8% senior discount
    notes...................................................      3,463      14,170       6,934       7,909
  Amortization of discount on 12% senior secured notes......      1,213       5,189       2,503       2,861
  Minority interest allocation..............................       (237)     (1,684)       (868)     (1,403)
  Equity-based compensation.................................         --          --          --      10,700
  Deferred taxes............................................         --      (2,393)       (345)       (962)
  Gain on sale of assets....................................         --      (1,112)         --          --
Changes in assets and liabilities:
  Increase in accounts receivables, net.....................       (888)     (5,479)     (4,023)     (2,311)
  (Increase) decrease in prepaid expenses...................     (3,060)        364        (691)       (353)
  (Increase) decrease in due from affiliates................         (7)          7          --          --
  (Increase) other assets...................................         --        (576)         --          --
  Increase in accounts payable..............................      3,363          59         102         526
  Increase in deferred tax liability........................                                          3,000
  Increase in accrued expenses..............................        651       2,639       5,532       5,215
  Payments on programming rights payable....................     (1,758)     (6,588)     (2,853)     (4,227)
  Increase (decrease) in other liabilities..................      1,047          (2)     (1,749)       (571)
                                                              ---------    --------    --------    --------
    Net cash provided by (used in) operating activities.....       (599)        319         (89)      3,731
                                                              ---------    --------    --------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (6,077)     (2,945)     (3,934)     (4,493)
  Purchases of and deposits for station interests...........   (175,129)    (16,675)    (17,635)    (41,765)
  Cash acquired in acquisition -- St. Louis.................         --         779         779          --
  Proceeds from sale of station interest....................         --       3,337          --          --
  Purchase of Sylvan Tower interest.........................         --          --          --      (2,583)
  Other.....................................................    (10,524)         --          --          --
                                                              ---------    --------    --------    --------
    Net cash used in investing activities...................   (191,730)    (15,504)    (20,790)    (48,841)
                                                              ---------    --------    --------    --------
Cash flows from financing activities:
  Increase in revolving credit facility.....................         --      11,000      12,000      31,400
  Increase in bridge loan...................................         --          --          --      15,000
  Payments on revolving credit facility.....................         --      (3,000)         --          --
  Payments on capital leases................................        (97)       (638)      1,935        (572)
  Issuance of members' capital..............................     19,385          --
  Issuance of convertible debentures........................     24,756          --          --          --
  Issuance of 10 7/8% senior discount notes.................    127,370          --          --          --
  Issuance of 12% senior secured notes......................     35,650          --          --          --
  Debt issuance costs.......................................    (10,065)         --          14         (50)
  Minority interest.........................................      4,154          --          --          --
                                                              ---------    --------    --------    --------
    Net cash provided by financing activities...............    201,153       7,362      13,949      45,778
                                                              ---------    --------    --------    --------
  Net increase (decrease) in cash...........................      8,824      (7,823)     (6,930)        668
  Cash at beginning of period...............................         --       8,824       8,824       1,001
                                                              ---------    --------    --------    --------
  Cash at end of period.....................................  $   8,824    $  1,001    $  1,894    $  1,669
                                                              =========    ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash payments for:
    Interest................................................  $     514    $    864    $    121    $    630
    Taxes...................................................         --          70          18          70
  Non-cash transactions:
    Purchases of property and equipment in exchange for
      capital lease obligations.............................  $      --    $  5,375    $  2,036         438
    Issuance of equity in connection with station
      acquisitions..........................................      4,400       7,047       7,047          --
    Use of deposit as consideration for purchase
      transaction...........................................         --     143,000          --          --
    Exchange of note receivable and option deposit as
      purchase consideration for station interest...........  $      --    $     --    $     --    $  7,000
                                                              =========    ========    ========    ========


See accompanying notes to the consolidated financial statements.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


(1) DESCRIPTION OF THE BUSINESS AND FORMATION


FORMATION AND PRESENTATION



     The accompanying consolidated financial statements are presented for ACME Television Holdings, LLC ("ACME" or the "Company") and its majority and wholly-owned subsidiaries. Segment information is not presented since all of the Company's revenues are attributed to a single reportable segment.



     Information with respect to the six months ended June 30, 1999 and 1998 is unaudited. The accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company and subsidiaries, for the periods presented. The results of operations for the six month period are not necessarily indicative of the results of operations for the full year.



NATURE OF BUSINESS



     The Company is a holding company with no assets or independent operations other than its investment in it's majority-owned subsidiary, ACME Intermediate Holdings LLC ("ACME Intermediate"). As of June 30, 1999, ACME Intermediate, through its wholly-owned subsidiary, ACME Television, LLC ("ACME Television"), owns and/or operates nine commercially licensed broadcast television stations (the "Stations" or "Subsidiaries") located throughout the United States.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION

     Revenue from the sale of airtime related to advertising and contracted time is recognized at the time of broadcast. The Company generally receives such revenues net of commissions deducted by the advertising agencies and national sales representatives.

CASH AND CASH EQUIVALENTS

     For purposes of reporting the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


ACCOUNTS RECEIVABLE


     Accounts receivable are presented net of the related allowance for doubtful accounts which totaled $696,000, $555,000 and $51,000 at June 30, 1999, December 31, 1998 and 1997, respectively.


CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and cash. Due to the short-term nature of these instruments, the carrying value approximates the fair market value. The Company believes that concentrations of credit risk with respect to accounts receivable, which are unsecured, are limited due to the Company's ongoing relationship with its clients. The Company provides its estimate of uncollectible accounts. The Company has not experienced significant losses relating to accounts receivable.

PROGRAM RIGHTS


     Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated, on a gross basis, at the lower of amortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available for broadcast under the contract. Generally, program rights are amortized over the life of the contract on a straight-line basis related to the usage of the program. The portion of the cost estimated to be amortized within one year and after one year are reflected in the balance sheets as current and noncurrent assets, respectively. The gross payments under these contracts that are due within one year and after one year are similarly classified as current and noncurrent liabilities.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of maintenance is expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate accounts and any gain or loss is included in the results of current operations. The principal lives used in determining depreciation rates of various assets are as follows:

Buildings and Improvements..........................  20 - 30 years
Broadcast and other equipment.......................  3 - 20 years
Furniture and fixtures..............................  5 - 7 years
Vehicles............................................  5 years

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


INTANGIBLE ASSETS


     Intangible assets consist of broadcast licenses and goodwill, both of which are amortized on a straight-line basis over a 20-year life.



                                                  AS OF
                                              DECEMBER 31,         AS OF
                                           -------------------    JUNE 30,
                                            1997        1998        1999
                                           -------    --------    --------
Broadcast licenses.......................  $24,338    $154,351    $184,011
Goodwill.................................   12,427      78,808      93,799
                                           -------    --------    --------
     Total intangible assets.............   36,765     233,159     277,810
Less: accumulated amortization...........     (761)    (10,172)    (16,654)
                                           -------    --------    --------
     Net intangible assets...............  $36,004    $222,987    $261,156
                                           =======    ========    ========


BARTER AND TRADE TRANSACTIONS

     Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the estimated average rate of the airtime exchanged. Trade transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter and trade revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense or capitalized when used or received.


LOCAL MARKETING AGREEMENTS



     Pending FCC approval of the transfer of license assets, the Company generally enters into local marketing agreements (LMA's) with sellers in connection with station acquisitions. Under the terms of these agreements, the Company obtains the right to program and sell advertising time on 100% of the station's inventory of broadcast time. As the holder of the FCC license, the owner/licensee retains ultimate control and responsibility for all programming broadcast on the station. Included in the accompanying consolidated statements of operations for the years ended December 31, 1997 and 1998, are net revenues of $9.5 million and $6.8 million, respectively, that relate to LMAs. For the period ended June 30, 1999, $125,000 relating to LMA's is included in net revenue.


CARRYING VALUE OF LONG-LIVED ASSETS


     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The carrying value of long-lived assets (tangible, identifiable intangible, and goodwill) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level, which is the lowest level for which there are identifiable cash flows. If this review indicates

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


that an asset's carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

INCOME TAXES


     The Company is a limited liability company, therefore, no income taxes have been provided for its operations other than at its subsidiary ACME Television of Missouri, Inc. which is a C Corporation subject to federal and state taxation. Any liability or benefit from the Company's non-taxable entities' consolidated income or loss is the responsibility of, or benefit to, the individual members.



USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts net of the realizable value of programming rights and the evaluation of the recoverability of intangible assets. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts previously reported for 1997 and 1998 have been reclassified to conform to the 1999 financial statement presentation.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                DECEMBER 31,       JUNE 30,
                                              -----------------    ---------
                                               1997      1998        1999
                                              ------    -------    ---------
Land........................................  $   --    $   553     $ 1,158
Buildings and improvements..................     365      2,529       5,002
Broadcast and other equipment...............   7,201     13,163      21,105
Furniture and fixtures......................      60        287         703
Vehicles....................................      61        185         204
Construction in process.....................      --      1,935         702
                                              ------    -------     -------
     Total..................................  $7,687    $18,652      28,874
Less: accumulated depreciation..............    (341)    (2,211)     (3,872)
                                              ------    -------     -------
Net property and equipment..................  $7,346    $16,441     $25,002
                                              ======    =======     =======



     Included in property and equipment are assets acquired under capital leases with a total cost of $6,645,000 and the associated accumulated depreciation of $1,121,000 at June 30, 1999.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


(4) ACQUISITIONS


     On June 17, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Channel 32, Incorporated, relating to the operations of KWBP, in exchange for $18,675,000 in cash and $4,400,000 of membership units in the Company. The acquisition was accounted for using the purchase method. The excess of the purchase price plus the fair value of net liabilities assumed of approximately $23,478,000, has been recorded as an intangible broadcast license and is being amortized over a period of 20 years. In addition, the results of operations (excluding depreciation and amortization) of KWBP were recorded by the Company beginning January 1, 1997 pursuant to a local marketing agreement whereby ACME Oregon effectively operated the station and funded the station's losses during the period from January 1, 1997 to June 17 1997 (the acquisition date).



     On July 29, 1997, the Company entered into a stock purchase agreement to acquire Koplar Communications, Inc. (KCI). On September 30, 1997, the Company placed $143 million in to an escrow account (classified as a deposit on the December 31, 1997 consolidated balance sheet). In connection with this acquisition, the Company entered into a long-term local marketing agreement with KPLR and filed the requisite applications with the FCC for the transfer of the Station's license to the Company.



     Pursuant to the local marketing agreement, the Company retained all revenues generated by the station, bore substantially all operating expenses (excluding depreciation and amortization) of the station and was obligated to pay a local marketing agreement fee. These revenues and expenses for the period October 1 through December 31, 1997 are included in the Company's operating results for the year ended December 31, 1997.



     On March 13, 1998, the Company completed its acquisition of Koplar Communications, Inc. ("KCI") and acquired all of the outstanding stock of KCI for a total consideration of approximately $146.3 million. The acquisition was accounted for using the purchase method. Pursuant to the local marketing agreement referred to above, all revenues and operating expenses of the station (excluding depreciation and amortization) for the period from September 30, 1997 to March 31, 1998 (the effective date of the purchase transaction) are included in the Company's operating results. The purchase transaction was recorded on the consolidated balance sheet of the Company effective March 31, 1998 and the Company's results of operations includes revenues and expenses (including amortization of intangible assets) beginning April 1, 1998.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


     The fair value of the assets acquired and liabilities assumed relating to the acquisition of KPLR (in thousands):


Assets acquired:
  Cash and cash equivalents.................................  $    779
  Accounts receivables, net.................................     1,703
  Program broadcast rights..................................     8,490
  Property and equipment....................................     2,233
  Prepaid expenses and other current assets.................       416
  FCC license...............................................    82,563
  Goodwill..................................................    93,775
  Other assets..............................................       395
                                                              --------
     Total assets acquired..................................  $190,354
                                                              ========
Liabilities assumed:
  Accounts payable..........................................  $ (1,005)
  Accrued liabilities.......................................    (1,332)
  Program broadcast rights payable..........................    (8,258)
  Deferred income taxes.....................................   (29,889)
  Other liabilities.........................................    (3,531)
                                                              --------
     Total liabilities assumed..............................  $(44,015)
                                                              --------
     Total purchase price...................................  $146,339
                                                              ========



     On October 7, 1997, the Company acquired Crossville Limited Partnership, the owner of WINT, in exchange for $13,200,000 in cash. Subsequent to the acquisition, the Company changed the call letters of the station to WBXX. The acquisition was accounted for using the purchase method. The excess of the purchase price over the fair value of net assets acquired of approximately $13,287,000, has been recorded as an intangible broadcast license and is being amortized over a period of 20 years.



     During 1997, the Company entered into an agreement that provided it with the right to: (i) acquire 49% of the licensee of KUPX (formerly KZAR) in exchange for membership units valued at $6 million, and (ii) pay $3 million for an option to acquire the remaining 51% interest in the licensee of KUPX for $5 million, exercisable immediately after the station commences on-air operations. On December 15, 1997, the Company acquired the 49% interest in the licensee of KUPX, paid $3 million to acquire the option and loaned the sellers $4 million (to be applied to the subsequent majority interest purchase price). On January 22, 1998, the Company issued $6 million of its member units to the sellers for the 49% interest in the license of KUPX in connection with the above transaction. The amount of the issuance was based upon a fixed dollar amount of consideration. The Company accounted for the 49% investment using the equity method of accounting. On February 16, 1999, the Company acquired the remaining 51% interest in KUPX. The $4.0 million loan was applied against the remaining purchase price of $5 million.


     In May 1998 the Company and the majority owners of KUPX entered into an agreement with another broadcaster in Salt Lake City to (i) swap KUPX for KUWB, subject to FCC

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



approval (ii) enable the Company to operate KUWB under a local marketing agreement and (iii) enable the owner of KUWB to operate KUPX under a local marketing agreement. Pursuant to the LMA's, the Company retains all operating revenues and expenses (excluding depreciation and amortization) of KUWB and the owner of KUWB retains all operating revenues and expenses (excluding depreciation and amortization) of KUPX. In March 1999, the FCC approved the swap of KUPX for KUWB, which is expected to close during the third quarter of 1999. The Company intends to account for the swap as a non-monetary transaction using its historical cost. The Company believes that the fair value of KUWB approximates the historical cost of KUPX.


     On August 22, 1997, the Company entered into an agreement with affiliates of the sellers of KZAR to acquire 100% of the interests in the construction permit for KAUO for a consideration of $10,000. This agreement was consummated on January 22, 1998. Subsequently, the call letters of KAUO were changed to KWBQ. Construction of KWBQ was completed and the station commenced broadcasting in March 1999.


     On June 30, 1998, the Company acquired substantially all the assets and assumed certain liabilities of WTVK-Channel 46 serving the Fort Myers-Naples, Florida marketplace for approximately $14.5 million in cash and 1,047 membership units (valued at approximately $1.0 million). The acquisition was accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets assumed of approximately $15.5 million has been recorded as an intangible broadcast license and goodwill, both of which are being amortized over a period of 20 years. The Company had entered into a local marketing agreement with WTVK wherein the Company, effective March 3, 1998, retained all revenues generated by the station, bore all operating expenses of the station (excluding depreciation and amortization) and had the right to program the station (subject to WTVK's ultimate authority for programming) and the station's existing programming commitments. The local marketing agreement terminated upon the consummation of the acquisition. Consequently, under the local marketing agreement the revenues and operating expenses (excluding depreciation and amortization) of the station are included in the Company's results of operations from March 3, 1998 to June 30, 1998. The purchase transaction was recorded on the consolidated balance sheet of the Company on June 30, 1998 and the Company's results of operations includes revenues and expenses (including amortization of intangible assets) beginning July 1, 1998.



     On April 23, 1999, the Company acquired the non-FCC license assets of three Paxson Communication Corporation stations serving the Dayton, OH, Green Bay, WI and Champaign-Decatur, IL markets for $32 million. On June 23, 1999, following FCC approval of the transfer of the FCC licenses to ACME, the Company acquired the licenses and completed the acquisition of the three stations by making to PCC a final payment of $8.0 million. The Company financed this $40 million transaction by a $25 million borrowing under its Loan Agreement and a $15 million loan from certain of its members (the "Bridge Loan"). The Bridge Loan bears interest at 22.5% per annum, is unsecured, may be prepaid at any time without penalty and is due, along with all accrued interest, on April 23, 2002.


     On February 19, 1999, the Company entered into an agreement in principle with Ramar Communications ("Ramar") to acquire Ramar's KASY TV-50, serving the Albuquerque market

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



for approximately $27 million. In a related transaction, the Company will concurrently sell to Ramar its station KWBQ, also serving the Albuquerque market. The Company will also enter into a 10-year local marketing agreement with Ramar to operate KWBQ. This transaction has been approved by the FCC and is expected to close in the fourth quarter of 1999.


     The unaudited pro forma financial information for the year ended December 31, 1998 and 1997, set forth below reflects the net revenues and net loss assuming the KWBP, WBXX, KPLR, WTVK and KWBQ transactions had taken place at the beginning of each respective year. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions occurred on January 1, 1998 and 1997.


                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                        ------------------
                                                         1997       1998
                                                        -------    -------
Net revenues..........................................  $35,410    $44,275
Net loss..............................................  (24,044)   (24,173)


(5) UNIT OFFERING


     On September 30, 1997, ACME Intermediate issued 71,634 Units (the Unit Offering) consisting of 71,634 membership units (representing 8% of the ACME Intermediate's outstanding membership equity) and $71,635,000 (par value at maturity) in 12% senior secured discount notes due 2005 (Intermediate Notes). Cash interest on the Intermediate Notes is payable semi-annually in arrears, commencing with the six-month period ending March 31, 2003. The net proceeds from the Unit Offering, after the deduction of underwriter fees and other related offering costs, were $38.3 million and were received by the Company on September 30, 1997. The Company has allocated approximately $4.2 million of such net proceeds to minority interest, $35.6 million to the discounted note payable and $1.5 million to prepaid financing costs -- the latter which is being amortized over the eight year term of the notes. The Intermediate Notes contain certain covenants and restrictions including restrictions on future indebtedness and restricted payments, as defined, and limitations on liens, investments, transactions with affiliates and certain asset sales. The Company was in compliance with all such covenants and restrictions at June 30, 1999, December 31, 1998 and 1997.



     The Intermediate Notes are secured by a first priority lien on the limited liability company interests in ACME Television and ACME Subsidiary Holdings II, LLC, both of which are direct wholly-owned subsidiaries of ACME Intermediate. ACME Subsidiary Holdings II, LLC was formed solely to own a 0.5% interest in ACME Television, has no other assets or operations and does not constitute a substantial portion of the collateral for the Intermediate Notes.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


(6) 10 7/8% SENIOR DISCOUNT NOTES


     On September 30, 1997, ACME Television issued 10.875% senior discount notes due 2004 (Notes) with a face value of $175,000,000 and received $127,370,000 in gross proceeds from such issuance. These Notes provide for semi-annual cash interest payments beginning in the fourth year with the first interest payment due on March 31, 2001. The Notes are subordinated to ACME Television's bank revolver (see Note 7) and to the ACME Television's capital equipment finance facilities (see Note 10). The Notes mature on September 30, 2004 and may not be prepaid without penalty.



     The Notes contain certain covenants and restrictions including restrictions on future indebtedness and limitations on investments, and transactions with affiliates. ACME Television was in compliance with all such covenants and restrictions at June 30, 1999, December 31, 1998 and December 31, 1997.


     Costs associated with the issuance of these notes, including the underwriters fees and related professional fees are included in long-term other assets and will be amortized over the seven year term of the notes.


     ACME Television's subsidiaries (hereinafter referred to in this section collectively as Subsidiary Guarantors) are fully, unconditionally, and jointly and severally liable for ACME Television's notes. The Subsidiary Guarantors are wholly owned and constitute all of ACME Television's direct and indirect subsidiaries except for ACME Finance Corporation, a wholly owned finance subsidiary of ACME Television with essentially no independent operations that is jointly and severally liable with the Company on the Notes. ACME Television has not included separate financial statements of the aforementioned subsidiaries because (i) ACME Television is a holding company with no assets or independent operations other than its investments in its subsidiaries and (ii) the separate financial statements and other disclosures concerning such subsidiaries are not deemed material to investors.


     Various agreements to which ACME Television and/or the Subsidiary Guarantors are parities restrict the activity of the Subsidiary Guarantors to make distributions to the Company. The Investment and Loan Agreement (the Investment Agreement), dated June 17, 1997, as amended, among the Company and the parties thereto and the Limited Liability Company Agreement (the LLC Agreement), dated June 17, 1997, as amended, among the Company and the parties thereto each contain certain restrictions on the ability of the Subsidiary Guarantors to declare or pay dividends to ACME Television in the absence of the consent of certain parties thereto. The Indenture governing the Notes prevents the Subsidiary Guarantors from declaring or paying any dividend or distribution to ACME Television unless certain financial covenants are satisfied and there has been no default thereof. The revolving credit facility with Canadian Imperial Bank Corporation (see Note 7) also prohibits distributions from the Subsidiary Guarantors to ACME Television except in certain circumstances during which default has not occurred thereunder.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


(7) BANK REVOLVER


     On August 15, 1997, ACME Television entered into a $22.5 million revolving credit facility (the Loan Agreement) with Canadian Imperial Bank Corporation
(CIBC), as agent and lead lender. Under the terms of the Loan Agreement, advances bear interest at a base rate, that at our option, is either the bank's prime rate or LIBOR, plus a spread. Commitment fees are charged at a rate of .5% per annum, paid quarterly, on the unused portion of the facility. On December 2, 1997, the Loan Agreement was amended to provide ACME Television with an increased credit line to $40 million, more favorable interest rates and a lengthened term. As of June 30, 1999 there was an outstanding balance of $39.4 million and $600,000 was available under the Loan Agreement. As of December 31, 1998 there was an outstanding balance of $8.0 million and $32.0 million was available under the Loan Agreement. There was no outstanding balance due at December 31, 1997.



     The Loan Agreement contains certain covenants and restrictions including restrictions on future indebtedness and limitations on investments and transactions with affiliates. ACME Television was in compliance with all such covenants and restrictions at June 30, 1999, December 31, 1998 and December 31, 1997.


     Costs associated with the procuring of bank credit facilities, including loan fees and related professional fees, are included in long-term other assets and are amortized over the term of the Loan Agreement.

(8) CONVERTIBLE DEBENTURES

     On June 30, 1997 and on September 30, 1997 the Company issued convertible debentures to certain investors in the aggregate amount of $24,756,000. The debentures bear interest at the rate of 10% per annum, compounded annually. Accrued interest, along with the principle balance is due and payable on June 30, 2008, or earlier in the event of certain specified events of default or in connection with a change of control of the Company.


     Pursuant to the terms of the debentures, the holders may elect at any time prior to maturity to convert a portion or all of the then outstanding principal and accrued interest into membership units of the Company. The conversion rate is fixed by contract and represents, in the aggregate, and assuming the entire original principal and interest were converted, an additional 24,756 units of membership. As of June 30, 1999, December 31, 1998 and 1997, the amount of accrued interest due to the holders of the convertible debt is $4,751,000, $3,523,000 and $1,048,000, respectively, and is included in other liabilities on the Company's balance sheets.



(9) BRIDGE LOAN



     On April 23, 1999, the Company entered into a $15.0 million loan agreement (the Bridge Loan) with Alta Communications VI, L.P., Alta Com S by S, LLC, Alta Subordinated Debt Partners III, L.P., BANCBOSTON Investments, Inc., CEA Capital Partners USA, L.P., CEA Capital Partners USA CI, L.P., TCW Shared Opportunity Fund III, L.P., Shared Opportunity Fund IIB, LLC and TCW Leveraged Income Trust II, L.P. (the Lenders); the proceeds of

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



which were used solely to invest in ACME Intermediate. ACME Intermediate funded the acquisition of the property and equipment assets of Stations WBDT, WBWI and WBUI, with the proceeds.



     Of the aggregate $15.0 million, $7.0 million was drawn on April 23, 1999 and the remaining $8.0 million was drawn on June 23, 1999.



     The loan bears interest at 22.5%, compounded semi-annually. The interest rate increases 250 basis points on October 23, 1999 and every 90 days thereafter, not to exceed 35% per annum. The Company can prepay the loan without penalty. All principal and interest is due on the earlier of April 23, 2002 or consummation by the Company of any debt or equity financing generating net proceeds greater than the outstanding loan balance.



(10) COMMITMENTS AND CONTINGENCIES


OBLIGATIONS UNDER OPERATING LEASES

     The Company is obligated under noncancelable operating leases for office space and its transmission sites. Future minimum lease payments as of the year ended December 31, 1998, under noncancelable operating leases with initial or remaining terms of one year or more are:

1999.................................................  $ 1,125,000
2000.................................................    1,118,000
2001.................................................    1,068,000
2002.................................................      970,000
2003.................................................      916,000
Thereafter...........................................    4,806,000
                                                       -----------
  Total..............................................  $10,003,000
                                                       ===========

     Total future minimum lease payments under non-cancelable operating leases were $10,003,000 and $6,615,000 at December 31, 1998 and 1997, respectively.


     Total rental expense under operating leases for the six months ended June 30, 1999 and the twelve months ended December 31, 1998 and 1997 was approximately $562,000, $967,463 and $166,000, respectively.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


OBLIGATIONS UNDER CAPITAL LEASES

     As of December 31, 1998, approximately $5.5 million of equipment was leased under capital equipment facilities. These obligations are reflected as current obligations under capital leases of $1,273,000 and $292,000, and as non-current liabilities under capital lease of $4,199,000 and $443,000 at December 31, 1998 and 1997 respectively. These capital lease obligations expire over the next five years. Future minimum lease payments as of December 31, 1998 under capital leases are:


1999..................................................  $ 1,638,000
2000..................................................    1,431,000
2001..................................................    1,371,000
2002..................................................    1,351,000
2003..................................................      931,000
                                                        -----------
  Total...............................................  $ 6,722,000
  Less: interest:.....................................   (1,250,000)
                                                        -----------
     Present value of minimum lease payments..........  $ 5,472,000
                                                        ===========


PROGRAM RIGHTS PAYABLE

     Commitments for program rights that have been executed, but which have not been recorded in the accompanying financial statements, as the underlying programming is not yet available for broadcast, were approximately $28,265,000 and $7,010,000 as of December 31, 1998 and December 31, 1997, respectively.

     Maturities on the Company's program rights payables (including commitments not recognized in the accompanying financial statements due to the lack of current availability for broadcast) for each of the next five years are:

1999.................................................  $ 9,316,000
2000.................................................    9,903,000
2001.................................................    8,897,000
2002.................................................    6,322,000
2003.................................................    3,838,000
Thereafter...........................................    4,150,000
                                                       -----------
  Total..............................................  $42,426,000
                                                       ===========

CERTAIN COMPENSATION ARRANGEMENTS


     In June 1997, the Company issued an aggregate of 100 management carry units to certain members of management, which remain outstanding as of June 30, 1999. These units entitle holders to certain distribution rights upon achievement of certain returns by non-management investors and are subject to forfeiture or repurchase by the Company in the event of termination of each individual's employment by the Company under certain specified circumstances. These management carry units are accounted for as a variable plan

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



resulting in an expense when it is probable that any such distributions will be made. The Company determined the value of these at the issuance date to be immaterial. During the six months ended June 30, 1999, the Company recorded an expense of $10.7 million relating to the units. No expense was recorded relating to these units in 1998 or 1997


LEGAL PROCEEDINGS


     We are currently in a dispute with Edward Koplar in connection with Mr. Koplar's resignation in the fall of 1998 from his position as Chief Executive Officer of ACME Television of Missouri, Inc., formerly Koplar Communications, Inc. Mr. Koplar has claimed that the Company breached his management agreement, and under the terms of that agreement has claimed that we owe him $4 million and has threatened to bring suit against us. We believe that Mr. Koplar's claim is without merit and that the resolution of this matter will not have a material adverse effect on our financial condition or results of operations. We have accrued $350,000 as a reserve relating to this matter.



     In addition, the Company is party to routine claims and suits brought against it in the ordinary course of business. In the opinion of management, the outcome of such routine claims will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.



OTHER



     In January 1999, the Company mistakenly merged ACME Television Holdings of Missouri, Inc. ("Holdings"), a C corporation owning KPLR, into ACME Television, LLC. The Company is rescinding the merger. If the rescission is held not to be effective for tax purposes, the Company believes, based on an independent valuation of Holdings' assets, that the merger would result in a tax liability to the Company of approximately $3.0 million, which has been accrued in the financial statements.



(11) INCOME TAXES



     The income tax benefit consists of the following:



                       (IN THOUSANDS)                          1998
                       --------------                         -------
Current
  Federal income taxes......................................  $    --
  State income taxes........................................       --
                                                              -------
Total current tax expense...................................       --
Deferred tax benefit........................................   (2,393)
                                                              -------
Total income tax benefit....................................  $(2,393)
                                                              =======

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)


     The differences between the income tax benefit and income taxes computed using the U.S. Federal statutory income tax rates (35%) consist of the following:


                       (IN THOUSANDS)                          1998
                       --------------                         -------
Tax benefit at U.S. Federal rate............................  $(3,471)
State income taxes, net of Federal tax benefit..............     (261)
Nondeductible expenses......................................    1,430
Other.......................................................  $   (91)
                                                              -------
  Income tax benefit........................................  $(2,393)
                                                              =======


DEFERRED INCOME TAXES

     The Company's subsidiary, ACME Television Holdings of Missouri, Inc. is a "C" Corporation and is subject to state and federal income taxes (see Note 2 "Income Taxes"). The deferred tax asset of $3,811,000 and liability of $31,241,000 for the year ended December 31, 1998, were related to the following:

                                                                1998
                                                              ---------
                                                                LONG
                                                                TERM
                                                              ---------
Assets:
  Allowances and reserves...................................  $   2,211
  Net operating loss carryforwards..........................      1,255
  Other.....................................................        345
                                                              ---------
  Deferred tax asset........................................  $   3,811
Liabilities:
  Program Amortization......................................  $    (944)
  Intangibles...............................................    (30,297)
                                                              ---------
  Deferred tax liability....................................  $ (31,241)
                                                              ---------
     Net deferred tax liability.............................  $ (27,430)
                                                              =========

     The primary difference in the book basis and tax basis of the Company's non-taxable entities relates to intangible assets. Intangible assets of the non-taxable entities had a book and tax basis of approximately $59 million and $58 million at December 31, 1998, respectively.


(12) RELATED PARTY TRANSACTIONS



     The Company's stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network. Jamie Kellner is an owner and the chief executive officer of The WB Network.



     Pursuant to June 1995 agreements among Koplar Communications, Inc., Roberts Broadcasting, Michael Roberts and Steven C. Roberts, Roberts Broadcasting cannot

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



(i) transfer its license for WHSL, East St. Louis, Illinois, (ii) commit any programming time of the station for commercial programming or advertising or
(iii) enter into a local marketing agreement with respect to such station until June 1, 2000. In the event that the current affiliation agreement for WHSL is terminated, the substitute format must be substantially similar to the current home shopping network format or, in the alternative, an infomercial format. The annual payment from KPLR for these agreements was $200,000 during the first three years. The Company paid $300,000 in 1998 and will pay $300,000 in 1999 under this agreement.



     In connection with our Salt Lake City and New Mexico stations, the Company has entered into long-term agreements to lease studio facilities and/or transmission tower space for KUWB, KUPX and KWBQ from an affiliate of Michael and Steven Roberts. Both Michael and Steven C. Roberts are members of the Company and Michael Roberts serves on the Company's Board of Advisors. These leases have terms of approximately fifteen years and provide for monthly payments aggregating approximately $25,000, subject to adjustment based on the Consumer Price Index.



     On October 1, 1997, in connection with our acquisition of KWBP, we paid CEA, Inc., an affiliate of one of our stockholders, CEA Capital Partners, a broker's fee of approximately $176,000. On the same day, we paid CEA, Inc., $132,000 in connection with the purchase of WBXX, $25,000 in connection with the purchase of the construction permit for KWBQ (formerly KAUO), $45,000 in connection with the purchase of the construction permit for KUPX (formerly KZAR) and $889,000 in connection with the purchase of KPLR, as broker's fees in each of the transactions. Additionally, in connection with the recent acquisition of WBUI, WIWB and WBDT, we paid CEA, Inc. a broker's fee of $125,000. CEA, Inc. also received compensation from the seller in connection with the purchase of WBUI, WIWB and WBDT. One of our directors, Mr. Collis, is an officer of an affiliate of CEA Capital Partners.



     In June and September 1997, we issued 10% convertible debentures with the right to convert into 24,775,970 membership units to affiliates of Alta Communications, Banc Boston, CEA Capital Partners and TCW Asset Management Company, each of which are stockholders of our company. Another of our directors, Mr. Schall, is an officer of an affiliate of TCW Asset Management Company.



     In February 1999, we exercised our option to purchase the property where KWBP is located for $1.5 million from an affiliate of Peregrine Capital. Before the purchase, we leased the property from the same affiliate.


     In connection with our purchase of KWBP in June 1997, we loaned the seller of KWBP approximately $119,000. This loan was repaid in July 1999.


(13) DEFINED CONTRIBUTION PLAN


     In 1998, the Company established a 401(k) defined contribution plan (the
Plan) which covers all eligible employees (as defined in the Plan). Participants are allowed to make nonforfeitable contributions up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. The

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



Company currently matches 50% of the amounts contributed by each participant but does not match participants' contributions in excess of 6% of their contribution per pay period. The Company contributed and expensed $200,000 to the Plan for the year ended December 31, 1998, $97,000 for the six months ended June 30, 1998 and $94,000 for the six months ended June 30, 1999.



(14) MEMBERS' CAPITAL


     The Company's membership units are held in various classes, each class of which entitles the holders to differing levels of distribution. As of December 31, 1997 and 1998, the Company's membership units outstanding were as follows:


                                               DECEMBER 31,         DECEMBER 31,
                                                   1997                 1998
                                             -----------------    -----------------
                   CLASS                      UNITS     $000'S     UNITS     $000'S
                   -----                     -------    ------    -------    ------
Management capital.........................      600       600        600       600
Founders Class A...........................      943       943        943       943
Founders Class B...........................      533       533        533       533
Investor...................................   18,210    18,210     16,757    16,757
Sellers....................................    4,400     4,400      4,400     4,400
Less: Issuance costs.......................       --      (901)        --      (901)
                                             -------    ------    -------    ------
  Total....................................   24,686    23,785     31,733    30,832
                                             =======    ======    =======    ======



Excludes management carry units issued by the Company to its senior management team.



(15) SUBSEQUENT EVENT -- REORGANIZATION



     ACME Communications, Inc. was incorporated on July 23, 1999 and other than its initial nominal capitalization has had no operations. ACME Communications, Inc. is contemplating the issuance of common stock in an initial public offering.



     Immediately before the closing of the offering, we will complete the reorganization described below. Before the following steps may be completed, we must receive FCC approval, for which we have filed an application. The Company does not guarantee the offering of common stock or reorganization transactions will be completed.



     First, ACME Communications will issue common stock in exchange for all of the convertible debentures of ACME Television Holdings, LLC. The convertible debentures will be converted pursuant to their original conversion terms and as such, there will not be a gain or loss related to this transaction.



     Second, ACME Communications will exchange shares of its common stock for
(a) membership units representing approximately 6% of ACME Intermediate and (b) all of the convertible debentures and preferred convertible membership units of ACME Subsidiary Holdings IV, LLC. These transaction will be treated as acquisitions of minority interests. The fair value of the stock issued to acquire the minority interests will be allocated to the net assets acquired.

                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

  (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND
                               1999 IS UNAUDITED)



     Third, a subsidiary of ACME Communications will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications. This transaction will be treated as a reorganization at historical cost.



     Fourth, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation. This transaction will be treated as a reorganization at historical cost.



     Lastly, ACME Subsidiary Holdings IV, LLC will be merged into ACME Communications, which will be the surviving corporation. After this merger, ACME Communications will own directly or indirectly 100% of the membership units of each of ACME Television Holdings, LLC and of ACME Intermediate. This transaction will be treated as a reorganization at historical cost.



     Also ACME Communications issued options to acquire 283,500 shares of its common stock upon conversion of the Company's long-term incentive compensation plan awards granted in 1998. These options were issued at an exercise price of $15 per share and vest in equal thirds on December 31, 2000, 2001 and 2002. These options will be valued using the closing price of the offering. The difference between the accrual under the Company's long-term compensation plan at the date of the closing and the pro-rata vested portion of the options (using the original long-term incentive plan award date as the beginning of the vesting period) will be recorded as an adjustment to equity-based compensation expense. The remaining value of the options will be recorded on a straight-line basis over the remaining vesting period. ACME Communications also issued options to acquire 58,500 shares of its common stock at an exercise price of $18 per share prior to the offering. The value of these options will also be based on the closing offering price and will be expensed on a straight-line basis over the five-year vesting period of the options.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Koplar Communications, Inc.:

     We have audited the consolidated statements of operations and cash flows of Koplar Communications, Inc. and subsidiary for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Koplar Communications, Inc. and subsidiary for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                              /s/  KPMG LLP

St. Louis, Missouri
July 23, 1999

                   KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                             1996           1997
                                                            -------       ---------
Revenues, net.............................................  $27,381       $  21,488
Operating expenses:
  Programming.............................................   11,385           8,458
  Selling, general and administrative.....................   11,455          13,896
  Depreciation and amortization...........................      702             556
                                                            -------       ---------
     Total operating expenses.............................   23,542          22,910
                                                            -------       ---------
     Operating income (loss)..............................    3,839          (1,422)
                                                            -------       ---------
Other expense:
  Interest expense........................................    2,155           1,200
  Other expense...........................................      663           2,006
                                                            -------       ---------
     Total other expense..................................    2,818           3,206
                                                            -------       ---------
Income (loss) before income taxes and extraordinary
  item....................................................    1,021          (4,628)
Provision (benefit) for income taxes......................      462          (1,081)
                                                            -------       ---------
     Net income (loss) before extraordinary item..........      559          (3,547)
                                                            -------       ---------
Extraordinary item:
  Loss on early extinguishment of debt, net of taxes of
     $868 and $93, respectively...........................   (1,359)           (146)
                                                            -------       ---------
     Net loss.............................................  $  (800)      $  (3,693)
                                                            =======       =========

See accompanying notes to consolidated financial statements.

                   KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              1996           1997
                                                            --------       --------
Cash flows from operating activities:
  Net loss................................................  $   (800)      $ (3,693)
Adjustments to reconcile net loss to net cash:
  Deferred income taxes...................................      (173)          (361)
  Amortization of programming rights......................     5,360          4,514
  Adjustment to carrying value of programming rights......     1,500             --
  Amortization of deferred financing costs................       411             47
  Loss on early extinguishment of debt....................     2,227            239
  Depreciation and amortization...........................       702            556
Changes in operating assets and liabilities:
  Receivables.............................................       643           (544)
  Prepaid expenses and other current assets...............      (142)           150
  Other assets............................................        44            350
  Accounts payable and accrued expenses...................      (561)         5,247
  Accrued interest........................................      (301)           (76)
  Income taxes receivable/payable.........................      (773)          (694)
  Other long-term liabilities.............................      (182)           (58)
                                                            --------       --------
     Net cash provided by operating activities............     7,955          5,677
                                                            --------       --------
Cash flows from investing activities:
  Purchases of property and equipment.....................      (687)          (293)
  Deposits for PCS Auction................................      (468)            --
  Return of deposits for PCS Auction......................       468            468
  Investment in affiliate.................................      (100)          (384)
                                                            --------       --------
     Net cash used in investing activities................      (787)          (209)
                                                            --------       --------
Cash flows from financing activities:
  Repayment of notes payable officer/shareholder..........    (1,168)            --
  Payment on other debt and obligations under capital
     leases...............................................       (21)          (195)
  Payment on programming obligations......................    (5,515)        (5,567)
  Cash overdraft, net.....................................     1,244           (678)
  Repayment of long-term debt.............................   (11,640)       (13,950)
  Proceeds from long-term debt............................    14,159             --
  Proceeds from short-term ACME advances..................        --         14,899
  Payments on revolver, net...............................    (4,130)            --
  Payment on deferred financing costs.....................      (318)            --
                                                            --------       --------
     Net cash used in financing activities................    (7,389)        (5,491)
                                                            --------       --------
     Net decrease in cash.................................      (221)           (23)
Cash, beginning of year...................................       244             23
                                                            --------       --------
Cash, end of year.........................................  $     23       $     --
                                                            ========       ========
Cash paid for interest....................................  $  1,575       $  1,216
                                                            ========       ========
Cash paid for income taxes................................  $    120       $     --
                                                            ========       ========
Non-cash transactions:
  Programming rights purchased under installment
     obligations..........................................  $  3,430       $  3,205
                                                            ========       ========


See accompanying notes to consolidated financial statements.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(1) ORGANIZATION

     The Company operates an independent television station in St. Louis, Missouri (KPLR-TV). The broadcasting license of KPLR-TV is owned by Koplar Television Co., L.L.C., a 99.9%-owned subsidiary of Koplar Communications, Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a summary of the significant accounting policies followed in the preparation of these financial statements:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Koplar Communications, Inc. and subsidiary (collectively, the Company). Accordingly, all references herein to Koplar Communications, Inc. include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CREDIT CONCENTRATIONS

     The Company maintains several cash accounts, including a lockbox account, in a financial institution. The cash balances in these accounts may at times exceed insured limits. The majority of the Company's receivables are due from local and national advertising agencies and are not collateralized.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. The accelerated cost recovery system (ACRS) and modified accelerated cost recovery system (MACRS) are used for income tax purposes. Renewals and betterments are capitalized to the related asset accounts, while repair and maintenance costs, which do not improve or extend the lives of the respective assets, are charged to operations as incurred.

     When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in operations.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

PROGRAMMING RIGHTS

     Programming rights are recorded at cost when the program is available to the Company for broadcasting. Programming rights and related obligations are recorded at cost without recognition of any imputed interest charges. Agreements define the lives of the rights and the number of showings. The cost of programming rights is charged against earnings either on the straight-line basis over the term of the agreement or per play for certain syndicated contracts based on the number of plays specified in the contract. Programming rights for programs which management expect to be broadcast in the succeeding fiscal year are shown as a current asset.

     The Company assesses the valuation of its programming rights on an ongoing basis by evaluating the unamortized rights and future programming rights commitments and comparing the anticipated future number of plays and related revenue potential with the related unamortized cost. When unamortized cost exceeds the undiscounted estimated future revenue, the Company will recognize an adjustment to the related carrying value. During 1996, the Company recorded an adjustment to the carrying value of certain programming rights totaling approximately $1,500,000.

DEFERRED FINANCING COSTS

     Financing costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the borrowings. Amortization of deferred financing costs, included in interest expense, totaled approximately $411,000 and $47,000, for the years ended December 31, 1996 and 1997, respectively. In addition, the Company expensed approximately $2,227,000 and $239,000 of deferred financing costs during 1996 and 1997, respectively, as a result of the Company's refinancing of its long-term debt (see note 6). Accordingly, the expense related to these transactions has been reflected as an extraordinary item, net of tax effects, in the consolidated statements of operations.

INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

INTEREST RATE HEDGE AGREEMENTS

     The Company enters into interest rate swap agreements which involve the exchange of fixed and floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. All agreements entered into by the Company relate to outstanding debt obligations. Accordingly, the Company accounts for these instruments similar to a hedge agreement and the differential to be paid or received is

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense.

REVENUE RECOGNITION

     Revenues from advertisements are recognized as commercials are broadcast. The Company receives such revenues net of commissions deducted for advertising agencies.

BARTER REVENUES

     Barter transactions in which the Company accepts products or services in exchange for commercial airtime are recorded at the estimated fair values of the products or services received. Barter revenues are recognized when commercials are broadcast. The assets or services received in exchange for broadcast time are recorded when received or used. Certain of the Company's programming agreements involve the exchange of advertising time for programming. The Company does not record revenues and cost of revenues related to these arrangements, which have no impact on earnings. The Company estimates that revenues and costs associated with these agreements were approximately $2,612,000 and $2,800,000 for 1996 and 1997, respectively.

LOCAL MARKETING AGREEMENTS

     The Company entered into a local marketing agreement (LMA) upon its acquisition by ACME Television Holdings, LLC (see note 15). As of December 31, 1997, regulatory approval of the transfer of the Company's License Assets was pending. Under the terms of the agreement, the Company receives specified periodic payments to operate KPLR-TV in exchange for the grant to ACME of the right to program and sell advertising on a specified portion of the station's inventory of broadcast time. In addition, ACME assumes the obligation to pay all operating expenses subsequent to September 30, 1998. Accordingly, ACME has recorded all operating revenues and expenses during the LMA period from October 1, 1997 through December 31, 1997. All other non-operating results are recorded by the Company during the LMA period.

(3) PREPAID EXPENSES AND OTHER CURRENT ASSETS

     In 1995, the Company placed a refundable deposit of $1,235,000 with the FCC in order to bid on the regional rights for a personal communications system. The Company expects this product to replace cell phones, beepers and other portable communications technology. The Company was the successful bidder on a number of PCS licenses. During 1996, $468,000 of the initial deposit was returned to the Company.

     In fourth quarter 1996, another round of PCS bidding was opened by the FCC. The auction was concluded and the deposit was returned in the first quarter of 1997.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(4) PROPERTY AND EQUIPMENT

     A summary of property and equipment at December 31, 1996 and 1997 is as follows (dollars in thousands):

                                                                           ESTIMATED
                                                      1996      1997      USEFUL LIVES
                                                     -------   -------   --------------
Land...............................................  $   464   $   464         --
Buildings and improvements.........................    1,780     1,705   15 to 40 years
Equipment, furniture and fixtures..................    6,463     6,311    3 to 15 years
                                                     -------   -------
                                                       8,707     8,480
Less accumulated depreciation......................   (6,069)   (6,105)
                                                     -------   -------
                                                     $ 2,638   $ 2,375
                                                     =======   =======

     Depreciation expense for the years ended December 31, 1996 and 1997 was approximately $702,000 and $556,000, respectively.

(5) NOTE PAYABLE -- REVOLVER

     The note payable - revolver was repaid in July 1996 as part of a debt refinancing with a financial institution (see note 6).

(6) LONG-TERM DEBT

     The Company's long-term debt at December 31, 1996 totaled $13,650,000. Based upon the borrowing rates available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximated carrying value.

     On July 10, 1996, the Company refinanced certain existing debt and received a revolving commitment totaling $19,000,000 (the Loan Agreement), of which approximately $14,266,000 was drawn from the commitment to satisfy certain existing obligations and refinancing costs.

     At December 31, 1996, the Company had borrowed $13,650,000 against the revolving commitment agreement. Under the terms of the Loan Agreement, the Company was required to repay the loan and all unpaid interest thereon on July 1, 2001. The loan interest was based on either the alternative base rate or the adjusted LIBOR rate, as defined in the Loan Agreement.

     In order to limit interest rate risk, the Company entered into a five-year interest rate swap for $5,000,000 of the borrowings, which locked in an interest rate of approximately 10%. The Company also entered into a three-year interest rate swap for $2,000,000 of the borrowings, which locked in an interest rate of approximately 10%. In addition, the Company entered into a 30-day interest rate swap for $5,000,000 of the outstanding borrowings, which locked in an interest rate of approximately 8.87% at December 31, 1996. The remaining borrowings accrued interest, payable monthly at the prime interest rate plus 0.25% - 0.75% per annum based on certain criteria. In addition, the Company is required to

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

pay quarterly a commitment fee of 0.5% per annum of the unused portion of the revolving commitment.

     During 1997, in conjunction with the acquisition by ACME, the outstanding loan balances were paid in full and certain short-term advances were extended to the Company by ACME. The total of outstanding advances at December 31, 19997 was approximately $14,899,000.

(7) PROGRAMMING OBLIGATIONS

     Programming obligations are generally classified as current or noncurrent liabilities according to the payment terms of the various contracts.

     At December 31, 1997, future minimum payments based on contractual agreements are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $5,030
1999........................................................   3,295
2000........................................................   1,373
                                                              ------
                                                              $9,698
                                                              ======

(8) NOTE PAYABLE -- PROGRAMMER

     Note payable -- programmer represents an additional amount owed to Warner Bros. ("WB") in connection with the restructuring of certain programming obligations in 1994. During 1996, the Company entered into a Stock Purchase, Option and Repurchase Agreement with WB, under which the Company had an obligation in the amount of $3,692,000 to WB in addition to the liability recorded as programming obligations.

     Under this agreement, the Company issued a promissory note for $3,092,000 to WB (payable in even installments over 36 months, plus interest at 1% over the prime rate per annum, payments to begin upon notification by WB to the Company), and also transferred to WB stock in an entity which is partially owned by the shareholder of the Company (see note 14). However, the agreement granted the programmer a "Put Right" under which the stock may be transferred by WB to the Company at any time until either June 28, 1997 or the exercise of the First Option (see below). In 1995, $100,000 was paid on the Put Right.

     The Company replaced the note payable-programmer with a restructured agreement on December 31, 1996. The previous note payable and the related accrued interest were replaced with Note A and Note B. Note A was in the amount of $2,000,000 and at December 31, 1996 and 1997, $1,900,000 was outstanding.
Interest accrues at prime plus 0.5%. Principal of $100,000 plus accrued interest to date are payable quarterly until the note is satisfied. There was no accrued interest on Note A at December 31, 1996 and 1997.

     Note B was an option note for $2,250,000. At December 31, 1996 and 1997, $2,250,000 was outstanding on Note B. The programmer was granted an option callable between

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

January 1, 2000 and December 31, 2001. If called, WB would receive 12% of a related entity's stock instead of cash payments on the $2,250,000 promissory note. The Company's "Put Right" was exercisable between January 1, 1997 and December 31, 2001. If exercised, WB would receive 12% of the related entity's stock instead of cash payments on the $2,250,000 promissory note. Interest accrues at prime. There was no accrued interest on Note B at December 31, 1996 and 1997.

(9) COMMITMENTS

     In conjunction with obtaining new programming and other related considerations, the Company's commitments amounted to approximately $5,395,000 as of December 31, 1997.

     The aggregate payments for these commitments over the next five years are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $  298
1999........................................................   1,250
2000........................................................   1,731
2001........................................................   1,476
2002........................................................     640
                                                              ------
                                                              $5,395
                                                              ======

     In January 1995 KPLR-TV became an affiliate of the WB Network. Under the affiliation agreement, the Company was required to make an annual payment to Warner Brothers if the ratings and revenue in prime time broadcasts of WB Network programming for the current year exceed ratings and revenues achieved by the Company in the preceding year. No such payments were payable to Warner Brothers for the years ended December 31, 1996 and 1997.

     The Company had an operating lease for certain equipment that requires annual payments of approximately $42,000 for a remaining period of twelve years. Total rent expense under operating leases for the years ended December 31, 1996 and 1997 was approximately $123,000 and $115,000, respectively.

(10) NOTES PAYABLE -- OFFICER/SHAREHOLDER

     Indebtedness to a shareholder of the Company consists of a promissory note for $1,023,000 and debentures payable for approximately $145,000, totaling $1,168,000 at December 31, 1995. The notes and interest were repaid in July 1996 when the Company refinanced certain debt with a financial institution (see note
6).

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(11) INCOME TAXES

     The provisions for income taxes on continuing operations for the years ended December 31, 1996 and 1997 consists of the following (in thousands):

                                                              1996     1997
                                                              -----   -------
Current:
  Federal...................................................  $ 552   $  (557)
  State.....................................................     83      (163)
Deferred:
  Federal...................................................   (150)     (315)
  State.....................................................    (23)      (46)
                                                              -----   -------
     Provision for income tax...............................  $ 462   $(1,081)
                                                              =====   =======

     The difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 34% to income before income taxes and extraordinary items for the years ended December 31 is as follows (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              ------    -------
Income before income taxes and extraordinary items..........  $1,021    $(4,628)
                                                              ------    -------
Tax provision computed at statutory rate....................  $  347    $(1,574)
Increases (reductions) in taxes due to:
  State income taxes (net of federal tax benefit)...........      40       (138)
  Investment in affiliate...................................      --        570
  Other.....................................................      75         61
                                                              ------    -------
Actual tax provision........................................  $  462    $(1,081)
                                                              ======    =======

     The tax effect of temporary differences between the tax basis of assets and liabilities and their corresponding amounts for financial statement reporting purposes at the tax rates expected to be in effect when such differences reverse are as follows (in thousands):

                                                               1996      1997
                                                              ------    ------
Current deferred income tax asset:
  Allowance for doubtful accounts...........................  $  (83)   $  (97)
  Accrued vacation payable..................................     (64)      (61)
  Bonus payable.............................................    (195)       --
  Charitable contributions carryforward.....................      --       (40)
  Option Agreement..........................................      --      (175)
Noncurrent deferred income tax liability:
  Book over tax basis of fixed assets.......................      22         3
  Book over tax basis of programming rights.................   1,918     1,607
                                                              ------    ------
  Net deferred income tax liability.........................  $1,598    $1,237
                                                              ======    ======

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(12) 401(K) PLAN

     Substantially all employees are eligible to participate in a 401(k) Plan sponsored by the Company. The plan provides that the Company may match a specified percentage of an employee's contribution up to a defined limit at its discretion. The amount charged to expense by the Company for the years ended December 31, 1996 and 1997 was approximately $55,000 and $60,000, respectively.

(13) INVESTMENT IN AFFILIATE

     In 1995, the Company entered into an agreement with another television station in St. Louis which provides that the Company make annual payments of $200,000 to the owners of the station (the Owners) for three years, in return for programming and other considerations over a three-year period. The agreement may be extended by the Owners for an additional two years. Under a separate agreement, the Company has agreed to make up to $3,500,000 in capital contributions to a limited liability company, owned by the Company and the Owners, formed to acquire television stations and invest in other communications opportunities, as approved by the Company. No such additional contributions had been made as December 31, 1997.

(14) RELATED PARTY TRANSACTIONS

     During previous years, the Company advanced funds under a loan agreement to ISW, Inc. (ISW), a company which is partially owned by a shareholder of the Company. In 1996 and 1997, the Company advanced approximately $443,000 and $1,200,000, respectively, to ISW. This amount was included in a loan receivable balance and is fully reserved.

     At December 31, 1996, the remaining balance of loans and interest receivable by the Company from ISW was approximately $3,251,000 with a corresponding allowance. Both amounts were written off and removed from the records in 1997.

     During 1996 and 1997, the Company was charged approximately $139,000 in rent and parking charges by Koplar Properties, Inc., an entity owned by a shareholder of the Company.

(15) SALE OF COMPANY

     On July 29, 1997, the shareholders of the Company (Shareholders) agreed to sell all of their shares of the Company's common and preferred stock to ACME Television Holdings, LLC (ACME) for $146,000,000. On September 30, 1997, pursuant to the stock purchase agreement between ACME and the Shareholders, ACME placed $143,000,000 into an escrow account and ACME and the Shareholders filed with the FCC a request to transfer the Company's broadcast license. The Company has also entered into a local marketing agreement with ACME under the terms of which ACME received the economic benefit of the Company's earnings, effective October 1, 1997. As a result, the consolidated statements of operations reflect the operating results of the Company through September 30, 1997, as well as any other non-operating results from October 1, 1997 through December 31, 1997. On

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

March 13, 1998, ACME acquired all of the outstanding common and preferred stock of the Company and the local marketing agreement was terminated.

     In connection with the ACME transaction, the Company recorded at December 31, 1997 approximately $5,900,000 in non-recurring bonus expense paid to a certain executive and other employees of the Company. This amount is included in other selling, general and administrative expense for the year ending December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Channel 32, Incorporated:

     We have audited the accompanying statements of operations and cash flows of Channel 32, Incorporated (a wholly owned subsidiary of Peregrine Communications, Ltd. effectively as of July 1, 1995) for the years ended June 30, 1995 (Predecessor) and 1996 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Channel 32 Incorporated's operations and its cash flows for the years ended June 30, 1995 (Predecessor) and 1996 (Successor) in conformity with generally accepted accounting principles.


     As discussed in Note 2 to the financial statements, effective July 1, 1995, Peregrine Communications, Ltd. acquired all of the outstanding stock of Channel 32, Incorporated in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for periods after the acquisition is presented on a different cost basis than for periods before the acquisition and, therefore is not comparable.


                                          /s/ KPMG LLP

Los Angeles, California
November 13, 1997

                            CHANNEL 32 INCORPORATED

                            STATEMENTS OF OPERATIONS


                                                                         PERIOD FROM
                                                                        JULY 1, 1996
                                          JUNE 30,        JUNE 30,           TO
                                            1995            1996        JUNE 17, 1997
                                        -------------    -----------    -------------
                                                                         (SUCCESSOR)
                                        (PREDECESSOR)    (SUCCESSOR)     (UNAUDITED)
Broadcast revenues, net...............   $   288,178     $ 2,728,857     $ 1,305,886
Operating expenses:
  Programming and production..........       622,688       3,273,608       1,303,808
  Selling, general and
     administrative...................       273,422       1,462,360       1,060,497
  Depreciation and amortization.......       234,498         541,878         346,469
                                         -----------     -----------     -----------
     Total operating expenses.........     1,130,608       5,277,846       2,710,774
                                         -----------     -----------     -----------
       Operating loss.................      (842,430)     (2,548,989)     (1,404,888)
                                         -----------     -----------     -----------
Other income (expense):
  Interest expense....................      (200,112)     (3,252,202)     (2,221,688)
  Interest income.....................            --          44,821              --
  Write-off of due from parent........            --        (188,586)             --
  Other expenses, net.................            --         (70,254)        (10,181)
                                         -----------     -----------     -----------
     Other expense, net...............      (200,112)     (3,466,221)     (2,231,869)
                                         -----------     -----------     -----------
Loss before income taxes..............    (1,042,542)     (6,015,210)     (3,636,757)
Income taxes..........................            --              --              --
                                         -----------     -----------     -----------
       Net Loss.......................   $(1,042,542)     (6,015,210)    $(3,636,757)
                                         ===========     ===========     ===========



See accompanying notes to financial statements.

                            CHANNEL 32 INCORPORATED

                            STATEMENTS OF CASH FLOWS


                                                                          PERIOD FROM
                                                                         JULY 1, 1996
                                            JUNE 30,        JUNE 30,          TO
                                              1995            1996       JUNE 17, 1997
                                          -------------    -----------   -------------
                                                                          (SUCCESSOR)
                                          (PREDECESSOR)    (SUCCESSOR)    (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................   $(1,042,542)    $(6,015,210)   $(3,636,757)
Adjustments to reconcile net loss to net
  cash:
  Depreciation and Amortization.........       288,083         951,377      1,322,513
Changes in assets and liabilities:
  Increase in programming rights........      (122,500)       (401,559)      (380,400)
  Increase in accounts receivable.......       (59,470)       (167,353)        23,242
  Increase (decrease) in due from
     related
     party..............................            --          14,700       (692,301)
  Increase in other assets..............        (5,000)        (82,646)      (357,606)
  Increase (decrease) in due to related
     party..............................            --          63,887        (63,887)
  Increase (decrease) in accounts
     payable............................       252,704         (56,523)       651,014
  Increase in accrued expenses..........       179,117         184,414        182,932
  Increase in programming rights
     payable............................        97,437         249,377        308,612
                                           -----------     -----------    -----------
       Net cash used in operating
          activities....................      (412,171)     (5,259,536)    (2,642,638)
                                           -----------     -----------    -----------
Cash flows from investing activities:
  Acquisition of property and
     equipment..........................      (978,711)       (998,429)      (355,717)
  Disposal of property and equipment....            --         236,910             --
  Increase in broadcast licenses........      (243,785)       (315,000)            --
                                           -----------     -----------    -----------
       Net cash used in investing
          activities....................    (1,222,496)     (1,076,519)      (355,717)
                                           -----------     -----------    -----------
Cash flows from financing activities:
  Proceeds from borrowings..............     1,793,519       8,038,056      3,110,138
  Payment of borrowings.................      (159,417)     (1,793,519)        (2,635)
  Payments of obligations under capital
     lease..............................            --              --        (10,217)
  Proceeds from issuance of common
     stock..............................         1,600         100,108             --
                                           -----------     -----------    -----------
       Net cash provided by financing
          activities....................     1,635,702       6,344,645      3,097,286
                                           -----------     -----------    -----------
       Net increase in cash.............         1,035           8,590         98,931
Cash, beginning of period...............            --           1,035          9,625
                                           -----------     -----------    -----------
Cash, end of period.....................   $     1,035     $     9,625    $   108,556
                                           ===========     ===========    ===========
Supplemental disclosures of cash flow
  information:
Cash paid during the year for:
  Interest..............................        51,845         732,582        370,095
  Income taxes..........................           120              --             --
Non-cash transactions:
  Acquisition of property and equipment
     in exchange for capital lease
     obligations........................       650,000         185,000             --



See notes to financial statements

                        CHANNEL 32 INCORPORATED (NOTE 1)

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND FORMATION

     Channel 32, Incorporated was incorporated under the laws of the state of Oregon on December 16, 1993. Channel 32, Incorporated (the Company) owns and operates KWBP-TV Channel 32, a television station (and The WB Network affiliate) in Portland, Oregon. The Company is a wholly owned subsidiary of Peregrine Communications, Ltd. (Peregrine) subsequent to Peregrine's acquisition of the Company effective July 1, 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Effective July 1, 1995, Peregrine acquired Channel 32, Incorporated, for approximately $350,000. The Company paid $315,000 of this amount on behalf of Peregrine. The acquisition was accounted for using the purchase method of accounting. The Company has applied push-down accounting reflecting the full acquisition cost and resulting equity in the accompanying financial statements subsequent to the acquisition date. As a result of the acquisition, the financial information for periods after the acquisition (Successor) is presented on a different cost basis than for the periods prior to the acquisition (Predecessor) and, therefore, is not comparable. The purchase price has been allocated to the tangible assets of the Company acquired and liabilities assumed based on their estimated fair market value at the acquisition date. The net liabilities assumed plus the purchase price totaled approximately $1,400,000 and was allocated to broadcast licenses.

     The financial statements are presented as if the acquisition occurred on July 1, 1995, rather than the actual purchase dates which occurred between March and November 1995. The impact of recording the purchase as of July 1, 1995, instead of the actual acquisition dates, is not material to the accompanying financial statements.

LOCAL MARKETING AGREEMENT

     Effective January 1, 1997, the operations of KWBP-TV were transferred to ACME Television of Oregon, LLC pursuant to a local marketing agreement. Accordingly, the Company's financial statements subsequent to December 31, 1996 only include the Company's net activity pursuant to such local marketing agreement.

REVENUE RECOGNITION

     Revenue related to the sale of airtime related to advertising and contracted time is recognized at the time of broadcast. The Company receives such revenues net of commissions deducted by advertising agencies and national sales representatives.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

     For purposes of reporting the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROGRAMMING RIGHTS

     Programming rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Programming rights are stated at the lower of amortized cost or estimated realizable value. The cost of such programming rights and the corresponding liability are recorded when the initial program becomes available for broadcast under the contract. Programming rights are amortized over the life of the contract on an accelerated basis related to the usage of the program. Programming rights expected to be amortized during the next fiscal year are classified as current in the balance sheets. The payments under these contracts that are due within one year and after one year are reflected in the balance sheets as current and noncurrent liabilities, respectively.

     Commitments for programming rights that have been executed, but which have not been recorded in the accompanying financial statements, as the underlying programming is not available for broadcast, were approximately $0, $222,249 and $262,500 as of June 30, 1995, 1996 and March 31, 1997, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of maintenance is expensed.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets. The principal lives used in determining depreciation and amortization rates of various assets are as follows:

Buildings...................................................      39 years
Broadcasting equipment......................................  5 - 15 years
Furniture and fixtures......................................   5 - 7 years
Vehicles....................................................       5 years
Equipment under capital leases..............................  5 - 15 years

BARTER TRANSACTIONS

     Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the average rate of the airtime exchanged. Barter transactions, which represent the exchange of adverting time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense or capitalized when used or received.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

     Revenues and expenses include approximately $1,267,600 of barter transaction for the year ended June 30, 1996. The Company did not record revenues and expenses associated with barter transactions for the year ended June 30, 1995. The Company does not believe the omission of such barter transactions for the year ended June 30, 1995 is material to the Financial Statements taken as a whole.

CARRYING VALUE OF LONG-LIVED ASSETS

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The carrying value of long-lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that an asset's carrying value will not be recoverable, as determined based on future expected undiscounted cash flows, the carrying value is reduced to fair market value.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under SFAS No. 109 deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company believes that concentrations of credit risk with respect to accounts receivable, which are unsecured, are limited due to the Company's ongoing relationship with its clients. The Company provides for its estimate of uncollectible accounts on a periodic basis. The Company has not experienced significant losses relating to accounts receivable. For periods ended June 30, 1994, 1995, 1996 and March 31, 1997 and 1996 no customer accounted for more than 10% of revenues.

(3) INTANGIBLE ASSETS

     Intangible assets are stated at cost, less accumulated amortization, and are comprised of broadcast licenses. Broadcast licenses are being amortized on a straight-line basis over

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

15 years. The amount of amortization related to broadcast licenses was approximately $0, $11,000, $97,567, and $93,000 for the periods ended June 30, 1994, 1995 and 1996 and June 17, 1997, respectively.

(4) STOCKHOLDERS' EQUITY

     At June 30, 1995, the Company had 2,000 shares of authorized common stock with 1,000 shares issued to its four original stockholders and an option to purchase 818 shares representing 45% of the Company, with an exercise price of $452,000 held by Peregrine (Peregrine Option).

     In November 1995, the stockholders approved an increase in the number of authorized shares to 4,000 shares of common stock. The Company sold 250 shares of common stock for $100,000 to Aspen TV, LLC and sold an option for $108 to purchase 51% of the outstanding common stock, or 791 shares, for an exercise price of $150,000. This option is automatically cancelled and the Company will be obligated to repurchase the stock sold to Aspen TV, LLC for the sale price plus interest upon the Company's timely repayment of its debt obligation to Aspen TV, LLC. The Peregrine Option was cancelled at this time.

(5) RELATED PARTY TRANSACTIONS

     Due (to) from related party represent temporary advances in the form of expenses paid by or on behalf of the Company by Peregrine. The following is a summary of these amounts:

                                                        JUNE 30,
                                                   -------------------    MARCH 31,
                                                    1995        1996        1997
                                                   -------    --------    ---------
Due from related party -- Peregrine..............  $14,700    $     --    $     --
Due from related party -- ACME Television of
  Oregon.........................................       --          --     692,301
Due to related party -- Peregrine................       --     (63,887)         --
                                                   -------    --------    --------
  Total..........................................  $14,700    $(63,887)   $692,301
                                                   =======    ========    ========

     Due from related party, ACME Television of Oregon, LLC relates to the balance due to the Company pursuant to the local marketing agreement effective January 1, 1997.

(6) INCOME TAXES

     The Company did not record any tax benefit during the period from December 16, 1993 (inception) to June 30, 1994, the years ended June 30, 1995 and 1996 and the nine months ended March 31, 1996 and 1997.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

     The provision for income taxes differs from the amount computed by applying the Federal statutory income tax rate of 34% to income before income taxes as shown below:

                                                  1994        1995          1996
                                                 -------    ---------    -----------
Computed "expected" income tax benefit.........  $(8,000)   $(355,000)   $(2,100,000)
Increase in valuation allowance................    8,000      355,000      2,100,000
                                                 -------    ---------    -----------
  Income tax expense (benefit).................  $    --    $      --    $        --
                                                 =======    =========    ===========

     Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences in the recognition of income and expenses for income tax and financial reporting purposes that will result in taxable or deductible amounts in future years. At June 30, 1996 and March 31, 1997, the net deferred income tax assets, related primarily to net operating loss carryforwards, were approximately $1,158,000 and $6,177,000, respectively. In 1995, the Company experienced an ownership change as defined in Section 382 of the Internal Revenue Code. This change in ownership restricts the utilization of the Company's net operating loss (NOL) carryforwards to offset future taxable income. NOL carryforwards arising subsequent to the change of control are not subject to the limitation. The amount of NOL carryforwards subject to the limitation is approximately $1,000,000 with an annual limitation of $75,000. The carryforwards available at June 30, 1996 expire in 2011.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. At June 30, 1995, 1996 and March 31, 1997, based on the level of historical taxable income and projections for future taxable losses over the periods in which the level of deferred tax assets are deductible, management believes that it is not more likely than not that the Company will not realize the benefits of these deductible differences.

(7) SALE

     On June 17, 1997, ACME Television Holdings, LLC (ACME) acquired certain of the Company's assets, including the broadcast license of KWBP-TV and assumed certain liabilities, including all of the Company's programming commitments and the Company's equipment leases, in exchange for $18,675,000 in cash and $4,400,000 in ACME Parent membership interests.

     In addition, pursuant to a local marketing agreement, ACME effectively operated the station and funded the losses from January 1, 1997 through June 17, 1997 (the acquisition date). Accordingly, there were no operating revenues or expenses incurred by the Company subsequent to January 1, 1997.

INSIDE BACK COVER

[ACME COMMUNICATIONS LOGO]


[LOGO'S OF SOME OF THE KIDS' WB PROGRAMMING AND PHOTOGRAPHS OF SEVERAL CARTOON CHARACTERS]

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS


                                        Page
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    9
DISCLOSURE REGARDING
  FORWARD-LOOKING STATEMENTS..........   17
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   20
PRO FORMA FINANCIAL INFORMATION.......   21
SELECTED CONSOLIDATED AND PRO FORMA
  FINANCIAL DATA......................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   30
INDUSTRY OVERVIEW.....................   36
BUSINESS..............................   39
MANAGEMENT............................   64
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT....   71
CERTAIN TRANSACTIONS..................   75
THE REORGANIZATION....................   80
DESCRIPTION OF CAPITAL STOCK..........   83
SHARES ELIGIBLE FOR FUTURE SALE.......   87
CERTAIN U.S. FEDERAL TAX
  CONSIDERATIONS FOR NON-U.S. HOLDERS
  OF COMMON STOCK.....................   89
UNDERWRITING..........................   91
LEGAL MATTERS.........................   95
EXPERTS...............................   95
ADDITIONAL INFORMATION................   95
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1


Dealer Prospectus Delivery Obligation:

Until             , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           [ACME Communications Logo]

ACME
Communications, Inc.

   5,000,000 Shares

   Common Stock
   Deutsche Banc Alex. Brown
   Merrill Lynch & Co.
   Morgan Stanley Dean Witter
   CIBC World Markets

   Prospectus

         , 1999

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Subject to Completion, Dated September 10, 1999



                           [ACME Communications Logo]

--------------------------------------------------------------------------------

ACME Communications, Inc.

5,000,000 Shares

Common Stock
--------------------------------------------------------------------------------


THIS IS AN INITIAL PUBLIC OFFERING OF COMMON STOCK OF ACME COMMUNICATIONS, INC. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $19.00 AND $21.00 PER SHARE.



THE INTERNATIONAL UNDERWRITERS ARE OFFERING 750,000 SHARES OUTSIDE THE UNITED STATES AND CANADA AND THE U.S. UNDERWRITERS ARE OFFERING 4,250,000 SHARES IN THE UNITED STATES AND CANADA.



WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ACME."



Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   PER SHARE             TOTAL
                                                                   ---------             -----
  PUBLIC OFFERING PRICE                                         $                   $
  UNDERWRITING DISCOUNTS AND COMMISSIONS                        $                   $
  PROCEEDS, BEFORE EXPENSES, TO ACME                            $                   $


THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 750,000 SHARES AT THE PUBLIC OFFERING PRICE WITHIN 30 DAYS FROM THE DATE OF THIS PROSPECTUS TO COVER OVER-ALLOTMENTS.


IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES
DOLLARS.

Deutsche Bank
                   Merrill Lynch International
                                     Morgan Stanley Dean Witter
                                                  CIBC World Markets

The date of this Prospectus is             , 1999.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING



     We intend to offer our common stock outside of the United States and Canada through a number of underwriters. Deutsche Bank AG London, Merrill Lynch International, Morgan Stanley & Co. International Limited and CIBC World Markets Corp. are acting as international representatives of each of the international underwriters named below. Subject to the terms and conditions set forth in an international underwriting agreement among us and the international representatives on behalf of the international underwriters, we have agreed to sell to the international underwriters, and each of the international underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Deutsche Bank AG London ....................................
Merrill Lynch International.................................
Morgan Stanley & Co. International Limited..................
CIBC World Markets Corp.....................................
                                                              --------
  Total.....................................................   750,000
                                                              ========



     We intend to offer our common stock in the United States and Canada. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and CIBC World Markets Corp. are acting as U.S. representatives for certain U.S. underwriters. Subject to the terms and conditions set forth in the underwriting agreement between us and the U.S. representatives on behalf of the U.S. underwriters, and concurrently with the sale of 750,000 shares of common stock to the international underwriters pursuant to the international underwriting agreement, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from us, an aggregate of 4,250,000 shares of common stock. The public offering price per share of common stock and the underwriting discount per share of common stock are identical under the U.S. underwriting agreement and the international underwriting agreement.



     Pursuant to an agreement between the U.S. and international underwriting syndicates relating to the two offerings, each of the U.S. underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of our common stock, directly or indirectly, only in the U.S., including the states and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction, in Canada and to U.S. persons, which term means, for the purposes of this paragraph:



     - any individual who is a resident of the United States; or



     - any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States.



Each of the international underwriters has agreed that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will:

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


     - not, directly or indirectly, offer, sell or deliver shares of common stock in the United States or to any U.S. persons or to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons; and



     - cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



     Pursuant to the agreement between the U.S. and international syndicates, sales may be made between the U.S. underwriters and the international underwriters of shares of common stock as mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



     In the U.S. underwriting agreement and the international underwriting agreement, the several U.S. underwriters and international underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold under the terms of such agreement are purchased. In a default by an underwriter, each underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the agreements may be terminated. The closing with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international underwriters are conditioned upon one another.



     Pursuant to the agreement between the U.S. and international syndicates, each international underwriter has represented and agreed that (a) it has not offered or sold and, prior to the date six months after the closing date for the sale of our shares to the international underwriters, will not offer or sell any shares in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to our shares in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of our shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986, Investment Advertisements, Exemptions, Order 1996, or to any person to whom such document may lawfully be issued or passed on.


     Buyers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.


     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.



     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to consummation of the reorganization, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

COMMISSIONS AND DISCOUNTS


     The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $          per share of common
stock. The underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share of common stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.



     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.


                                              PER SHARE   WITHOUT OPTION   WITH OPTION
                                              ---------   --------------   -----------
Public offering price.......................    $              $              $
Underwriting discount.......................    $              $              $
Proceeds, before expenses, to ACME..........    $              $              $
Proceeds, before expenses, to the selling
  stockholders..............................    $              $              $


     The expenses of the offering, exclusive of underwriting discounts, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. The expenses of the offering, exclusive of the underwriting discount, are estimated at $987,000 and are payable by us.


OVER-ALLOTMENT OPTION


     The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.


RESERVED SHARES


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

LOCK-UP


     We and our executive officers and directors and all existing stockholders have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, loan, pledge, grant any option to purchase, make any short sale or otherwise dispose of (a) any shares of our common stock, (b) any options or warrants to purchase any shares of our common stock or (c) any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. Certain gifts, transfers to trusts, and distributions to partners or shareholders of a stockholder are permitted where the transferee agrees to be similarly bound. Transfers may also be made where Deutsche Bank Securities Inc. on behalf of the underwriters consents in advance.



     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, include:



     - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;



     - certain of our financial information;



     - our history and our prospects;



     - the industry in which we compete;



     - an assessment of our management and its past and present operations;



     - the prospects for, and timing of, our future revenue;



     - the present state of our development; and



     - the market values and various valuation measures of other companies engaged in activities similar to ours.



We cannot be sure that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.



     If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.


     Neither any of the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither any of the underwriters nor we make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


CERTAIN RELATIONSHIPS AND ARRANGEMENTS


     Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., is a primary lender and the agent under our credit agreement. We pay CIBC a commitment fee on the unused portion of its commitment as a lender under our credit agreement; CIBC also receives a fee for its services as administrative agent. As a lender, CIBC may receive more than 10% of the net proceeds of this offering to repay debt under our credit agreement. Under the Conduct Rules of the National Association of Securities Dealers, Inc., special considerations apply where a member or person associated with a member participating in an offering is paid more than 10% of the net proceeds. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the NASD's Conduct Rules, in conjunction with which Deutsche Bank Securities Inc., a representative, is acting as a qualified independent underwriter in pricing this offering, preparing this prospectus and conducting due diligence.



                                 LEGAL MATTERS


     O'Melveny & Myers LLP, Newport Beach, California will pass upon the validity of the shares of common stock offered by this prospectus. Irell & Manella LLP, Los Angeles, California will pass upon certain legal matters for the underwriters.


                                    EXPERTS



     The consolidated financial statements and schedules of our predecessor ACME Television Holdings, LLC as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Koplar Communications, Inc. for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Channel 32, Incorporated for each of the years in the two-year period ended June 30, 1996, have been included herein and in the registration

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information included in the registration statement and the exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered by this prospectus, reference is made to our registration statement and its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document referred to in the prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     We file reports and other information with the Securities and Exchange Commission. Such reports and other information, as well as a copy of the registration statement may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC's Web site at http://www.sec.gov.

     Upon approval of our common stock for listing on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS


                                        Page
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    9
DISCLOSURE REGARDING
  FORWARD-LOOKING STATEMENTS..........   17
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   20
PRO FORMA FINANCIAL INFORMATION.......   21
SELECTED CONSOLIDATED AND PRO FORMA
  FINANCIAL DATA......................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   30
INDUSTRY OVERVIEW.....................   36
BUSINESS..............................   39
MANAGEMENT............................   64
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT....   71
CERTAIN TRANSACTIONS..................   75
THE REORGANIZATION....................   80
DESCRIPTION OF CAPITAL STOCK..........   83
SHARES ELIGIBLE FOR FUTURE SALE.......   87
CERTAIN U.S. FEDERAL TAX
  CONSIDERATIONS FOR NON-U.S. HOLDERS
  OF COMMON STOCK.....................   89
UNDERWRITING..........................   91
LEGAL MATTERS.........................   95
EXPERTS...............................   95
ADDITIONAL INFORMATION................   96
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1


There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act of 1986 and the Public Offers of Securities Regulations 1995 with regard to anything done by any person in relation to the common stock, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."


                           [ACME Communications Logo]


ACME
Communications, Inc.

   5,000,000 Shares

   Common Stock
   Deutsche Bank
   Merrill Lynch International
   Morgan Stanley Dean Witter
   CIBC World Markets

   Prospectus

         , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


SEC Registration fee........................................  $ 33,569
NASD fee....................................................    12,575
Nasdaq National Market listing fee..........................     1,000
Printing and engraving expenses.............................   175,000
Legal fees and expenses.....................................   500,000
Accounting fees and expenses................................   150,000
Blue sky fees and expenses..................................     5,000
Transfer agent fees.........................................     5,000
FCC fees....................................................     7,975
Miscellaneous fees and expenses.............................    96,881
                                                              --------
  Total.....................................................  $987,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any person whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such person is or was serving as a director or officer at our request, as a director, officer, partner, venturer, proprietor, employee, agent, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our certificate of incorporation and bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly identified, indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

     We have entered into indemnification agreements with each of our directors and officers. Pursuant to the indemnification agreements, we have agreed to indemnify each director or officer, to the maximum extent provided by applicable law, from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by each director or officer in or arising out of such person's capacity as our director, officer, employee and/or agent or any other corporation of which such person is a director or officer at our request. In addition, each director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that our board of directors or the stockholders may in the future wish to limit or repeal our ability to provide indemnification as set forth in the certificate of incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. We anticipate entering similar contracts, from time to time, with our future directors.

     In addition, the Form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     On June 17, 1997, we sold (a) to our initial investors, 6,467 membership units for an aggregate of $6.5 million and 14,700 convertible debentures for an aggregate of $14.7 million, (b) 4,400 membership units to Channel 32 Incorporated as partial consideration for the assets of KWBP and (c) 290 management capital units to Mr. Kellner, 160 management capital units to Mr. Gealy and 150 management capital units to Mr. Allen, (d) 40 management carry units to Mr. Kellner and 30 management carry units to each of Mr. Gealy and Mr. Allen in partial consideration for their services as founders of our company. We relied on Section 4(2) under the Securities Act for an exemption from registration under the Securities Act.



     On September 30, 1997, we sold to our initial investors and additional investors 13,820.5 membership units for an aggregate of $13.8 million and 10,000 convertible debentures for an aggregate of $10.0 million. We relied on Section 4(2) under the Securities Act (with respect to the membership units) and Rule 144A under the Securities Act (with respect to the convertible debentures) for exemption from registration under the Securities Act.


     In each of the June 1997 and September 1997 issuance of membership units (other than the units we sold to Channel 32 Incorporated) we paid CEA, Inc. a financing fee of $440,000 and $1.1 million.


     In January 1998, we issued 3,000 membership units to each of Michael Roberts and Steven Roberts as partial consideration for 49% of membership units of Roberts Broadcasting of Salt Lake City, LLC. We relied on Section 4(2) under the Securities Act for exemption from registration under the Securities Act.



     In June 1998, we sold 2,500 membership units to the sellers of Second Generation of Florida, Ltd. in partial consideration for the assets of that entity. We relied on Section 4(2) under the Securities Act for exemption under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.


EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1*      Form of U.S. Underwriting Agreement.
 1.2*      Form of International Underwriting Agreement.
 2.1*      Form of Merger Agreement by and among ACME Television
           Holdings, LLC, ACME Subsidiary Holdings, LLC and ACME
           Communications, Inc.
 3.1*      Form of Restated Certificate of Incorporation of ACME
           Communications, Inc., a Delaware corporation.
 3.2*      Restated Bylaws of ACME Communications, Inc.
 4.1(1)    Indenture, dated September 30, 1997, by and among ACME
           Intermediate Holdings, LLC and ACME Intermediate Finance,
           Inc., as Issuers, and Wilmington Trust Company.
 4.2(1)    Indenture, dated September 30, 1997, by and among ACME
           Television, LLC and ACME Finance Corporation, as issuers,
           the Guarantors named therein, and Wilmington Trust Company.
 4.3(4)    First Supplemental Indenture, dated February 11, 1998, by
           and among ACME Television, LLC and ACME Finance Corporation, the Guarantors named therein, and Wilmington Trust Company.
 4.4(4)    Second Supplemental Indenture, dated March 13, 1998, by and among ACME Television, LLC and ACME Finance Corporation, the
           Guarantors named therein, and Wilmington Trust Company.
 4.5(6)    Third Supplemental Indenture, dated August 21, 1998, by and among ACME Television, LLC and ACME Finance Corporation, as issuers, the Guarantors named therein, and Wilmington Trust
           Company.
 4.6*      Form of Stock Certificate of ACME Communications, Inc.
 5.1*      Opinion of O'Melveny & Myers LLP regarding the legality of the securities being registered.
10.1(9)    Asset Purchase Agreement, dated April 23, 1999, by and among
           Paxson Communications Corporation, Paxson Communications
           License Company, LLC, Paxson Communications of Green Bay-14,
           Inc., Paxson Communications of Dayton-26, Inc., Paxson
           Dayton License, Inc., Paxson Communications of Decatur-23,
           Inc., Paxson Decatur License, Inc., ACME Television of Ohio,
           LLC, ACME Television Licenses of Ohio, LLC, ACME Television
           of Wisconsin, LLC, ACME Television Licenses of Wisconsin,
           LLC, ACME Television of Illinois, LLC and ACME Television
           Licenses of Illinois, LLC for WDPX(TV), Springfield, Ohio,
           WPXG(TV), Suring, WI and WPXU(TV), Decatur, IL.
10.2(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Communications License Company, LLC, Paxson
           Communications of Green Bay-14, Inc., and ACME Television of
           Wisconsin, LLC for Station WPXG-TV, Suring, Wisconsin.
10.3(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Decatur License, Inc., Paxson Communications of
           Decatur-23, Inc., and ACME Television of Illinois, LLC for
           Station WPXU-TV, Decatur, Illinois.
10.4(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Dayton License, Inc., Paxson Communications of
           Dayton-26, Inc., and ACME Television of Ohio, LLC for
           Station WDPX-TV, Springfield, Ohio.
10.5(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.5(A)    Amendment to Asset Purchase Agreement, dated July 30, 1999, by and between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.
10.6(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KASY-TV, Albuquerque, New Mexico.
10.7(7)    Purchase Agreement, dated October 30, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.8(7)    Option Agreement, dated November 5, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.9(1)    Asset Purchase Agreement, dated August 22, 1997, by and
           between ACME Television Licenses of New Mexico, LLC and
           Minority Broadcasters of Santa Fe, Inc.
10.10(1)   Management Agreement, dated August 22, 1997, by and between
           Minority Broadcasters of Santa Fe, Inc. and ACME Television
           of New Mexico, LLC.
10.11(1)   Membership Contribution Agreement, dated August 22, 1997, by and among ACME Television Holdings, LLC, Roberts
           Broadcasting of Salt Lake City, LLC, Michael V. Roberts and
           Steven C. Roberts.
10.12(8)   Membership Purchase Agreement, dated July 10, 1998, by and between Roberts Broadcasting of Salt Lake City, L.L.C.,
           Michael V. Roberts and Steven C. Roberts and ACME Television
           Holdings, LLC for a majority interest in Roberts
           Broadcasting of Salt Lake City, L.L.C.
10.13(8)   Asset Exchange Agreement, dated April 20, 1998 by and among
           Paxson Salt Lake City License, Inc., Paxson Communications
           of Salt Lake City-30, Inc. and Roberts Broadcasting of Salt
           Lake City, L.L.C.
10.14(5)   Time Brokerage Agreement, dated April 20, 1998, for KUPX-TV, by and among Paxson Salt Lake City License, Inc., Paxson
           Communications of Salt Lake City-30, Inc. and ACME
           Television of Utah, LLC.
10.15(1)   Management Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting of Salt Lake City, LLC and ACME
           Television of Utah, LLC.
10.16(4)   Asset Purchase Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.17(4)   Time Brokerage Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.18      Station Affiliation Agreement, dated March 15, 1998, by and between ACME Television Holdings, LLC and The WB Television
           Network Partners, L.P.
10.19(4)   Agreement, dated January 30, 1998, by and between ACME
           Television Licenses of Tennessee, LLC, Ruth Payne Carman
           (dba E&R Communications) and the Carman-Holly Partnership.
10.20(5)   Assignment Agreement, dated June 16, 1998, by and between
           ACME Television Licenses of Tennessee, LLC, Ruth Payne
           Carman (dba E&R Communications), Carman-Harrison, LLC and
           Donald E. Holley.
10.21(1)   Stock Purchase Agreement, dated July 29, 1997, by and among
           ACME Television Holdings, LLC, Koplar Communications, Inc.
           and the shareholders named therein.
10.22(1)   Escrow Agreement, dated September 8, 1997, by and among ACME
           Television Holdings, LLC, ACME Television Licenses of
           Missouri, Inc., Koplar Communications, Inc. the shareholders of Koplar Communications, Inc. and NationsBank, N.A.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.23(1)   Time Brokerage Agreement for KPLR-TV, dated September 8,
           1997, by and among ACME Television Licenses of Missouri,
           Inc., ACME Television Holdings, LLC, Koplar Communications
           Television, LLC and Koplar Communications, Inc.
10.24(1)   Station Affiliation Agreement, dated September 24, 1997, by and between ACME Holdings of St. Louis, LLC and The WB
           Television Network Partners, L.P.
10.25(3)   Management Agreement between Edward J. Koplar and ACME
           Television Licenses of Missouri, Inc.
10.26(1)   Escrow Agreement, dated May 28, 1997, by and among ACME
           Television Licenses of Tennessee, LLC, ACME Television of
           Tennessee, LLC, Crossville TV Limited Partnership, the
           Sellers names therein and NationsBank, N.A., as escrow
           agent.
10.27(3)   Station Affiliation Agreement, dated August 18, 1997, by and between ACME Holdings of Knoxville, LLC and The WB
           Television Network Partners, L.P.
10.28(3)   Station Affiliation Agreement, dated June 10, 1997, by and between ACME Holdings of Oregon, LLC and The WB Television
           Network Partners, L.P.
10.29**    Joint Sales Agreement by and between ACME Television
           Holdings, LLC and DP Media, Inc., dated April 23, 1999.
10.30**    Option Agreement, dated April 23, 1999, by and between ACME
           Television Holdings, LLC and DP Media, Inc.
10.31(1)   Programming Agreement, dated June 1, 1995, by and among
           Koplar Communications, Inc., Roberts Broadcasting Company,
           Michael V. Roberts and Steven C. Roberts.
10.32(5)   Master Lease Agreement, dated June 30, 1998, by and between
           General Electric Capital Corporation and ACME Television,
           LLC.
10.33(1)   Station Affiliation Commitment Letter dated August 21, 1997, to ACME Communications, Inc. from The WB Television Network.
10.34*     1999 Stock Incentive Plan.
10.35*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Doug Gealy.
10.36*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Tom Allen.
10.37*     Consulting Agreement, as amended, by and between ACME
           Communications, Inc. and Jamie Kellner.
10.38(1)   First Amended and Restated Credit Agreement, dated as of
           December 2, 1997, by and among ACME Television, LLC, the
           Lenders named therein and Canadian Imperial Bank of
           Commerce, New York Agency, as agent for the Lenders.
10.39(3)   Securities and Pledge Agreement, dated December 2, 1997, by and between ACME Subsidiary Holdings III, LLC and Canadian
           Imperial Bank of Commerce, as agent for the benefit of CIBC,
           Inc. and other financial institutions.
10.40**    Amendment No. 1 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.41**    Amendment No. 2 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.42**    Third Amendment to First Amended and Restated Credit
           Agreement, dated March 1, 1999.
10.43**    Fourth Amendment to First Amended and Restated Credit
           Agreement, dated April 23, 1999.
10.43A*    Fifth Amendment to First Amended and Restated Credit
           Agreement
10.44(3)   Form of Guaranty by and among ACME subsidiaries, Canadian
           Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit Agreement.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.45(3)   Form of Security and Pledge Agreement by and among ACME
           subsidiaries, Canadian Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit
           Agreement.
10.46*     Form of Registration Rights Agreement, by and among ACME
           Communications, Inc. and the parties on the signature pages thereto.
10.47(1)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Intermediate Holdings, LLC, ACME Intermediate
           Finance, Inc. and CIBC Wood Gundy Securities Corp., as
           Initial Purchaser.
10.48(2)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Television, LLC, ACME Finance Corporation, CIBC
           Wood Gundy Securities Corp. and Merrill Lynch, Pierce,
           Fenner & Smith Incorporated.
10.49(1)   Securities Pledge Agreement, dated September 30, 1997, by
           and between ACME Intermediate Holdings, LLC and ACME
           Intermediate Finance, Inc., as Pledgers, and Wilmington
           Trust Company, as Trustee.
10.50(3)   Limited Liability Company Agreement of ACME Television
           Holdings, LLC.
10.51(3)   First Amendment to Limited Liability Company Agreement of
           ACME Television Holdings, LLC.
10.52*     Employment Agreement by and between ACME Communications,
           Inc. and Ed Danduran.
10.53**    Amended and Restated Investment and Loan Agreement, dated as of June 17, 1999, by and among ACME Television Holdings, LLC and Jamie Kellner, Douglas Gealy, Thomas Allen, CEA Capital
           Partners USA, L.P. CEA ACME, Inc., Alta Communications VI,
           L.P., Alta Subordinated Debt Partners III, L.P., Alta-Comm S
           by S, LLC, Alta ACME, Inc., BancBoston Ventures, Inc., CEA
           Inc. and Alta Inc.
10.54**    Form of Convertible Debenture of ACME Television Holdings,
           LLC. Due June 30, 2008.
10.55(8)   Agreement of Lease, dated May 16, 1986, by and between CBS,
           Inc. and Koplar Communications Inc.
10.56(8)   Amendment to Agreement of Lease, dated September 2, 1986, by and between Viacom Broadcasting of Missouri Inc. and Koplar
           Communications Inc.
10.57(1)   Amended and Restated Lease Agreement, dated July 1, 1986, by and between KKSN, Inc. and Channel 32 Incorporated.
10.58(8)   Tower Lease Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting Company of Utah, Inc. and Roberts
           Broadcasting Company of Salt Lake City, LLC.
10.59(3)   Amendment to Tower Lease Agreement, dated December 9, 1997, by and between Roberts Broadcasting Company of Utah, Inc.
           and Roberts Broadcasting Company of Salt Lake City LLC.
10.60**    Lease Agreement, dated January 1, 1997, by and between Mr.
           Tom Winter and VCY/America, Inc.
10.61**    Assignment and Assumption of Lease and Estoppel Certificate,
           dated October 6, 1997.
10.62**    Assignment and Assumption of Lease, dated April 23, 1999.
10.63(7)   Tower Lease Agreement, dated December 30, 1998, by and
           between Roberts Broadcasting Company of New Mexico, LLC and
           ACME Television of New Mexico, LLC.
10.64      Tower License Agreement, dated May 21, 1992, by and between
           Caloosa Television Corporation and Southwest Florida
           Telecommunications, Inc.
10.65*     Station Affiliation Agreement by and between ACME Television of Utah and The WB Television Network.
10.66*     Station Affiliation Agreement by and between ACME Television of New Mexico and The WB Television Network.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.67*     Station Affiliation Agreement by and between ACME Television of Wisconsin and The WB Television Network.
10.68*     Station Affiliation Agreement by and between ACME Television of Illinois and The WB Television Network.
10.69*     Station Affiliation Agreement by and between ACME Television of Ohio and The WB Television Network.
10.70      [Intentionally left blank]
10.71**    Bridge Loan Agreement, dated April 23, 1999, by and among
           ACME Television Holdings, LLC, Alta Communications VI, L.P.,
           Alta Comm S by S, LLC, Alta Subordinated Debt Partners III,
           L.P., BancBoston Investments Inc., CEA Capital Partners USA,
           L.P., CEA Capital Partners USA CI, L.P., TCW Shared
           Opportunity Fund III, L.P., Shared Opportunity Fund IIB, LLC
           and TCW Leveraged Income Trust II, L.P.
10.72*     Interim Voting Agreement.
10.73*     Long-Term Voting Agreement.
10.74(1)   Management Agreement, dated February 6, 1997, by and between
           Newco of Oregon, Inc. and Channel 32, Incorporated.
10.75(1)   Amendment, dated June 17, 1997, to Management Agreement by and between ACME Television Holdings of Oregon, LLC and
           Channel 32, Incorporated.
21.0       Subsidiaries of Registrant.
23.1       Consent of KPMG LLP regarding ACME Television Holdings, LLC
23.2       Consent of KPMG LLP regarding Koplar Communications, Inc.
           and Subsidiary.
23.3       Consent of KPMG LLP regarding Channel 32 Incorporated.
23.4*      Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
24.1**     Power of Attorney (included in signature page hereto).
27.1       Financial Data Schedule.


-------------------------
 *  To be filed by amendment.


**  Previously filed.


(1) Incorporated by reference to the Registration Statement for ACME Intermediate Holdings, LLC on Form S-4, File No. 333-4027, filed on November 14, 1997.


(2) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4, File No. 333-40281, filed on November 14, 1997.



(3) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4/A, File No. 333-40281, filed on January 16, 1998.


(4) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1998.

(5) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending June 30, 1998.

(6) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending September 30, 1998.

(7) Incorporated by reference to ACME Intermediate Holdings LLC's Annual Report on Form 10-K for the For the year ended December 31, 1998.

(8) Incorporated by reference to ACME Television Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1999.

(9) Incorporated by reference to ACME Intermediate Holdings LLC's Report on Form 8-K filed May 7, 1999.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Condensed Financial Information

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to provide to the underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on September 10, 1999.


                                          ACME COMMUNICATIONS, INC.

                                                   /s/ THOMAS ALLEN
                                          --------------------------------------
                                                       Thomas Allen
                                                 Executive Vice President
                                                 Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                    NAME                                 TITLE                   DATE
                    ----                                 -----                   ----

                      *                        Chairman of the Board and  September 10, 1999
---------------------------------------------   Chief Executive Officer
                Jamie Kellner                    (Principal Executive
                                                       Officer)

                      *                           President and Chief     September 10, 1999
---------------------------------------------    Operating Officer and
                Douglas Gealy                          Director

              /s/ THOMAS ALLEN                 Executive Vice President,  September 10, 1999
---------------------------------------------   Chief Financial Officer
                Thomas Allen                   (Principal Financial and
                                                Accounting Officer) and
                                                       Director

                      *                                Director           September 10, 1999
---------------------------------------------
                James Collis

                      *                                Director           September 10, 1999
---------------------------------------------
              Thomas Embrescia

                      *                                Director           September 10, 1999
---------------------------------------------
                Brian McNeill

                      *                                Director           September 10, 1999
---------------------------------------------
               Michael Roberts

                      *                                Director           September 10, 1999
---------------------------------------------
                Darryl Schall

            *By /s/ THOMAS ALLEN
  ----------------------------------------
                Thomas Allen
              Attorney-in-fact

SCHEDULE I


                         ACME TELEVISION HOLDINGS, LLC

                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                                 BALANCE SHEETS


                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     4    $     48
  Due from affiliates.......................................        7          --
                                                              -------    --------
     Total current assets...................................       11          48
                                                              -------    --------
Notes Receivable and accrued interest.......................      211         231
Investment in subsidiaries..................................   40,806      28,456
Prepaid financing costs.....................................    1,081         959
                                                              -------    --------
     Total assets...........................................  $42,109    $ 29,694
                                                              =======    ========
LIABILITIES AND MEMBERS' CAPITAL
Current Liabilities:
  Other current liabilities.................................       --           2
                                                              -------    --------
     Total current liabilities..............................       --           2
Accrued interest payable....................................    1,047       3,523
Convertible debentures......................................   24,756      24,756
                                                              -------    --------
     Total liabilities......................................  $25,803    $ 28,281
                                                              =======    ========
Members' capital............................................   23,785      30,832
Accumulated deficit.........................................   (7,479)    (29,419)
                                                              -------    --------
     Total members' capital.................................   16,306       1,413
     Total liabilities and members' capital.................  $42,109    $ 29,694
                                                              =======    ========



See accompanying notes to the condensed financial statements.

                         ACME TELEVISION HOLDINGS, LLC

                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                            STATEMENT OF OPERATIONS


                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
Net Revenues................................................  $    --    $     --
Other Income (Expenses).....................................        4         (13)
Interest income.............................................       --          20
Interest expense............................................   (1,096)     (2,575)
                                                              -------    --------
  Net other expenses........................................   (1,092)     (2,568)
Equity in the net loss of subsidiaries......................   (6,397)    (19,372)
                                                              -------    --------
  Net Loss..................................................  $(7,479)   $(21,940)
                                                              =======    ========



See accompanying notes to the condensed financial statements.

                         ACME TELEVISION HOLDINGS, LLC

                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                    TOTAL
                                                      MEMBERS'    ACCUMULATED     MEMBERS'
                                                      CAPITAL       DEFICIT        CAPITAL
                                                     ----------   -----------   -------------
Balance at December 31, 1996.......................   $    --      $     --       $     --
  Issuance of Units, net...........................    23,785            --         23,785
    Net Loss.......................................        --        (7,479)        (7,479)
                                                      -------      --------       --------
Balance at December 31, 1997.......................    23,785        (7,479)        16,306
  Issuance of Units, net...........................     7,047                        7,047
    Net Loss.......................................        --       (21,940)       (21,940)
                                                      -------      --------       --------
Balance at December 31, 1998.......................   $30,832      $(29,419)      $  1,413
                                                      =======      ========       ========



See accompanying notes to the condensed financial statements.

                         ACME TELEVISION HOLDINGS, LLC

                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                            STATEMENT OF CASH FLOWS


                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (7,479)   $(21,940)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Amortization of debt issuance costs.......................        34         122
  Equity in net loss of subsidiary..........................     6,397      19,372
Changes in assets and liabilities:
  (Increase) decrease in accounts receivables, net..........      (211)        (20)
  (Increase) decrease in prepaid expenses...................        --          25
  (Increase) decrease in due from affiliates................        (7)          7
  (Increase) other assets...................................        --          --
  Increase in other current liabilities.....................        --           2
  Increase in accrued expenses..............................     1,047       2,476
                                                              --------    --------
     Net cash provided by (used in) operating activity......      (219)         44
                                                              --------    --------
Cash flows from investing activities:
  Purchase of station interests.............................   (18,675)         --
  Investments in and advances to subsidiaries...............   (24,128)         --
                                                              --------    --------
     Net cash used in investing activities..................   (42,803)         --
                                                              --------    --------
Cash flows from financing activities:
  Issuance of units.........................................    19,385          --
  Debt issuance costs.......................................    (1,115)         --
  Issuance of convertible debt..............................    24,756          --
                                                              --------    --------
     Net cash provided by financing activities..............    43,026          --
                                                              --------    --------
  Net increase (decrease) in cash...........................         4          44
  Cash at beginning of period...............................        --           4
                                                              --------    --------
  Cash at end of period.....................................  $      4    $     48
                                                              ========    ========
Supplemental disclosures of cash flow information:
Non-cash transactions:
  Issuance of units as purchase consideration...............     4,400       7,047
  Contribution of station interest to subsidiary............    18,675          --



See accompanying notes to the condensed financial statements.

                         ACME TELEVISION HOLDINGS, LLC
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL INFORMATION

(1) BASIS OF PRESENTATION


     Pursuant to the rules and regulations of the Securities and Exchange Commission, the Condensed Financial Statements of ACME Television Holdings, LLC, does not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. It is therefore suggested that these Condensed Financial Statements be read in conjunction with the Consolidated Financial Statements and Notes thereto included at Item 8 of this filing.


(2) CASH DIVIDENDS

     There have been no cash dividends declared by the Company.

(3) LONG-TERM DEBT

     There are no cash interest payments due on the Company's convertible debt until June 30, 2008. There are no cash interest payments due on ACME Intermediate Holdings, LLC's Senior Secured Discount Notes until March 31, 2003. There are no cash interest payments due on ACME Television, LLC's Senior Discount Notes until March 31, 2001.

(4) SUBSEQUENT EVENT -- REORGANIZATION


     First, ACME Communications will issue common stock in exchange for all of the convertible debentures of ACME Television Holdings, LLC. The convertible debentures will be converted pursuant to their original conversion terms and as such, there will not be a gain or loss related to this transaction.



     Second, ACME Communications will exchange shares of its common stock for
(a) membership units representing approximately 6% of ACME Intermediate and (b) all of the convertible debentures and preferred convertible membership units of ACME Subsidiary Holdings IV, LLC. These transaction will be treated as acquisitions of minority interests. The fair value of the stock issued to acquire the minority interests will be allocated to the net assets acquired.



     Third, a subsidiary of ACME Communications will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications. This transaction will be treated as a reorganization at historical cost.



     Fourth, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation. This transaction will be treated as a reorganization at historical cost.



     Lastly, ACME Subsidiary Holdings IV, LLC will be merged into ACME Communications, which will be the surviving corporation. After this merger, ACME Communications will own directly or indirectly 100% of the membership units of each of ACME Television Holdings, LLC and of ACME Intermediate. This transaction will be treated as a reorganization at historical cost.

SCHEDULE II.


                 ACME TELEVISION HOLDINGS, LLC AND SUBSIDIARIES


                       VALUATION AND QUALIFYING ACCOUNTS
          FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997


                                                     ADDITIONS
                        BALANCE AT   ADDITIONS      ACQUIRED IN                  BALANCE AT
ALLOWANCE FOR DOUBTFUL  BEGINNING    CHARGED TO      PURCHASE                      END OF
       ACCOUNTS         OF PERIOD     EXPENSE     TRANSACTIONS(1)   DEDUCTIONS     PERIOD
----------------------  ----------   ----------   ---------------   ----------   ----------
Year ended December
  31, 1997............        --           --          51,000          --          51,000
Year ended December
  31, 1998............    51,000      223,776         280,224          --         555,000
Three months ended
  June 30, 1999.......   555,000      141,000              --          --         696,000


-------------------------
(1) Additions relating to purchase transactions.

     Other schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the related notes.

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1*      Form of U.S. Underwriting Agreement.
 1.2*      Form of International Underwriting Agreement.
 2.1*      Form of Merger Agreement by and among ACME Television
           Holdings, LLC, ACME Subsidiary Holdings, LLC and ACME
           Communications, Inc.
 3.1*      Form of Restated Certificate of Incorporation of ACME
           Communications, Inc., a Delaware corporation.
 3.2*      Restated Bylaws of ACME Communications, Inc.
 4.1(1)    Indenture, dated September 30, 1997, by and among ACME
           Intermediate Holdings, LLC and ACME Intermediate Finance,
           Inc., as Issuers, and Wilmington Trust Company.
 4.2(1)    Indenture, dated September 30, 1997, by and among ACME
           Television, LLC and ACME Finance Corporation, as issuers,
           the Guarantors named therein, and Wilmington Trust Company.
 4.3(4)    First Supplemental Indenture, dated February 11, 1998, by
           and among ACME Television, LLC and ACME Finance Corporation, the Guarantors named therein, and Wilmington Trust Company.
 4.4(4)    Second Supplemental Indenture, dated March 13, 1998, by and among ACME Television, LLC and ACME Finance Corporation, the
           Guarantors named therein, and Wilmington Trust Company.
 4.5(6)    Third Supplemental Indenture, dated August 21, 1998, by and among ACME Television, LLC and ACME Finance Corporation, as issuers, the Guarantors named therein, and Wilmington Trust
           Company.
 4.6*      Form of Stock Certificate of ACME Communications, Inc.
 5.1*      Opinion of O'Melveny & Myers LLP regarding the legality of the securities being registered.
10.1(9)    Asset Purchase Agreement, dated April 23, 1999, by and among
           Paxson Communications Corporation, Paxson Communications
           License Company, LLC, Paxson Communications of Green Bay-14,
           Inc., Paxson Communications of Dayton-26, Inc., Paxson
           Dayton License, Inc., Paxson Communications of Decatur-23,
           Inc., Paxson Decatur License, Inc., ACME Television of Ohio,
           LLC, ACME Television Licenses of Ohio, LLC, ACME Television
           of Wisconsin, LLC, ACME Television Licenses of Wisconsin,
           LLC, ACME Television of Illinois, LLC and ACME Television
           Licenses of Illinois, LLC for WDPX(TV), Springfield, Ohio,
           WPXG(TV), Suring, WI and WPXU(TV), Decatur, IL.
10.2(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Communications License Company, LLC, Paxson
           Communications of Green Bay-14, Inc., and ACME Television of
           Wisconsin, LLC for Station WPXG-TV, Suring, Wisconsin.
10.3(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Decatur License, Inc., Paxson Communications of
           Decatur-23, Inc., and ACME Television of Illinois, LLC for
           Station WPXU-TV, Decatur, Illinois.
10.4(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Dayton License, Inc., Paxson Communications of
           Dayton-26, Inc., and ACME Television of Ohio, LLC for
           Station WDPX-TV, Springfield, Ohio.
10.5(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.
10.5(A)    Amendment to Asset Purchase Agreement, dated July 30, 1999, by and between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.6(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KASY-TV, Albuquerque, New Mexico.
10.7(7)    Purchase Agreement, dated October 30, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.8(7)    Option Agreement, dated November 5, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.9(1)    Asset Purchase Agreement, dated August 22, 1997, by and
           between ACME Television Licenses of New Mexico, LLC and
           Minority Broadcasters of Santa Fe, Inc.
10.10(1)   Management Agreement, dated August 22, 1997, by and between
           Minority Broadcasters of Santa Fe, Inc. and ACME Television
           of New Mexico, LLC.
10.11(1)   Membership Contribution Agreement, dated August 22, 1997, by and among ACME Television Holdings, LLC, Roberts
           Broadcasting of Salt Lake City, LLC, Michael V. Roberts and
           Steven C. Roberts.
10.12(8)   Membership Purchase Agreement, dated July 10, 1998, by and between Roberts Broadcasting of Salt Lake City, L.L.C.,
           Michael V. Roberts and Steven C. Roberts and ACME Television
           Holdings, LLC for a majority interest in Roberts
           Broadcasting of Salt Lake City, L.L.C.
10.13(8)   Asset Exchange Agreement, dated April 20, 1998 by and among
           Paxson Salt Lake City License, Inc., Paxson Communications
           of Salt Lake City-30, Inc. and Roberts Broadcasting of Salt
           Lake City, L.L.C.
10.14(5)   Time Brokerage Agreement, dated April 20, 1998, for KUPX-TV, by and among Paxson Salt Lake City License, Inc., Paxson
           Communications of Salt Lake City-30, Inc. and ACME
           Television of Utah, LLC.
10.15(1)   Management Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting of Salt Lake City, LLC and ACME
           Television of Utah, LLC.
10.16(4)   Asset Purchase Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.17(4)   Time Brokerage Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.18      Station Affiliation Agreement, dated March 15, 1998, by and between ACME Television Holdings, LLC and The WB Television
           Network Partners, L.P.
10.19(4)   Agreement, dated January 30, 1998, by and between ACME
           Television Licenses of Tennessee, LLC, Ruth Payne Carman
           (dba E&R Communications) and the Carman-Holly Partnership.
10.20(5)   Assignment Agreement, dated June 16, 1998, by and between
           ACME Television Licenses of Tennessee, LLC, Ruth Payne
           Carman (dba E&R Communications), Carman-Harrison, LLC and
           Donald E. Holley.
10.21(1)   Stock Purchase Agreement, dated July 29, 1997, by and among
           ACME Television Holdings, LLC, Koplar Communications, Inc.
           and the shareholders named therein.
10.22(1)   Escrow Agreement, dated September 8, 1997, by and among ACME
           Television Holdings, LLC, ACME Television Licenses of
           Missouri, Inc., Koplar Communications, Inc. the shareholders of Koplar Communications, Inc. and NationsBank, N.A.
10.23(1)   Time Brokerage Agreement for KPLR-TV, dated September 8,
           1997, by and among ACME Television Licenses of Missouri,
           Inc., ACME Television Holdings, LLC, Koplar Communications
           Television, LLC and Koplar Communications, Inc.
10.24(1)   Station Affiliation Agreement, dated September 24, 1997, by and between ACME Holdings of St. Louis, LLC and The WB
           Television Network Partners, L.P.
10.25(3)   Management Agreement between Edward J. Koplar and ACME
           Television Licenses of Missouri, Inc.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.26(1)   Escrow Agreement, dated May 28, 1997, by and among ACME
           Television Licenses of Tennessee, LLC, ACME Television of
           Tennessee, LLC, Crossville TV Limited Partnership, the
           Sellers names therein and NationsBank, N.A., as escrow
           agent.
10.27(3)   Station Affiliation Agreement, dated August 18, 1997, by and between ACME Holdings of Knoxville, LLC and The WB
           Television Network Partners, L.P.
10.28(3)   Station Affiliation Agreement, dated June 10, 1997, by and between ACME Holdings of Oregon, LLC and The WB Television
           Network Partners, L.P.
10.29**    Joint Sales Agreement by and between ACME Television
           Holdings, LLC and DP Media, Inc., dated April 23, 1999.
10.30**    Option Agreement, dated April 23, 1999, by and between ACME
           Television Holdings, LLC and DP Media, Inc.
10.31(1)   Programming Agreement, dated June 1, 1995, by and among
           Koplar Communications, Inc., Roberts Broadcasting Company,
           Michael V. Roberts and Steven C. Roberts.
10.32(5)   Master Lease Agreement, dated June 30, 1998, by and between
           General Electric Capital Corporation and ACME Television,
           LLC.
10.33(1)   Station Affiliation Commitment Letter dated August 21, 1997, to ACME Communications, Inc. from The WB Television Network.
10.34*     1999 Stock Incentive Plan.
10.35*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Doug Gealy.
10.36*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Tom Allen.
10.37*     Consulting Agreement, as amended, by and between ACME
           Communications, Inc. and Jamie Kellner.
10.38(1)   First Amended and Restated Credit Agreement, dated as of
           December 2, 1997, by and among ACME Television, LLC, the
           Lenders named therein and Canadian Imperial Bank of
           Commerce, New York Agency, as agent for the Lenders.
10.39(3)   Securities and Pledge Agreement, dated December 2, 1997, by and between ACME Subsidiary Holdings III, LLC and Canadian
           Imperial Bank of Commerce, as agent for the benefit of CIBC,
           Inc. and other financial institutions.
10.40**    Amendment No. 1 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.41**    Amendment No. 2 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.42**    Third Amendment to First Amended and Restated Credit
           Agreement, dated March 1, 1999.
10.43**    Fourth Amendment to First Amended and Restated Credit
           Agreement, dated April 23, 1999.
10.43A*    Fifth Amendment to First Amended and Restated Credit
           Agreement
10.44(3)   Form of Guaranty by and among ACME subsidiaries, Canadian
           Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit Agreement.
10.45(3)   Form of Security and Pledge Agreement by and among ACME
           subsidiaries, Canadian Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit
           Agreement.
10.46*     Form of Registration Rights Agreement, by and among ACME
           Communications, Inc. and the parties on the signature pages thereto.
10.47(1)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Intermediate Holdings, LLC, ACME Intermediate
           Finance, Inc. and CIBC Wood Gundy Securities Corp., as
           Initial Purchaser.
10.48(2)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Television, LLC, ACME Finance Corporation, CIBC
           Wood Gundy Securities Corp. and Merrill Lynch, Pierce,
           Fenner & Smith Incorporated.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.49(1)   Securities Pledge Agreement, dated September 30, 1997, by
           and between ACME Intermediate Holdings, LLC and ACME
           Intermediate Finance, Inc., as Pledgers, and Wilmington
           Trust Company, as Trustee.
10.50(3)   Limited Liability Company Agreement of ACME Television
           Holdings, LLC.
10.51(3)   First Amendment to Limited Liability Company Agreement of
           ACME Television Holdings, LLC.
10.52*     Employment Agreement by and between ACME Communications,
           Inc. and Ed Danduran.
10.53**    Amended and Restated Investment and Loan Agreement, dated as of June 17, 1999, by and among ACME Television Holdings, LLC and Jamie Kellner, Douglas Gealy, Thomas Allen, CEA Capital
           Partners USA, L.P. CEA ACME, Inc., Alta Communications VI,
           L.P., Alta Subordinated Debt Partners III, L.P., Alta-Comm S
           by S, LLC, Alta ACME, Inc., BancBoston Ventures, Inc., CEA
           Inc. and Alta Inc.
10.54**    Form of Convertible Debenture of ACME Television Holdings,
           LLC. Due June 30, 2008.
10.55(8)   Agreement of Lease, dated May 16, 1986, by and between CBS,
           Inc. and Koplar Communications Inc.
10.56(8)   Amendment to Agreement of Lease, dated September 2, 1986, by and between Viacom Broadcasting of Missouri Inc. and Koplar
           Communications Inc.
10.57(1)   Amended and Restated Lease Agreement, dated July 1, 1986, by and between KKSN, Inc. and Channel 32 Incorporated.
10.58(8)   Tower Lease Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting Company of Utah, Inc. and Roberts
           Broadcasting Company of Salt Lake City, LLC.
10.59(3)   Amendment to Tower Lease Agreement, dated December 9, 1997, by and between Roberts Broadcasting Company of Utah, Inc.
           and Roberts Broadcasting Company of Salt Lake City LLC.
10.60**    Lease Agreement, dated January 1, 1997, by and between Mr.
           Tom Winter and VCY/America, Inc.
10.61**    Assignment and Assumption of Lease and Estoppel Certificate,
           dated October 6, 1997.
10.62**    Assignment and Assumption of Lease, dated April 23, 1999.
10.63(7)   Tower Lease Agreement, dated December 30, 1998, by and
           between Roberts Broadcasting Company of New Mexico, LLC and
           ACME Television of New Mexico, LLC.
10.64      Tower License Agreement, dated May 21, 1992, by and between
           Caloosa Television Corporation and Southwest Florida
           Telecommunications, Inc.
10.65*     Station Affiliation Agreement by and between ACME Television of Utah and The WB Television Network.
10.66*     Station Affiliation Agreement by and between ACME Television of New Mexico and The WB Television Network.
10.67*     Station Affiliation Agreement by and between ACME Television of Wisconsin and The WB Television Network.
10.68*     Station Affiliation Agreement by and between ACME Television of Illinois and The WB Television Network.
10.69*     Station Affiliation Agreement by and between ACME Television of Ohio and The WB Television Network.
10.70      [Intentionally left blank]
10.71**    Bridge Loan Agreement, dated April 23, 1999, by and among
           ACME Television Holdings, LLC, Alta Communications VI, L.P.,
           Alta Comm S by S, LLC, Alta Subordinated Debt Partners III,
           L.P., BancBoston Investments Inc., CEA Capital Partners USA,
           L.P., CEA Capital Partners USA CI, L.P., TCW Shared
           Opportunity Fund III, L.P., Shared Opportunity Fund IIB, LLC
           and TCW Leveraged Income Trust II, L.P.
10.72*     Interim Voting Agreement.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.73*     Long-Term Voting Agreement.
10.74(1)   Management Agreement, dated February 6, 1997, by and between
           Newco of Oregon, Inc. and Channel 32, Incorporated.
10.75(1)   Amendment, dated June 17, 1997, to Management Agreement by and between ACME Television Holdings of Oregon, LLC and
           Channel 32, Incorporated.
21.0       Subsidiaries of Registrant.
23.1       Consent of KPMG LLP regarding ACME Television Holdings, LLC
23.2       Consent of KPMG LLP regarding Koplar Communications, Inc.
           and Subsidiary.
23.3       Consent of KPMG LLP regarding Channel 32 Incorporated.
23.4*      Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
24.1**     Power of Attorney (included in signature page hereto).
27.1       Financial Data Schedule.


-------------------------

 *  To be filed by amendment.



**  Previously filed.



(1) Incorporated by reference to the Registration Statement for ACME Intermediate Holdings, LLC on Form S-4, File No. 333-4027, filed on November 14, 1997.



(2) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4, File No. 333-40281, filed on November 14, 1997.



(3) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4/A, File No. 333-40281, filed on January 16, 1998.


(4) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1998.

(5) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending June 30, 1998.

(6) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending September 30, 1998.

(7) Incorporated by reference to ACME Intermediate Holdings LLC's Annual Report on Form 10-K for the For the year ended December 31, 1998.

(8) Incorporated by reference to ACME Television Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1999.

(9) Incorporated by reference to ACME Intermediate Holdings LLC's Report on Form 8-K filed May 7, 1999.